UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☐	Soliciting Material Pursuant to § 240.14a-12

Microchip Technology Incorporated
(Name of Registrant as Specified In Its Charter)
____________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard, Chandler, Arizona 85224-6199

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
August 22, 2023

TIME:	9:00 a.m., Mountain Standard Time / Pacific Daylight Time

PLACE:	Microchip Technology Incorporated 2355 West Chandler Boulevard Chandler, Arizona 85224-6199

ITEMS OF BUSINESS:	(1)
The election of each of Matthew W. Chapman, Karlton D. Johnson, Wade F. Meyercord, Ganesh Moorthy, Robert A. Rango, Karen M. Rapp and Steve Sanghi to our Board of Directors to serve for the ensuing year and until their successors are elected and qualified.

	(2)	To approve an amendment and restatement of our 2001 Employee Stock Purchase Plan to extend the term of the plan by ten years to August 31, 2034.

	(3)	To approve an amendment and restatement of our 1994 International Employee Stock Purchase Plan to extend the term of the plan by ten years to November 30, 2034.

	(4)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2024.

	(5)	To hold an advisory (non-binding) vote regarding the compensation of our named executives.

	(6)	To hold an advisory (non-binding) vote regarding the frequency period of the advisory executive compensation vote to be held every one, two, or three years.

(7)
To consider a stockholder proposal requesting that our Board of Directors commission an independent third-party report, at reasonable expense and excluding proprietary information, on our due diligence process to determine whether our customers' use of our products contribute or are linked to violations of international law.

	(8)	To transact such other business as may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.

The Microchip Board of Directors recommends that you vote FOR Proposals One, Two, Three, Four, and Five, FOR a frequency period of one year with respect to Proposal Six, and AGAINST Proposal Seven.

RECORD DATE:	Holders of Microchip common stock of record at the close of business on June 23, 2023 are entitled to vote at the annual meeting.

ANNUAL REPORT:	Microchip's fiscal 2023 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

PROXY:	It is important that your shares be represented and voted at the annual meeting. Whether or not you expect to attend the annual meeting in person, please vote your shares as promptly as possible using the enclosed proxy card, or via the internet or telephone as instructed in the enclosed materials, in order to ensure your representation at the annual meeting. You can revoke your proxy at any time prior to its exercise at the annual meeting by following the instructions in the accompanying proxy statement.

/s/ Kim van Herk
Kim van Herk Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
of Stockholders to be Held on August 22, 2023
The Microchip Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended March 31, 2023 are available at www.microchip.com/annual_reports.

Chandler, Arizona
July 7, 2023

Letter from Your Executive Chair and Your CEO and President

This past fiscal year was one of record-breaking performance for Microchip. With the rest of our industry and our customers, we continued to navigate a challenging supply environment. Our Purpose, Guiding Values, and the strength and dedication of our team remained constant, helping us rise to meet these challenges. It is our Purpose to empower innovation which enhances the human experience by delivering smart, connected and secure technology solutions to our global customer base. Key Guiding Values that support our Purpose are our commitment to our customers and to continuous improvement. Our commitment to our customers motivates us to understand them, and our commitment to continuous improvement drives us to develop total systems solutions (TSS) to better serve them. We believe that this gives our customers the freedom to innovate and enables us to fulfill our Purpose!

Microchip’s Strong Performance in the Midst of Supply Chain Disruption

In fiscal 2023, strong customer demand continued to outpace our capacity improvements and we experienced constraints in our internal and external factories and manufacturing supply chains. We continued our Preferred Supply Program, which we launched in early 2021 to better address customer capacity demands, and we entered into multiple long-term supply agreements ("LTSAs") with certain of our customers and key suppliers. We also took actions to increase our manufacturing capacity to improve our ability to satisfy customer demand. In Tempe, Arizona, we increased Fab 2's capacity to support more advanced technologies by implementing process improvements, upgrading existing equipment, and adding equipment. In Gresham, Oregon, we continued Fab 4’s multi-year $800 million expansion and capital equipment investment plan to increase capacity to support more advanced technologies by implementing process improvements, upgrading existing equipment, and adding new equipment. A significant amount of additional clean room capacity in Fab 4 was also brought online to support incremental wafer fabrication capacity needs. We announced our plan to invest $880 million at Fab 5 in Colorado Springs, Colorado over the next several years to expand our silicon and silicon carbide (SiC) production capacity, including the production of 8-inch wafers. Also, during fiscal 2023, we increased capacity at our Thailand and Philippines facilities by making process improvements, upgrading existing equipment, and adding equipment. We also acquired a new
560,000 sq.ft. Philippine facility which we have outfitted for production. The site will have certain certifications necessary to produce products for Aerospace and Defense, and Automotive customers.

Our organic growth strategy focuses on designing TSS for our customers in diverse, durable markets, which allows us to take advantage of our broad portfolio of devices. We are also focused on major market megatrends: 5g, IoT/ Edge Computing, Data Centers, E-Mobility, Sustainability, and ADAS/ Autonomous Driving.

Our strategy enabled us to achieve records for net sales, non-GAAP gross profit, operating income, and EPS in fiscal 2023. These record results resulted in record cash generation, which in turn helped us reduce our debt by $1.47 billion in fiscal 2023 and by approximately $6.3 billion over the last 19 quarters. We continue to allocate substantially all of our excess cash beyond dividends and stock buybacks to bring down our debt. In fiscal 2023, we repurchased approximately $945.8 million, or 12.9 million shares of our common stock, under our $4.0 billion share repurchase plan. We enhanced our capital return strategy and increased our dividend significantly in fiscal 2023 with a record annual dividend of $1.263 per share, which was an increase of approximately 38.8% compared to fiscal 2022.

Board Member Nominees and Refreshment

Our board of directors (the "Board") and our executive management remain committed to fostering an environment where diverse perspectives are presented and considered. Each of our 2023 Board nominees brings extensive experience and their own perspectives to Board discussions. In January 2023, we added Robert Rango to our Board with his executive-level experience in the technology industry. In June 2023, the Board appointed Wade Meyercord to the position of lead independent director, and we implemented a requirement that three-quarters of our Board members must be independent directors (rounded down, e.g. 5 of 7 directors). In addition, Esther L. Johnson retired from the Board effective as of the date of our 2023 annual meeting and was not nominated for election at such meeting. We would like to thank Ms. Johnson for her years of service on our Board and contributions to Microchip and its shareholders. We will miss working with her a great deal.

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ESG / Sustainability

Our commitment to corporate responsibility and sustainability is integrated throughout all levels of our business. Our culture and Guiding Values encourage all employees to embrace our environmental, social, and governance ("ESG") policies and empower them to make suggestions for improvement. Our ESG Assurance team is responsible for the development, implementation, and measurement of corporate ESG goals under the oversight of our ESG Steering Committee. The ESG Steering Committee is a matrixed team, comprised of executives and senior managers from various disciplines such as compliance, facilities, finance, human resources, legal, marketing communications, operations, sales, and technology.

The ESG Steering Committee reports to our CEO and our Nominating, Governance, and Sustainability Committee who oversee our ESG and sustainability policies and practices. Our Board has ultimate oversight over these matters.

In fiscal 2023, our ESG Assurance Team and ESG Steering Committee focused on programs related to environmental sustainability, supply chain transparency, combatting forced labor, and diversity and inclusion. At our November 2021 Investor Day, we announced our goal of reaching Net Zero by 2040. We plan to accomplish this using science-based targets in line with the goals of the Paris Agreement. For more information on our programs, please see our website, and our latest Sustainability Report at https://www.microchip.com/en-us/about/corporate-responsibility/sustainability.

We look forward to contributing to sustainability while empowering innovation that enhances the human experience by delivering smart, connected, and secure technology solutions to our global customer base. The bedrock of our business remains our worldwide team of employees, and the unique Microchip culture that unleashes their potential.

Thank you for your continued support of Microchip.

Steve Sanghi Executive Chair	Ganesh Moorthy CEO and President

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MICROCHIP TECHNOLOGY AT A GLANCE

$8.44 Billion Net Sales in Fiscal Year 2023

22,600 Employees

125,000 Customers

Headquartered Near Phoenix in Chandler, Arizona

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FISCAL YEAR 2023 FINANCIALS AT A GLANCE*

$8.439 billion Record Net Sales

67.5% Record GAAP Gross Profit Percentage	67.8% Record Non-GAAP Gross Profit Percentage

$3.116 billion Record GAAP Operating Income	$3.960 billion Record Non-GAAP Operating Income

36.9% Record GAAP Operating Income as a Percentage of Net Sales	46.9% Record Non-GAAP Operating Income as a Percentage of Net Sales

$2.238 billion Record GAAP Net Income	$3.353 billion Record Non-GAAP Net Income

$4.02 Record GAAP Diluted Net Income Per Common Share	$6.02 Record Non-GAAP Diluted Net Income Per Common Share
*Please refer to Appendix A to this Proxy Statement for information regarding our Non-GAAP results.

TOTAL SHAREHOLDER RETURNS (1)(2)

Over the last 20 years, we have returned approximately $8.5 billion to our stockholders in the form of cash dividends and share repurchases. In fiscal 2023, we returned $1.64 billion to our stockholders compared to $0.9 billion that we returned in fiscal 2022.

$5.7 billion
$2.8 billion

Dividends Paid	Share Buybacks
(1)    In fiscal 2016, we issued approximately 8.6 million shares of our common stock in connection with an acquisition and repurchased approximately the same number of shares in the open market following the acquisition. Since this repurchase activity was related to an acquisition, such activity is not reflected in the above table.
(2)     In November 2021, we enhanced our capital return strategy by increasing our dividends and implementing a $4.0 billion stock repurchase program. We repurchased a total of $945.8 million and $425.6 million, or 12.9 million and 5.6 million shares of our common stock, in fiscal 2023 and fiscal 2022, respectively.
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MARKET MEGATRENDS

The market megatrends for Microchip are 5G infrastructure, IoT/Edge Computing, Data Centers, E-mobility, Sustainability and Advanced Driver Assistance Systems. These megatrends are shaping the human experience. They impact how people work, learn, communicate, travel and transact. And they are transforming how products are created and manufactured, moved through the supply chain, and monitored and controlled anywhere in the world. We believe that focusing on these megatrends will give us faster organic growth and improve the human experience.

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ESG AND CORPORATE SOCIAL RESPONSIBILITY HIGHLIGHTS

Microchip is a leading provider of smart, connected and secure embedded control solutions. Our mission is to focus our resources on high value, high-quality products, total system solutions, software and services and to continuously improve all aspects of our business, providing an industry leading return on investment. In this pursuit, we are committed to being responsible corporate citizens and this commitment is shared by our Board members, our executive management team and employees throughout the company.

The five tenets of our Environmental, Social and Governance ("ESG") strategy are: (1) Our Company; (2) Our Planet; (3) Our Supply Chain; (4) Our Products; and (5) Our People.

Some of our key ESG programs and achievements in fiscal 2023 are listed below:
•Achieved the Responsible Business Alliance ("RBA") Full Member status
•Continued monitoring our Environmental Targets for Scope 1 and 2 Emissions, Energy, and Waste
•Increased the level of sustainability reporting through the Carbon Disclosure Project, the Global Reporting Initiative ("GRI"), the Sustainability Accounting Board ("SASB") and the Task Force on Climate-Related Financial Disclosures ("TCFD")
•Further development of human capital management programs focused on talent planning, talent acquisition, rewards and development
•Continued the oversight by the ESG Steering Committee of the company’s ESG policies, practices and initiatives
•Continued the oversight by our Board and our Nominating, Governance, and Sustainability Committee of our programs, policies and practices related to ESG matters and related disclosures
•Improved the visibility of ESG-related information to internal and external stakeholders through redesigned communication channels (intranet and Corporate Responsibility webpages on microchip.com)

ESG Topics

Microchip addresses a wide range of ESG topics within this sustainability report that showcase our commitment to environmental sustainability, community involvement, and long-term economic value creation. We strive to transparently communicate our efforts and progress across the ESG topics presented within the five tenets of Microchip's 360° sustainability approach.

OUR COMPANY
- Guiding Values
- Ethics and Integrity
- Corporate Governance
- Stakeholder Engagement
- Innovation and IP

OUR PEOPLE
- Diversity and Inclusion
- Employee Recruitment & Retention
- Occupational Health & Safety

OUR PRODUCTS
- Product Compliance
- Product Impacts

OUR COMPANY
OUR PLANET
OUR SUPPLY CHAIN
OUR PRODUCTS
OUR PEOPLE
Microchip 360° Sustainability

OUR PLANET
- Emissions and Climate Change
- Energy Efficiency
- Waste Diversion and Recycling
- Water Resource Management

OUR SUPPLY CHAIN
- Responsible Minerals Sourcing
- Human Rights
- Business Continuity

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OUR VALUES AND STRATEGIC FRAMEWORK

Our Purpose, Vision, Mission Statement and Guiding Values were designed to work together to promote a shared culture across Microchip. This strategic framework guides our employees in daily decision making. Below are the key drivers of our actions, which guide how we collaborate to serve our stakeholders and serve as the metrics against which our results are measured.

PURPOSE

VISION

Be the very best embedded control solutions company ever.

MISSION STATEMENT

Microchip Technology is a leading supplier of embedded control solutions by delivering a broad spectrum of innovative standard and specialized microcontrollers; FPGA products; analog, mixed-signal, timing and security products; wired and wireless connectivity products; related non-volatile memory products and Flash-IP solutions.

In order to contribute to the ongoing success of customers, employees, shareholders and the communities in which we operate, our mission is to focus resources on high value, high quality products, total system solutions, software and services, and to continuously improve all aspects of our business, providing an industry leading return on investment.

GUIDING VALUES

Quality Comes First

We are on a relentless quest for perfection and are committed to the goal of zero defects. We will perform correctly the first time and maintain our company's quality management system certifications to ensure customer satisfaction. We employ the aggregate system so that all employees anticipate problems and implement root cause solutions using effective and standardized improvement methods. We believe that quality is built-in, and not inspected in; and that when quality comes first, reduced costs follow.

Customers Are Our Focus

We establish successful customer partnerships by exceeding customer expectations for products, services and attitude, while ensuring that our intellectual property is protected as we exchange information and share knowledge. We start by understanding our customer's needs, earning our credibility by producing quality products, delivering comprehensive total systems solutions and meeting commitments. We believe each employee must effectively serve their internal customers in order for Microchip's external customers to be properly served.

Continuous Improvement Is Essential

We utilize the concept of "Vital Few" to establish our priorities. We concentrate our resources on continuously improving Vital Few while empowering each employee to make continuous improvements in their area of responsibility. We strive for constructive and honest self-criticism to identify improvement opportunities.

Employees Are Our Greatest Strength

Products and Technology Are Our Foundation

We make ongoing investments and advancements in the design and development of our manufacturing processes, device, circuit, system and software technologies and services. We value and protect intellectual properties that allow us to develop timely, innovative, reliable and cost effective total system solutions that give our customers the freedom to innovate for today and tomorrow.

Total Cycle Times Are Optimized

We focus resources to optimize cycle times to our internal and external customers by empowering employees to achieve efficient cycle times in their area of responsibility. We believe that cycle time reduction is achieved by streamlining processes through the systematic removal of barriers to productivity.

Safety and Security Are Never Compromised

We place our concern for the health, safety, and security of our employees, company, property, personal data, and community at the forefront of our decisions, policies and actions. We are all individually and collectively responsible for safety and security.

Profits and Growth Provide For Everything We Do

We strive to generate and maintain industry leading rates of company profits and growth as they allow continued investment in the future, enhanced employee opportunity, and represent the overall success of Microchip.

Communication Is Vital

We encourage appropriate, honest, constructive and timely communication in company, customer, investor, government and community relationships to resolve issues, exchange information and share knowledge.

Suppliers, Representatives And Distributors Are Our Partners

We strive to maintain professional and mutually beneficial partnerships with those suppliers, representatives, distributors, design houses and consultants who are an integral link in the achievement of our mission and guiding values.

Professional Ethics and Social Responsibility Are Practiced

We manage our business and treat customers, employees, shareholders, investors, suppliers, channel partners, community and government in a manner that exemplifies our honesty, ethics and integrity. We honor our short- and long-term fiscal, social and environmental responsibilities and are proud to serve as an equal opportunity employer.

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CORPORATE GOVERNANCE HIGHLIGHTS

Board Composition

Our Nominating, Governance, and Sustainability Committee regularly reviews the overall composition of the Board and our committees to assess whether they reflect the appropriate mix of skills, experience, backgrounds and qualifications that are relevant to Microchip’s current and future global business and strategy.

Board Profile and Refreshment

In reviewing nominees, the Board considers the qualifications needed and strives to maintain a balance of skills, experience, continuity and diverse perspectives. The following graphs highlight the composition and diversity of our Board nominees.

Average Tenure - 13.0 years

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CORPORATE GOVERNANCE PRACTICES

We find it important that we have strong Board leadership, strategy setting, and sound management practices. Highlights of our governance practices include:

Accountability
•Annual election of all directors
•Majority voting in uncontested director elections
•Lead independent director
•Annual Board and committee self-evaluation
•Annual say on pay vote
•Anti-hedging, anti-short sale and anti-pledging policies
•Stock ownership requirement for directors, officers and other senior employees

Shareholder Rights
•Proxy access
•No shareholder rights plan
•No dual class share structure
•No Board members are over-boarded
•Board succession planning and refreshment
•CEO and executive succession planning
•At least 75% of Board members must be independent (rounded down, e.g. 5 of 7 members)
•Periodic reviews of committee charters, code of business conduct and ethics, and corporate governance guidelines
•Risk oversight by full Board of cybersecurity, sustainability and human rights matters, as well as oversight of sustainability matters by the Nominating, Governance, and Sustainability Committee

Compensation Practices •Emphasis on performance-based metrics

COMPENSATION DISCUSSION AND ANALYSIS HIGHLIGHTS

Compensation Policies and Practices

Our commitment to designing an executive compensation program that is consistent with responsible financial and risk management is reflected in the following policies and practices:

What We Do	What We Don’t Do
Compensation Committee is comprised 100% of independent directors	No repricing of stock options
Balance short and long-term incentives, cash and equity and fixed and variable pay elements	No dividends or dividend equivalents on unearned awards
Performance-based awards comprising approximately 50% of the overall equity allocation to executive officers	No pledging or hedging of Microchip securities
Require one-year minimum vesting for awards granted under the Amended and Restated 2004 Equity Incentive Plan, subject to certain exceptions	No perquisites or excessive severance benefits
Solicit an annual advisory vote on executive compensation	No executive pension plans or company contribution to supplemental retirement plans
Maintain stock ownership guidelines	No dual class or non-voting stock

Incentive Program – Pay-for-Performance Highlights

As described more fully in the "Executive Compensation — Compensation Discussion and Analysis" section of this proxy statement, our named executive officers are compensated in a manner consistent with our performance-based pay philosophy and corporate governance best practices.
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TABLE OF CONTENTS	Page

PROXY SUMMARY	1

PROXY STATEMENT	2

THE BOARD OF DIRECTORS	5

CORPORATE GOVERNANCE GUIDELINES	5

MEETINGS OF THE BOARD	6

BOARD LEADERSHIP STRUCTURE	6

BOARD OVERSIGHT OF RISK MANAGEMENT	7

NOMINATING, GOVERNANCE, AND SUSTAINABILITY COMMITTEE'S OVERSIGHT OF SUSTAINABILITY MATTERS	7

HUMAN CAPITAL, CULTURE AND DIVERSITY	9

AUDIT COMMITTEE OVERSIGHT OF INFORMATION SECURITY	11

COMMUNICATIONS FROM STOCKHOLDERS	11

COMMITTEES OF THE BOARD	11

REPORT OF AUDIT COMMITTEE	13

DIRECTOR COMPENSATION	14

CERTAIN TRANSACTIONS	15

PROPOSAL ONE - ELECTION OF DIRECTORS	16

PROPOSAL TWO - APPROVAL OF AMENDED AND RESTATED 2001 EMPLOYEE STOCK PURCHASE PLAN	20

PROPOSAL THREE - APPROVAL OF AMENDED AND RESTATED 1994 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN	24

PROPOSAL FOUR - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	27

PROPOSAL FIVE - APPROVAL OF EXECUTIVE COMPENSATION	29

PROPOSAL SIX - APPROVAL OF FREQUENCY PERIOD OF ADVISORY COMPENSATION VOTE	30

PROPOSAL SEVEN - STOCKHOLDER PROPOSAL REQUESTING THAT OUR BOARD OF DIRECTORS COMMISSION AN INDEPENDENT THIRD-PARTY REPORT, AT REASONABLE EXPENSE AND EXCLUDING PROPRIETARY INFORMATION, ON OUR DUE DILIGENCE PROCESS TO DETERMINE WHETHER OUR CUSTOMERS' USE OF OUR PRODUCTS CONTRIBUTE OR ARE LINKED TO VIOLATIONS OF INTERNATIONAL LAW	31

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS	34

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS	36

OVERVIEW	36

COMPENSATION POLICY AND OBJECTIVES	36

EXECUTIVE COMPENSATION PROCESS	36

ELEMENTS OF COMPENSATION	38

STOCK OWNERSHIP GUIDELINES	42

OTHER COMPENSATION AND EMPLOYEE BENEFITS	42

NON-QUALIFIED DEFERRED COMPENSATION PLAN	43

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS	43

TAX DEDUCTIBILITY AND CONCLUSION	45

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	45

CEO PAY RATIO DISCLOSURE	46

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PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all the information that you should consider. You should read the entire proxy statement carefully before voting.

2023 Annual Meeting of Stockholders

Date:	August 22, 2023
Time:	9:00 a.m., Mountain Standard Time / Pacific Daylight Time
Record date:	June 23, 2023

Voting Matters and Board Recommendations

A summary of the 2023 Annual Meeting proposals is below. Every stockholder’s vote is important. Our Board urges you to vote your shares FOR Proposals 1, 2, 3, 4 and 5, FOR a frequency period of one year with respect to Proposal 6, and AGAINST Proposal 7.

Matter		Page	Board Recommends	Vote Required for Approval	Effect of Abstentions	Effect of Broker "Non-Votes"
Proposals:
1	Election of seven directors	16	FOR each director nominee	More FOR than AGAINST votes	None	None
2	2001 Employee Stock Purchase Plan Extension	20	FOR	Majority of votes cast	None	None
3	1994 International Employee Stock Purchase Plan Extension	24	FOR	Majority of votes cast	None	None
4	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2024	27	FOR	Majority of votes cast	None	N/A (1)
5	Advisory (non-binding) vote regarding the compensation of our named executives	29	FOR	Majority of votes cast	None	None
6	Advisory (non-binding) vote regarding the frequency period of the advisory executive compensation vote to be held every one, two, or three years	30	ONE YEAR	Plurality of votes cast	None	None
7	Stockholder proposal requesting that our Board of Directors commission an independent third-party report, at reasonable expense and excluding proprietary information, on our due diligence process to determine whether our customers' use of our products contribute or are linked to violations of international law	31	AGAINST	Majority of votes cast	None	None

(1) Because this is a routine proposal, we do not expect any broker "non-votes".

MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard
Chandler, Arizona 85224-6199

PROXY STATEMENT

You are cordially invited to attend our annual meeting on Tuesday, August 22, 2023, beginning at 9:00 a.m., Mountain Standard Time / Pacific Daylight Time. The annual meeting will be held at our Chandler facility located at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the "Board") of Microchip Technology Incorporated ("Microchip") of proxies to be voted at Microchip's 2023 annual meeting of stockholders and at any adjournment(s) or postponement(s) thereof.

Our fiscal year begins on April 1 and ends on March 31. References in this proxy statement to fiscal 2023 refer to the 12-month period from April 1, 2022 through March 31, 2023; references to fiscal 2022 refer to the 12-month period from April 1, 2021 through March 31, 2022; references to fiscal 2021 refer to the 12-month period from April 1, 2020 through March 31, 2021; and references to fiscal 2020 refer to the 12-month period from April 1, 2019 through March 31, 2020.

We anticipate first mailing this proxy statement and accompanying form of proxy on July 14, 2023 to holders of record of Microchip's common stock at the close of business on June 23, 2023 (the "Record Date"). Our principal executive offices are located at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.

PROXIES AND VOTING PROCEDURES

YOUR VOTE IS IMPORTANT. Because many stockholders cannot attend the annual meeting in person, it is necessary that a large number of stockholders be represented by proxy. Stockholders may have a choice of voting over the internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Under Delaware law, stockholders may submit proxies electronically. Please be aware that if you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

The method by which you vote will in no way limit your right to vote at the annual meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record (referred to in this proxy statement as "street name stockholders"), you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the annual meeting. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote if these options are available to you) or by voting by ballot at the annual meeting. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.

All shares entitled to vote and represented by properly completed proxies received prior to the annual meeting and not revoked will be voted at the annual meeting in accordance with the instructions on such proxies. IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS OUR BOARD RECOMMENDS.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.

Stockholders Entitled to Vote

Stockholders of record at the close of business on the Record Date, June 23, 2023, are entitled to notice of and to vote at the annual meeting. Each share is entitled to one vote on each of the seven director nominees and one vote on each other matter properly brought before the annual meeting. On the Record Date, there were 544,333,965 shares of our common stock issued and outstanding.

In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder beginning ten days prior to the annual meeting at 2355 West Chandler Boulevard, Chandler, Arizona, on any business day between the hours of 10:00 a.m. and 4:30 p.m., Mountain Standard Time / Pacific Daylight Time. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling (480) 792-4039 or writing to her at the address of our principal executive offices indicated above.

Required Vote

Quorum, Abstentions and Broker "Non-Votes"

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner (i.e., in "street name") does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange ("NYSE"), which apply to NYSE member brokers trading in non-NYSE stock, brokers have discretionary authority to vote shares on certain routine matters if customer instructions are not provided. Proposal Four to be considered at the annual meeting is expected to be treated as a routine matter. Consequently, if you do not return a proxy card, your broker will have discretion to vote your shares on such matter.

Election of Directors (Proposal One)

A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election. For this purpose, votes cast shall exclude abstentions, withheld votes or broker "non-votes" with respect to that director's election. Notwithstanding the immediately preceding sentence, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast. A contested election shall mean any election of directors in which the number of candidates for election as director exceeds the number of directors to be elected. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

To approve an amendment and restatement of our 2001 Employee Stock Purchase Plan to extend the term of the plan by ten years to August 31, 2034 (Proposal Two)

The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the annual meeting is required to adopt the amendment and restatement of our 2001 Employee Stock Purchase Plan as described in Proposal Two. Abstentions and broker "non-votes" are not counted as votes cast affirmatively or negatively for purposes of approving our amended and restated 2001 Employee Stock Purchase Plan, and thus will not affect the outcome of the voting on this proposal.

To approve an amendment and restatement of our 1994 International Employee Stock Purchase Plan to extend the term of the plan by ten years to November 30, 2034 (Proposal Three)

The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the annual meeting is required to adopt the amendment and restatement of our 1994 International Employee Stock Purchase Plan as described in Proposal Three. Abstentions and broker "non-votes" are not counted as votes cast affirmatively or negatively for purposes of approving our amended and restated 1994 International Employee Stock Purchase Plan, and thus will not affect the outcome of the voting on this proposal.

Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal Four)

The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the annual meeting is required for ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2024. Abstentions and broker "non-votes" are not counted as votes cast affirmatively or negatively for purposes of approving this proposal, and thus will not affect the outcome of the voting on this proposal. Because this is a routine matter, we do not expect any broker "non-votes."

Advisory Vote Regarding the Compensation of our Named Executives (Proposal Five)

The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the annual meeting is required to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission (the "SEC"). Abstentions and broker "non-votes" are not counted as votes cast affirmatively or negatively for purposes of approving this proposal, and thus will not affect the outcome of the voting on this proposal.

Advisory Vote Regarding the Frequency of Voting on the Compensation of our Named Executives (Proposal Six)

The frequency option receiving the highest number of affirmative "FOR" votes at the meeting (a plurality of the votes duly cast) will be considered the frequency preferred by the stockholders with respect to the frequency of stockholder voting on the compensation of our named executive officers (i.e., the selection receiving the greatest number of votes will be the advisory election), although such vote will not be binding on us. Abstentions and broker "non-votes" will be treated as if no vote were cast with respect to this proposal, and thus will not affect the outcome of the voting on this proposal.

To consider a stockholder proposal requesting that our Board of Directors commission an independent third-party report, at reasonable expense and excluding proprietary information, on our due diligence process to determine whether our customers' use of our products contribute or are linked to violations of international law (Proposal Seven)

The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the annual meeting is required to adopt this stockholder proposal as described in Proposal Seven. Abstentions and broker "non-votes" are not counted as votes cast affirmatively or negatively for purposes of approving such proposal, and thus will not affect the outcome of the voting on this proposal.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and our fiscal 2023 Annual Report are available at www.microchip.com/annual_reports.

We will post our future proxy statements and annual reports on Form 10-K on our website as soon as reasonably practicable after they are electronically filed with the SEC. All such filings on our website are available free of charge. The information on our website is not incorporated into this proxy statement. Our internet address is www.microchip.com.

Cost of Proxy Solicitation

Microchip will pay its costs of soliciting proxies including the cost of any proxy solicitor if a proxy solicitor is engaged. Proxies may be solicited on behalf of Microchip by its directors, officers or employees in person or by telephone, facsimile or other electronic means. We may also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Microchip common stock.

THE BOARD OF DIRECTORS
Corporate Governance Guidelines

Microchip’s Board has adopted a set of Corporate Governance Guidelines. The Nominating, Governance, and Sustainability Committee reviews the guidelines periodically and recommends changes to the Board as appropriate. The Board oversees administration and interpretation of, and compliance with, the guidelines.

These guidelines, which are published on our website at https://www.microchip.com/en-us/about/investors/investor-information/mission-statement, along with our other corporate governance practices, compare favorably under the Investor Stewardship Group’s ("ISG") Corporate Governance Framework for U.S. Listed Companies, as shown in the table below.

ISG Principle	Microchip Practice
Principle 1 Boards are accountable to stockholders.
•All directors are elected annually
•Majority voting in uncontested director election
•No shareholder rights plan
•Proxy access with market terms (3% for three years, up to the greater of 2 directors or 20% of the Board)
•CEO and Board Chair’s letter in proxy statement describes Board’s activities over the past year

Principle 2 Stockholders should be entitled to voting rights in proportion to their economic interest.	•No dual-class share structure •Each stockholder is entitled to one vote per share
Principle 3 Boards should be responsive to stockholders and be proactive in order to understand their perspectives.
•Proactive year-round investor engagement, including executive management meetings with investors owning more than 55% of shares outstanding in fiscal 2023 (excluding index and passive funds, which do not engage with management)
•Engagement topics included strategy, financial and operational matters; culture; issues concerning ESG matters; executive compensation; and corporate governance
•The Board has made a number of changes in response to investor feedback, including:
•adding three new Board members since January 2021 who bring greater diversity representation;
•enhancing further the integration of ESG disclosure into our public filings, and Corporate Sustainability Report; and
•tying a portion of the payments under our quarterly management incentive bonus plan to progress made on our annual ESG goals

Principle 4 Boards should have a strong, independent leadership structure.
•Board Chair is separate from CEO
•Lead independent director appointed
•Board considers appropriateness of its leadership structure at least annually
•Independent committee chairs
•Independent directors meet in executive session at least four times per year

Principle 5 Boards should adopt structures and practices that enhance their effectiveness.
•71% of the director nominees are independent
•We adopted a requirement that three-fourths of our directors must be independent (rounded down, e.g. 5 of 7 directors)
•43% of the director nominees self-identify as racially/ethnically diverse
•14% of the director nominees self-identify as female
•We value diversity, and have a practice of seeking out women and minority candidates, as well as candidates with diverse backgrounds, experiences, and skills, as part of each Board search
•Annual Board and committee evaluations
•Active Board refreshment, with four new Board members joining since our 2020 annual meeting, and an average tenure of 13.0 years
•Limits on outside boards, with no independent director permitted to serve on more than five public company boards (including Microchip)
•No restrictions on directors’ access to senior management

Principle 6 Boards should develop management incentive structures that are aligned with the long-term strategy of the company.
•Compensation Committee reviews and approves incentive program design, goals, and objectives for alignment with compensation and business strategies
•Annual and long-term incentive programs are designed to reward financial and operational performance that furthers short- and long-term strategic objectives

Meetings of the Board

Our Board met nine times in fiscal 2023. All of our directors attended 100% of the total number of meetings of the Board held during fiscal 2023 during such time as such person was a director, except that one director missed one meeting but attended 89% of the total number of applicable meetings. Our various Board committees met a total of 28 times in fiscal 2023. All of our directors attended 100% of the total number of meetings held by all of the committees of the Board on which he or she served during fiscal 2023 during such time as such person was a director, except that one director missed one committee meeting but attended 90% of the total number of applicable meetings. The Board has a practice of meeting in executive session on a periodic basis without management or management directors (i.e., Mr. Sanghi and Mr. Moorthy) present. In May 2023, the Board determined that each of Mr. Chapman, Ms. Johnson, Mr. Johnson, Mr. Meyercord, Mr. Rango and Ms. Rapp is an independent director as defined by applicable SEC rules and NASDAQ listing standards.

Board Leadership Structure

The Board believes that Mr. Sanghi is best situated to serve as Executive Chair of the Board because he has served as our Chief Executive Officer and/or President for over 30 years and is the director with the most experience with Microchip's business and industry. As our current Chief Executive Officer and President, Mr. Moorthy identifies strategic priorities and leads the discussion and execution of strategy with input from Mr. Sanghi and the other members of the Board. The Board's independent directors have different perspectives and roles in strategic development. In particular, Microchip's independent directors bring experience, oversight and expertise from outside the company and the industry, while Mr. Sanghi and Mr. Moorthy bring company-specific experience and industry expertise. The Board believes that the role of the Executive Chair facilitates information flow between management and the Board, which is essential to effective governance.

Lead Independent Director

The Microchip Board appointed Wade Meyercord to serve as lead independent director in June 2023. The appointment of a lead independent director is required under our Corporate Governance Guidelines in the event the Chair of the Board is not an independent director. The Lead Independent Director has the following responsibilities: (i) to review Board meeting agendas in advance of each meeting and Board meeting schedules to ensure sufficient time for discussion of agenda items, (ii) to consult and collaborate with the non-independent Chair as appropriate, (iii) chair any executive sessions of the Board which occur outside the presence of the non-independent Chair, the CEO and any other members of management then serving on the Board, (iv) to call meetings of independent directors at any time he or she deems appropriate, (v) to chair Board meetings if the non-independent Chair is not present, (vi) to retain outside advisors in connection with the performance of these duties as he or she deems appropriate, and (vii) to perform such other duties as the Board may deem appropriate from time to time.

Board Oversight of Risk Management

The Board and the Board committees oversee risk management in a number of ways. The Audit Committee oversees the management of financial and accounting related risks as an integral part of its duties. Similarly, the Compensation Committee considers risk management when setting the compensation policies and programs for Microchip's executive officers. As part of this process, our Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Microchip. The Board periodically assesses the programs and initiatives that support the environment, social, health, safety, innovation and technology objectives of our business. As discussed below, we have formed an ESG Steering Committee to assist the Board and the Nominating, Governance, and Sustainability Committee in their oversight of sustainability matters, including the relationship of our business to climate change.

The Board or the Audit Committee regularly receive reports on various risk-related items, including risks related to manufacturing operations, cybersecurity, IT system continuity, taxes, intellectual property, litigation or other proceedings, products and personnel matters. The Board or the Audit Committee also receive periodic reports on Microchip's efforts to manage and mitigate such risks through safety measures, system improvements, insurance or self-insurance. The Board considers the various risks related to our business and discusses such risk areas and risk mitigation actions with our management team. The Board believes that the leadership structure described above facilitates the Board's oversight of risk management because it allows the Board, working through its committees, to participate actively in the oversight of management's actions.

Nominating, Governance, and Sustainability Committee’s Oversight of Sustainability Matters

Microchip is a leading provider of smart, connected and secure embedded control solutions. Our mission is to focus our resources on high value, high quality products, total system solutions, software and services, and to continuously improve all aspects of our business, providing an industry leading return on investment. In this pursuit, we are committed to being responsible corporate citizens and this commitment is shared by our Board members, its committees, our executive management team, and employees throughout the company.

Our Board and our Nominating, Governance, and Sustainability Committee oversee our policies and practices relating to ESG and other public policy matters relevant to Microchip. The committee reviews and reports to the Board, and discusses with management, matters of corporate responsibility and sustainability performance, including potential long and short-term trends and impacts to our business of environmental, social, human capital, diversity and inclusion, and governance issues, including our public reporting on these topics.

In fiscal 2021, we instituted a corporate ESG Steering Committee that is comprised of executives and senior managers from various disciplines such as compliance, facilities, finance, human resources, legal, marketing communications, operations, sales, and technology. The ESG Steering Committee oversees the ESG Assurance team which is responsible for the development, implementation and measurement of Microchip’s corporate ESG goals and policies.

Sustainability Approach

Microchip's commitment to being responsible corporate citizens is shared by our board members, executive management team, and employees. Our employee-empowered approach enables everyone to feel included in our sustainability journey and thus contribute to its future success. Our BOD has ultimate oversight over all significant ESG matters.

ESG Sustainability Oversight Matrix

Worldwide Employees
ESG Assurance
ESG Steering Committee
CEO & NGSC
BOD

WORLDWIDE EMPLOYEES
Execution of and adherence to the established ESG policies

ESG STEERING COMMITTEE
Oversight of programs, training and setting of corporate ESG goals (*Team of key senior-level representatives from legal, operations, finance, environmental health and safety, human resources, sales, business unit, investor relations, marketing communications and ESG assurance teams*)

CEO & NOMINATING, GOVERNANCE AND SUSTAINABILITY COMMITTEE
Oversight of policies and practices relating to environmental, social, governance and other public policy matters

BOARD OF DIRECTORS
Oversight of all significant ESG matters, risk oversight by full BOD of significant cybersecurity, sustainability and human rights matters

The five tenets of our ESG strategy include: (1) Our Company; (2) Our Planet; (3) Our Supply Chain; (4) Our Products; and (5) Our People. In fiscal 2023, the ESG Steering Committee focused on our sustainability programs related to climate change, supply chain transparency, combatting forced labor, and diversity and inclusion. The committee's analysis of ESG topics included each of the Global Reporting Initiative Standards, the Task Force on Climate-Related Financial Disclosures, as well as the Sustainability Accounting Standards Board. Against this backdrop, we performed an assessment of key indicators and engaged with our internal and external stakeholders on ESG topics to help further inform our future direction and priorities regarding our ESG strategy and areas of focus.

Protecting our Environment with a Focus on Sustainability

We believe that a consistent, ongoing commitment to sustainability is a key pillar in our strategy to create robust efficient operations while lowering costs and addressing the expectations of our stakeholders. Our commitment to the environment goes beyond our compliance with regulatory obligations at our global facilities. We have climate targets aligned with the latest climate science, and we invest in green business practices. We are also engaged in continuous efforts to identify conservation projects and technologies that reduce our carbon footprint, energy consumption, water usage, wastewater discharge, and waste generation. While we have already implemented various improvements to our processes and resource utilization, our senior management remains fully supportive of efforts to further reduce and mitigate our impact on the environment.

Emissions - Microchip successfully achieved its 2022 climate target regarding our normalized Scope 1 emissions, using 2018 as our baseline year. We have committed to be Net Zero by 2040 in alignment with the latest climate science, and the goals of the Paris Climate Agreement. Our facilities continue to invest additional capital in abatement technologies, and drive optimization of processes and equipment.

Energy - We are committed to improving the energy efficiency of our facilities and increasing the share of renewables in our energy portfolio. Through our investments into upgrading equipment, lighting, and HVAC systems, we have managed to reduce our energy consumption since 2018, and a portion of our global electricity comes from renewable energy sources. To further reduce our Scope 2 carbon emissions, we executed multiple renewable energy contracts in 2022 which came online in 2023 and will further increase the portion of our energy use that comes from renewable sources. These initiatives are in line with our commitment to increasing the percentage of our global electricity supply from renewable sources provided such supply is available at commercially reasonable rates.

Water/Wastewater - Microchip recognizes that the semiconductor industry is a large consumer of water due to the manufacturing process requirements, and that water is a shared global resource. We have continued to reduce our water use through investments in water conservation and reclamation projects at our manufacturing facilities. Our dedicated teams executed innovative water recycling projects during 2022. We continue to meet or exceed the compliance obligations of our wastewater discharge permits through extensive analyzing, monitoring, maintaining and reporting on our internal treatment systems and discharge points.

Waste - Microchip has successfully executed multiple circularity initiatives in partnership with its waste management partners to sustainably dispose of waste streams generated from our operations, thereby diverting toxic waste from landfills. In calendar year 2022, we diverted waste from our communities’ landfills, wastewater treatment sites, and the atmosphere. These initiatives enabled the recovery of waste materials and their productive re-utilization in other applications.

Sustainable Products - We recognize the impact and significance of our products in enabling future climate solutions and therefore strive to manufacture low power consumption and environmentally preferable products. Our products comply with relevant environmental regulations and standards, including the European Union's Restriction of Hazardous Substances (RoHS) and Registration, Evaluation, Authorization, and Restriction of Chemicals (REACH) directives. We aim to use sustainable materials and manufacturing processes wherever possible.

As part of our ESG program, we are committed to regular engagement with our key stakeholders to understand their concerns and to inform and educate them on Microchip’s commitments. We routinely engage with our stockholders to better understand their views, carefully considering the feedback we receive and acting upon it. For more information on our ESG program, including our latest Sustainability Report, please visit our website: https://www.microchip.com/en-us/about/corporate-responsibility.

Human Capital, Culture and Diversity

Addressing Human Rights Risks in the Workplace

We are committed to being a responsible corporate citizen and acting ethically and transparently in accordance with local, national and international laws and regulations and industry standards. Our commitment to social responsibility includes requiring our suppliers to respect human rights principles, health and safety, and to ethically address conflict minerals and the environment. In fiscal 2023, we published our Supplier Code of Conduct, which is aligned with our Vision, Mission Statement, and Guiding Values. Our Supplier Code of Conduct supports Microchip’s Code of Business Conduct and Ethics. In April 2022, we published our Human Rights Policy which covers ethical business conduct, employee rights and fair labor practices, diversity and inclusion, anti-harassment, safety in the workplace, our commitment against forced labor, human trafficking and child labor, and our respect for freedom of association. Our Human Rights Policy is available at https://www.microchip.com/en-us/about/corporate-responsibility. Our supply chain partners are expected to follow our Human Rights Policy and our Supplier Code of Conduct which is modeled after that of the Responsible Business Alliance ("RBA"), a nonprofit organization comprised of companies committed to supporting the rights and well-being of workers and communities worldwide affected by the global supply chain.

At our Annual Meeting of Stockholders held on August 20, 2019, our stockholders approved a proposal for our Board to report on our processes for identifying and analyzing potential and actual human rights risks to workers in our operations and our supply chain. We published reports in 2021, 2022 and 2023. A copy of our most recent report is available at https://www.microchip.com/en-us/about/corporate-responsibility/ethics-and-conduct. As part of our assessment of these risks, in 2020, we aligned our Supplier Code of Conduct to the terms of the RBA Code of Conduct, which includes elements specific to preventing forced labor, such as requiring:
•employment be freely chosen by the employee;
•no workers under the age of 15, or the minimum age of the country, whichever is greater;
•wages and benefits comply with all applicable wage laws;
•no harsh and inhumane treatment including any sexual harassment, sexual abuse, corporal punishment, mental or physical coercion or verbal abuse of workers; and
•workplaces free of harassment and unlawful discrimination, etc.

As part of our continued process improvements, in 2021 and 2022, we conducted onsite audits through independent auditors at three of our four non-US manufacturing facilities pursuant to RBA's Validated Assessment Program. We also enhanced our supply chain review process on the topic of forced labor risks. Please see our latest Sustainability Report and our Report Regarding Ethical Recruitment and Forced Labor for more details regarding such matters.

Culture and Core Values

Over 30 years ago, Microchip created a cultural framework to unite its employees through shared workplace values, and to guide employees’ strategies, decisions, actions and job performance. Microchip’s culture has been centered on a values-based, highly-empowered, continuous-improvement oriented approach. At the core of our culture are employee empowerment, teamwork, collaboration, and communication, with the goal of driving engagement, and inspiring creativity and innovation. Today, this corporate culture continues to strengthen all aspects of our business, enables us to fulfill our purpose, and serves as the platform for Microchip to consistently gain market share while maintaining strong profitability.

Microchip’s guiding values convey our overall philosophy, and are the basis from which we make our day-to-day decisions, and continue to cultivate our corporate culture. Our focus on communication provides transparency among leadership, promotes trust among employees, and is a critical part of Microchip’s culture.

Compensation Programs

Microchip has competitive compensation programs which include bonuses and equity components that allow employees to participate in our success and profitability. Eligible employees receive restricted stock units ("RSUs") at hiring and annually under various equity plans. Our employee stock purchase plans allow eligible employees an opportunity to purchase our common stock at a discount.

Our employee cash bonus plan is a discretionary quarterly cash bonus program that is paid to all eligible employees based on the company’s operating performance. Please see the "Executive Compensation - Compensation Discussion and Analysis" section of this proxy statement for more detailed information regarding our compensation philosophy and programs.

Diversity, Non-discrimination and Equal Opportunity Employment

We value diversity and inclusion and believe employees of all backgrounds contribute to our ongoing success. It is important that we support the needs of our employees without regard to race, color, ethnicity, religious creed or beliefs, age, national or social origin, ancestry, citizenship status, marital or familial status, physical or mental disability, legally-protected medical condition, genetic information, pregnancy, gender (including gender expression, gender identity, transgender, and sex stereotyping), sex (including pregnancy, childbirth, breastfeeding, or related medical condition and sex stereotyping), sexual orientation, military or veteran status, or any other status or classification protected by applicable federal, state, and/or local laws. Through diversity of backgrounds and perspectives, we gain the knowledge and experience that each of our employees brings. Our Senior Vice President, Global Human Resources, works with our CEO to set strategies to improve diversity, and oversees the development and implementation of programs that support diversity and inclusion. Our CEO’s Diversity Statement is available at https://www.microchip.com/en-us/about/corporate-responsibility. Our Board has oversight of the work of our CEO and Senior Vice President, Global Human Resources.

We design jobs and provide opportunities promoting employee teamwork, productivity, creativity, pride in work, trust, integrity, fairness, involvement, development, and empowerment. We base recognition, advancement, and compensation on an employee’s achievement of excellence in company, and both team and individual performance. We foster our employees’ health and welfare by offering competitive and comprehensive employee benefits. All managers, supervisors and employees are responsible for maintaining a work environment that is free from discrimination and harassment, and for promptly reporting violations. Our policy on Non-Discrimination and Equal Opportunity Employment is available at https://www.microchip.com/en-us/about/corporate-responsibility.

Microchip provides equal employment opportunities and respects and values the diverse experiences and backgrounds of all applicants. In the U.S., Microchip operates in compliance with EEO guidelines for recruitment and hiring practices. Regular and updated training is provided to recruiters as well as hiring managers to ensure understanding of hiring practices. U.S. hiring managers must record and pass an affirmative action training course prior to creating a requisition and starting their hiring process. Multiple recruiting sources are utilized by Microchip, including: our company career site, university job boards, Direct Employers, our Employment Service Delivery System (the system that posts jobs to state job boards and diversity agencies), Microchip social media postings, attendance at many university, diversity and veteran career fairs and events.

Audit Committee Oversight of Information Security

Information security is the responsibility of our Information Security team, overseen by our Vice President, Chief Information Security Officer. We leverage a combination of the best practice standards of the National Institute of Standards and Technology Cybersecurity Framework and the International Organization for Standardization and Center for Internet Security to measure security posture, deliver risk management, and provide effective security controls. Our information security practices include development, implementation, and improvement of policies and procedures to safeguard information and help ensure availability of critical data and systems. Our Information Security team conducts information security awareness training for all employees with access to our computer systems. Our program further includes review and assessment by an external, independent third-party, who assesses and reports on our internal incident response preparedness and helps identify areas for continued focus and improvement. Our Audit Committee, comprised fully of independent directors, is responsible for oversight of cybersecurity and information security risk. Our Chief Information Security Officer delivers quarterly reports and updates to the Audit Committee, and the Board receives regular updates on the status of the Information Security Program, including relevant cyber threats, roadmap and key initiative updates, and the management of information security risk.

Communications from Stockholders

Stockholders may communicate with the Board or individual members of the Board, provided that all such communication is submitted in writing to the attention of the Secretary at Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, who will then forward such communication to the appropriate director or directors.

Committees of the Board

The following table lists our three standing Board committees, the directors who served on them at March 31, 2023, and the number of committee meetings held in fiscal 2023:

MEMBERSHIP ON BOARD COMMITTEES IN FISCAL 2023

Name	Audit	Compensation	Nominating, Governance, and Sustainability
Matthew W. Chapman	C
Esther L. Johnson (1)		•	•
Karlton D. Johnson	•	•
Wade F. Meyercord		C	•
Robert A. Rango (2)
Karen M. Rapp	•		C
Ganesh Moorthy
Steve Sanghi
Meetings held in fiscal 2023	10	10	8

C = Chair
• = Member
(1)Ms. Johnson served on our Compensation Committee and our Nominating, Governance, and Sustainability Committee in fiscal 2023 and will continue to serve on such committees until the 2023 Annual Stockholder Meeting.
(2)Mr. Rango joined the Board on January 3, 2023 and on April 6, 2023 became a member of our Compensation Committee.

Audit Committee

The responsibilities of our Audit Committee are to appoint, compensate, retain and oversee Microchip's independent registered public accounting firm, oversee the accounting and financial reporting processes of Microchip and audits of its financial statements, and provide the Board with the results of such monitoring. These responsibilities are further described in the committee charter which was amended and restated as of June 23, 2023. A copy of the Audit Committee charter is available at https://www.microchip.com/en-us/about/investors/investor-information/mission-statement.

In May 2023, our Board determined that all members of the Audit Committee are independent directors as defined by applicable SEC rules and NASDAQ listing standards, and has determined that Mr. Meyercord was an independent director as defined by applicable SEC rules and NASDAQ listing standards while he served on the Audit Committee. The Board has also determined that each of Mr. Chapman and Ms. Rapp meet the requirements for being an "audit committee financial expert" as defined by applicable SEC rules, and Mr. Meyercord met the requirements for being an "audit committee financial expert" as defined by applicable SEC rules while he served on the Audit Committee.

In fiscal 2005, our Board and our Audit Committee adopted a policy with respect to (i) the receipt, retention and treatment of complaints received by us regarding questionable accounting, internal accounting controls or auditing matters; (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters; and (iii) the prohibition of harassment, discrimination or retaliation arising from submitting concerns regarding questionable accounting, internal accounting controls or auditing matters or participating in an investigation regarding questionable accounting, internal accounting controls or auditing matters. In fiscal 2012, our Board and our Audit Committee approved an amended policy to include matters regarding violations of federal or state securities laws, or the commission of bribery. This policy, called "Reporting Legal Non-Compliance," was created in accordance with applicable SEC rules and NASDAQ listing requirements. A copy of this policy is available at https://www.microchip.com/en-us/about/investors/investor-information/mission-statement.

Compensation Committee

Our Compensation Committee has oversight responsibility for the compensation and benefit programs for our executive officers and other employees, and for administering our equity incentive and employee stock purchase plans adopted by our Board. The responsibilities of our Compensation Committee are further described in the committee charter which was amended and restated as of February 26, 2021. The committee charter is available at https://www.microchip.com/en-us/about/investors/investor-information/mission-statement.

In May 2023, the Board determined that all members of our Compensation Committee are independent directors as defined by applicable SEC rules, NASDAQ listing standards and other requirements. For more information on our Compensation Committee, please refer to the "Executive Compensation - Compensation Discussion and Analysis" at page 36.

Nominating, Governance, and Sustainability Committee

Our Nominating, Governance, and Sustainability Committee has the responsibility to help ensure that our Board is properly constituted to meet its fiduciary obligations to our stockholders and Microchip and that we have and follow appropriate governance standards. In so doing, the Nominating, Governance, and Sustainability Committee identifies and recommends director candidates, develops and recommends governance principles, and recommends director nominees to serve on committees of the Board. The responsibilities of our Nominating, Governance, and Sustainability Committee are further described in the committee charter, as amended as of June 23, 2023, which is available at https://www.microchip.com/en-us/about/investors/investor-information/mission-statement.

Our Nominating, Governance, and Sustainability Committee also oversees our policies and practices relating to ESG and other public policy matters relevant to Microchip. In this regard, the committee reviews and reports to the Board, and discusses with management, on a periodic basis, matters of corporate responsibility and sustainability performance, including potential long and short-term trends and impacts to our business of environmental, social, human capital, diversity and inclusion, and governance issues, including our public reporting on these topics.

In May 2023, the Board determined that all members of the Nominating, Governance, and Sustainability Committee are independent directors as defined by applicable SEC rules and NASDAQ listing standards.

When considering a candidate for a director position, the Nominating, Governance, and Sustainability Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of skill. The Nominating, Governance, and Sustainability Committee believes it is important that the members of the Board represent diverse viewpoints. Accordingly, the Nominating, Governance, and Sustainability Committee considers issues of diversity in identifying and evaluating director nominees, including differences in education, professional experience, viewpoints, technical skills, individual expertise, ethnicity and gender. The Nominating, Governance, and Sustainability Committee evaluates director nominees recommended by a stockholder in the same manner as it would any other nominee. The Nominating, Governance, and Sustainability Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this proxy statement under "Requirements, Including Deadlines, for Receipt of Stockholder Proposals for the 2024 Annual Meeting of Stockholders; Discretionary Authority to Vote

on Stockholder Proposals" at page 67. We have not paid any third party to identify or assist in identifying or evaluating potential nominees for director.

Attendance at the Annual Meeting of Stockholders

All directors are encouraged, but not required, to attend our annual meeting of stockholders. All directors attended our 2022 Annual Meeting of Stockholders on August 23, 2022.

REPORT OF THE AUDIT COMMITTEE (*)

Our Board has adopted a written charter setting out the purposes and responsibilities of the Audit Committee. The Board and the Audit Committee review and assess the adequacy of the charter on an annual basis. A copy of the Audit Committee Charter is available at https://www.microchip.com/en-us/about/investors/investor-information/mission-statement.

Each of the directors who serves on the Audit Committee meets the independence and experience requirements of the SEC rules and NASDAQ listing standards. This means that the Microchip Board has determined that no member of the Audit Committee has a relationship with Microchip that may interfere with such member's independence from Microchip and its management, and that all members have the required knowledge and experience to perform their duties as committee members.

We have received from Ernst & Young LLP the written disclosure and the letter required by Rule 3526 of the Public Company Accounting Oversight Board ("PCAOB") (Communication with Audit Committees Concerning Independence) and have discussed with Ernst & Young LLP their independence from Microchip. We also discussed with Ernst & Young LLP all matters required to be discussed by PCAOB standards and the applicable requirements of the SEC. We have considered whether and determined that the provision of the non-audit services rendered to us by Ernst & Young LLP during fiscal 2023 was compatible with maintaining the independence of Ernst & Young LLP.

We have reviewed and discussed with management the audited annual financial statements included in Microchip's Annual Report on Form 10-K for the fiscal year ended March 31, 2023 and filed with the SEC, as well as the unaudited financial statements filed with Microchip's quarterly reports on Form 10-Q. We also met with both management and Ernst & Young LLP to discuss those financial statements.

Based on these reviews and discussions, we recommended to the Board that Microchip's audited financial statements be included in Microchip's Annual Report on Form 10-K for the fiscal year ended March 31, 2023 for filing with the SEC.

By the Audit Committee of the Board:

Matthew W. Chapman (Chair)	Karlton D. Johnson	Karen M. Rapp
________________________

(*) The Report of the Audit Committee is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language contained in such filings.

Director Compensation

Procedures Regarding Director Compensation

The Board sets non-employee director compensation. Microchip does not pay employee directors for services provided as a member of the Board of Directors. Our program of cash and equity compensation for non-employee directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of Microchip's size and scope; compensation should align directors' interests with the long-term interests of stockholders; compensation should be competitive so as to attract and retain qualified non-employee directors; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. Non-employee director compensation is typically reviewed once per year to assess whether any adjustment is needed to further such goals. The Board has not used outside consultants in setting non-employee director compensation.

Director Fees

During fiscal 2023, non-employee directors received an annual retainer of $83,000, paid in quarterly installments, and $3,000 for each meeting attended in person (or via video conference). Directors do not receive any additional compensation for telephonic meetings of the Board, for meetings of committees of the Board, or for serving as a committee chair. Effective April 1, 2023, the annual retainer was increased to $100,000, and directors will no longer receive any additional fees for attendance at each meeting.

Equity Compensation

During fiscal 2023, under the terms of our 2004 Equity Incentive Plan, on the date of our annual meeting of stockholders, each non-employee director is automatically granted that number of RSUs equal to $190,000 divided by the fair market value of a share of our common stock on the grant date, which RSUs shall vest in full on the earlier of (i) one day prior to the next annual meeting of stockholders, or (ii) one year from the date of grant. When a non-employee director is first appointed to the Board, the number of RSUs to be granted to such new director shall be pro-rated to reflect the portion of the year that the new director served on the Board. On April 6, 2023, the value of the RSU award for non-employee directors was increased to $200,000 and will be effective for the grant to be made on the date of our 2023 Annual Meeting.

All vesting of the above grants is contingent upon the non-employee director maintaining his or her continued status as a non-employee director through the applicable vesting date.

In accordance with the foregoing, on August 23, 2022, each of Mr. Chapman, Ms. Johnson, Mr. Johnson, Mr. Meyercord and Ms. Rapp were granted 2,748 RSUs, and Mr. Rango received an initial grant of 1,747 RSUs when he joined the Board on January 3, 2023.

The following table details the total compensation for Microchip's non-employee directors for fiscal 2023:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Steve Sanghi (2)	—	—	—	—	—	—
Ganesh Moorthy (2)	—	—	—	—	—	—
Matthew W. Chapman	95,000	186,672	—	—	—	281,672
Esther L. Johnson	95,000	186,672	—	—	—	281,672
Karlton D. Johnson	95,000	186,672	—	—	—	281,672
Wade F. Meyercord	95,000	186,672	—	—	—	281,672
Robert A. Rango (3)	23,750	118,254	—	—	—	142,004
Karen M. Rapp	95,000	186,672	—	—	—	281,672

(1)The award of 2,748 RSUs to each of the non-employee directors on August 23, 2022 (other than Mr. Rango) had a fair value on the grant date of $67.93 per share and a market value on the grant date of $69.12 per share with an aggregate market value of each award of approximately $190,000.

(2)Mr. Sanghi and Mr. Moorthy are executive officers of Microchip and do not receive any additional compensation for their service on our Board.
(3)The initial award of 1,747 RSUs to Mr. Rango on January 3, 2023 was prorated and had a fair value on the grant date of $67.69 per share, and a market value on the grant date of $69.10 per share, with an aggregate market value of approximately $120,000.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of Mr. Meyercord (Chair), Ms. Johnson, Mr. Johnson and Mr. Rango. Each such person is an independent director. None of Mr. Meyercord, Ms. Johnson, Mr. Johnson and Mr. Rango had any related-party transaction with Microchip during fiscal 2023 other than compensation for service as a director. In addition, none of such directors has a relationship that would constitute a compensation committee interlock under applicable SEC rules. During fiscal 2023, no Microchip executive officer served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served either on Microchip's Compensation Committee or Board.

CERTAIN TRANSACTIONS

During fiscal 2023, Microchip had no related-party transactions within the meaning of applicable SEC rules.

Pursuant to its charter, the Audit Committee reviews issues involving potential conflicts of interest and reviews and approves all related-party transactions as contemplated by NASDAQ and SEC rules and regulations. The Audit Committee may consult with the Board regarding certain conflict of interest matters that do not involve a member of the Board.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board currently consists of eight directors: Matthew W. Chapman, Esther L. Johnson, Karlton D. Johnson, Wade F. Meyercord, Ganesh Moorthy, Robert A. Rango, Karen M. Rapp and Steve Sanghi. Each of the current directors, other than Ms. Johnson, have been nominated for re-election to the Board at the annual meeting and each of the nominated directors has agreed to continue serving if re-elected. The Board plans to reduce the number of authorized directors from eight to seven immediately following the 2023 annual meeting. Ms. Johnson retired from the Board effective as of the date of the 2023 annual meeting. We would like to take this opportunity to thank Ms. Johnson for her years of service on our Board and for her many contributions to Microchip and its shareholders.

Unless proxy cards are otherwise marked, the persons named in the proxy card will vote such proxy for the election of the nominees named below. If any of the nominees becomes unable or declines to serve as a director at the time of the annual meeting, the persons named in the proxy card will vote such proxy for any nominee designated by the current Board to fill the vacancy. We do not expect that any of the nominees will be unable or will decline to serve as a director.

The Board and the Nominating, Governance, and Sustainability Committee have carefully considered the experience, structure, culture, diversity, operation, interactions, collaboration and performance of the current Board; the talents, expertise and contributions of individual directors; the growth and creation of stockholder value under the Board's leadership; the continued evolution of Microchip; the Board's role in continuing to develop and lead the strategic direction of Microchip; the continued change and consolidation in the semiconductor industry; anticipated future challenges and opportunities facing Microchip; and the Board's ongoing commitment to ensuring the long-term sustainability of Microchip to the benefit of its stockholders.

Our Board has determined that each of the following nominees for director is an independent director as defined by applicable SEC rules and NASDAQ listing standards: Mr. Chapman, Mr. Johnson, Mr. Meyercord, Mr. Rango and Ms. Rapp.

The term of office of each person who is elected as a director at the annual meeting will continue until the 2024 annual meeting of stockholders and until a successor has been elected and qualified.

Vote Required; Board Recommendation

A nominee for director in an uncontested election shall be elected to the Board if the votes cast for such nominee's election exceed the votes cast against such nominee's election (with votes cast excluding abstentions, withheld votes or broker "non-votes").

The Board and the Nominating, Governance, and Sustainability Committee believe that fostering continuity on the Board by nominating seven of our current directors for re-appointment is instrumental to the ongoing execution of our mission and strategy, as well as to the delivery of sustainable long-term value to our stockholders.

Our Board desires a mix of background and experience among its members. Our Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service at Microchip. Our Board actively seeks women and minority candidates for the pool from which Board candidates are chosen. Maintaining a balance of tenure among the directors is also part of the Board's consideration. The effectiveness of the Board's approach to Board composition decisions is evidenced by the directors' participation in the insightful and robust, yet respectful, deliberation that occurs at Board and Board committee meetings, and in shaping the agendas for those meetings.

Our Board and our executive management are committed to fostering an environment where a diversity of perspectives is heard and considered. Each of our Board members brings their own experience and perspectives to our Board discussions. In addition to gender and demographic diversity, we also recognize the value of other diverse attributes that directors may bring to our Board, including veterans of the U.S. military. We are proud to report that one of our current directors is a military veteran.

Board Diversity Matrix (As of June 30, 2023)*

Board Diversity
	Female	Male
Gender Identity
Directors	2	6
Demographic Background
African American or Black	—	1
Asian	—	2
White	2	3
Directors who are Military Veterans	—	1
Total Number of Directors	8

* To see our Board Diversity Matrix as of June 30, 2022, please see our proxy statement filed with the SEC on July 14, 2022.

Based on these considerations, among others, the Board unanimously recommends that stockholders vote "FOR" the nominees listed below.

Steve Sanghi transitioned to Executive Chair of our Board in March 2021. He served as Chief Executive Officer from October 1991 to March 2021 and as Chair of the Board since October 1993. He served as President from August 1990 to February 2016 and has served as a director since August 1990. Mr. Sanghi holds an M.S. degree in Electrical and Computer Engineering from the University of Massachusetts and a B.S. degree in Electronics and Communication from Punjab University. Mr. Sanghi was elected to the Board of Directors of Impinj, Inc. in March 2021 and was appointed as Board Chair in June 2022. Impinj, Inc. is a publicly traded company which offers a platform that wirelessly connects individual items and delivers data about the connected items to business and consumer applications. Mr. Sanghi served on the board of Mellanox Technologies Ltd., a publicly traded supplier of end-to-end Ethernet and InfiniBand intelligent interconnect solutions and services for servers, storage, and hyper-converged infrastructure, from February 2018 through April 2020. Mr. Sanghi has previously served on the boards of other publicly traded technology companies over the years. Mr. Sanghi is 67 years old as of June 30, 2023.

The Board concluded that Mr. Sanghi should be nominated to serve as a director since he previously served as Chief Executive Officer of Microchip for over 30 years and has provided very strong leadership to Microchip over this period. The Board believes that Mr. Sanghi's management skills and technology and industry experience have been instrumental to Microchip's extraordinary growth and profitability over the past 30 years and to the strong position Microchip has attained in its key markets. The Board believes that these skills make him well-suited to serve as the Chair of Microchip’s Board.

Ganesh Moorthy was appointed as President and Chief Executive Officer in March 2021 and to the Board of Directors in January 2021. Mr. Moorthy served as President and Chief Operating Officer since February 2016, and Chief Operating Officer since June 2009. He also served as Executive Vice President from October 2006 to August 2012 and as a Vice President in various roles since he joined Microchip in 2001.  Prior to this time, he served in various executive capacities with other semiconductor companies.  Mr. Moorthy holds an M.B.A. in Marketing from National University, a B.S. degree in Electrical Engineering from the University of Washington and a B.S. degree in Physics from the University of Mumbai, India. Mr. Moorthy was elected to the Board of Directors of Rogers Corporation in July 2013 and serves on the Audit Committee and as the Nominating, Governance, and Sustainability Committee Chairperson of the Board of Directors of Rogers Corporation. He also represents Microchip on the Board of Directors of the Semiconductor Industry Association and the Global Semiconductor Association. Mr. Moorthy is 63 years old as of June 30, 2023.

The Board concluded that Mr. Moorthy should be nominated to serve as a director since he has served in leadership positions with Microchip for over 20 years and has provided very strong leadership to Microchip over this period. The Board believes that Mr. Moorthy's management skills and technology and industry experience have been instrumental to Microchip's extraordinary growth and profitability for many years and to the strong position Microchip has attained in its key markets.

Matthew W. Chapman has served as a director of Microchip since May 1997. After serving for over 11 years, Mr. Chapman retired in February 2018 from his position as Chief Executive Officer of Northwest Evaluation Association, a not-for-profit education services organization providing computer adaptive testing for millions of students throughout the United States and in 140 other countries. In his career, Mr. Chapman has served as CEO and Chairman of Concentrex Incorporated, a publicly held company specializing in supplying software solutions and service to U.S. financial institutions. He holds a J.D. degree from the University of Oregon School of Law, and a B.S. degree in Economics from the University of Portland. Mr. Chapman is 72 years old as of June 30, 2023.

The Board concluded that Mr. Chapman should be nominated to serve as a director due to his significant CEO-level experience at several corporations. The Board also recognizes Mr. Chapman's experience in financial matters, management and public company governance. This background establishes him as an audit committee financial expert under applicable rules and makes him well-suited to serve as Chair of the Audit Committee of the Board.

Karlton D. Johnson has served as a director of Microchip since April 2021. He is currently the Chief Executive Officer of DeLaine Strategy Group LLC, a strategic advisory practice providing counsel to C-suite leaders in the public, private, non-profit and government sectors. A decorated combat veteran, Mr. Johnson previously served as the Chief Information Officer (CIO) for the Multinational Security Transition Command-Iraq, and in his final posting, served with distinction as the Senior U.S. military executive/CIO and lead cyberspace expert adviser to the 4-star Commander at United States Forces-Korea, Seoul, Republic of Korea. In 2014, Mr. Johnson retired from U.S.A.F. Active Duty as a Colonel after 26 years of honorable service, and he has held senior leadership roles within the Fortune 500 marketplace. Additionally, he serves in senior leadership positions on other private boards, and he holds several Master’s Degrees and executive Graduate Certifications from various institutions to include George Washington University, National Defense University, West Virginia University, ISACA and the U.S. government. Mr. Johnson is 57 years old as of June 30, 2023.

The Board concluded that Mr. Johnson should be nominated to serve as a director due to his visionary leadership and subject matter expertise in strategic leadership and risk, partnership creation, organizational excellence, mission assurance, aerospace and defense industries, cybersecurity and enterprise communications technologies. The Board believes that Mr. Johnson's background makes him well-suited to serve on the Board's Audit Committee and the Compensation Committee.

Wade F. Meyercord has served as a director of Microchip since June 1999, and as Lead Independent Director since June 2023. Since October 2002, he has served as President of Meyercord & Associates, Inc., a privately held management consulting firm specializing in executive compensation matters and stock plan consulting for technology companies, a position he previously held part time beginning in 1987. Mr. Meyercord served as a member of the Board of Directors of Endwave Corporation, a publicly held company, from March 2004 until it was acquired in 2011. Mr. Meyercord served as a member of the Board of Directors of California Micro Devices Corporation, a publicly held company, from January 1993 to October 2009, and Magma Design Automation, Inc., a publicly held company, from January 2004 to June 2005. He holds an M.B.A. degree in Engineering Administration from Syracuse University, and a B.S. degree in Mechanical Engineering from Purdue University. Mr. Meyercord is 82 years old as of June 30, 2023.

The Board concluded that Mr. Meyercord should be nominated to serve as a director due to his significant experience as a senior executive and board member of a number of companies in the technology industry. Mr. Meyercord gained further industry experience through his consulting practice. The Board believes that Mr. Meyercord's background makes him well-suited to serve on the Board's Nominating, Governance, and Sustainability Committee and as Chair of the Compensation Committee.

Robert A. Rango has served as a director of Microchip since January 2023. From 2016 to 2022, Mr. Rango served as President and CEO of Enevate Corp., a privately held corporation that develops fast-charging and high-density battery technology for the electric vehicle market. Mr. Rango is currently a member of the Board of Directors of two other publicly traded companies: KLA Corporation and Keysight Technologies, Inc., and he was previously on the Board of Directors of Integrated Device Technologies, Inc. Prior to joining Enevate, Mr. Rango was Executive Vice President of Broadcom Corp.’s Mobile and Wireless Group, and held executive positions with AT&T Microelectronics, Lucent Technologies and Agere Systems. He holds an M.E. degree in Electrical Engineering from Cornell University and a B.E. degree in Electrical Engineering from State University of New York at Stony Brook. Mr. Rango is 65 years old as of June 30, 2023.

The Board concluded that Mr. Rango should be nominated to serve as a director due to his significant executive-level experience in the technology industry. The Board also recognizes the knowledge and experience Mr. Rango has gained through his service on the boards of various public companies. The Board believes that Mr. Rango’s management skills and technology and industry experience make him well-suited to serve on the Board’s Compensation Committee.

Karen M. Rapp has served as a director of Microchip since January 2021. From 2017 through January 2023, she served as Chief Financial Officer of National Instruments Corporation ("NI"), a publicly traded company specializing in automated test and measurement systems. From January 2023 through May 2023, Ms. Rapp served as Strategic Advisor to the CEO of NI. Ms. Rapp served as Senior Vice President of Corporate Development of NXP Semiconductors N.V. ("NXP"), a Dutch global semiconductor manufacturer, after NXP acquired Freescale Semiconductor in December 2015. Ms. Rapp previously served in several positions at Freescale, including serving as Vice President and Chief Information Officer from April 2013 to December 2015 and as Director of Operations and Finance, Global Sales and Marketing from April 2010 to April 2013. Ms. Rapp holds a bachelor’s degree in Finance from Northern Illinois University, and an M.B.A. from the University of Texas at Austin. Ms. Rapp has served as a member of the Board of Directors and as a member of the Audit Committee and Compensation Committee at Plexus Corp. since March 2018. Ms. Rapp is 55 years old as of June 30, 2023.

The Board concluded that Ms. Rapp should be nominated to serve as a director due to her significant experience as a senior executive and board member of a number of companies in the technology industry. The Board believes that Ms. Rapp's background makes her well-suited to serve on the Board's Audit Committee and Chair of the Nominating, Governance, and Sustainability Committee. The Board also recognizes her experience in financial matters and that her background establishes her as an audit committee financial expert under applicable rules.

PROPOSAL TWO

APPROVAL OF AMENDED AND RESTATED 2001 EMPLOYEE STOCK PURCHASE PLAN

At the annual meeting, stockholders are being asked to approve our 2001 Employee Stock Purchase Plan ("ESPP") as amended and restated to extend the term of the plan for an additional ten years through August 31, 2034. No other material changes are being made to the ESPP. We are making this change to allow us to continue to use the ESPP to assist us in recruiting, retaining and motivating qualified personnel who help us achieve our business goals, including creating long-term value for stockholders.

Our ESPP is intended to offer an important incentive by allowing employees to purchase shares of our common stock. Employees are allowed to purchase our common stock under the ESPP at a price equal to 85% of the lower of the fair market value on either the opening or closing date of the respective offering period.

As of May 23, 2023, a total of approximately 8,569,384 shares are available for sale under the ESPP plus an automatic increase each January 1 during the term of the ESPP equal to the lesser of (i) 3,000,000 shares, (ii) one-half of one percent (0.5%) of the then outstanding shares of our common stock, or (iii) such lesser amount as approved by our Board of Directors.

Without stockholder approval of the ESPP, we believe our ability to attract and retain the individuals necessary to increase long-term stockholder value will be limited. We believe that the approval of the ESPP is important to our continued success.

The Board of Directors has approved the ESPP as amended, subject to the approval of our stockholders at the annual meeting.

Description of the ESPP

The following paragraphs provide a summary of the principal features of the ESPP and its operation. However, this summary is not a complete description of all of the provisions of the ESPP, and is qualified in its entirety by the specific language of the ESPP. A copy of the ESPP is provided as Appendix B to this proxy statement.

Purpose and Background

The purpose of the ESPP is to provide eligible employees of Microchip and participating subsidiaries with the opportunity to purchase shares of common stock through payroll deductions at a discounted purchase price. The ESPP was originally adopted by the Board of Directors in May 2001 and approved by stockholders at our 2001 annual meeting. Stockholders approved an amendment to the ESPP at our 2003 annual meeting to reserve an additional 1,950,000 shares under the ESPP and to add the annual automatic "evergreen" share reserve increase beginning January 1, 2005. Stockholders approved an amendment to the ESPP to extend the term through August 31, 2024 at our 2014 annual meeting.

Administration

The ESPP is administered by a committee of members of the Board of Directors which is currently the Compensation Committee. The Compensation Committee has full power to interpret the ESPP, and its decisions will be final and binding upon all participants.

Eligibility

Generally, all U.S. employees of Microchip or any of the U.S. subsidiaries designated by the Compensation Committee will be eligible to participate in the ESPP. However, no employee who normally works less than 20 hours per week or five months in a calendar year is eligible to participate. Also, no employee will be eligible to participate in the ESPP if, immediately after the grant of an option to purchase stock under the ESPP, that employee would own 5% of either the voting power or the value of the common stock. No employee's rights to purchase the common stock pursuant to the ESPP may accrue at a rate that exceeds $25,000 per calendar year. As of May 23, 2023, approximately 4,605 employees are participating in the ESPP. Non-employee directors are not eligible to participate in the ESPP.

Participation and Purchases

Under the ESPP, during open enrollment a participant must authorize payroll deductions to be made on each payroll day during the offering period in any multiple of 1%, which may not exceed 10% of their eligible compensation. A participant may discontinue his or her participation in the ESPP or decrease his or her payroll deductions during an offering period with no more than one reduction being allowed in any purchase period. A participant may increase payroll deductions effective beginning with the next offering period. Generally, when an employee terminates employment with Microchip or any designated subsidiary, the employee's right to participate in the ESPP terminates. The ESPP provides for offering periods of up to 24 months. Each offering period will include one or more purchase periods. The duration of each offering period and purchase period will be determined by the Compensation Committee. The ESPP is currently implemented by a series of offering periods beginning on the first business day of March and the first business day of September of each year, and each offering period consists of one or more six-month purchase periods.

The first day of each offering period is referred to as an entry date. Eligible employees participate in the ESPP through accumulated payroll deductions. At the end of each approximately six-month purchase period, these accumulated payroll deductions are used to purchase shares of common stock at a price per share equal to the lower of 85% of the closing price of a share of common stock on (1) the relevant entry date or (2) the relevant purchase date whichever is less. The ESPP also provides that no participant may purchase more than 15,000 shares of common stock in any one purchase period. This limitation may be changed by the Compensation Committee.

Withdrawal

If a participant chooses to withdraw from a purchase period, the participant may elect to have all accumulated payroll deductions refunded or have the accumulated payroll deductions used to purchase common stock on the next purchase date. The Compensation Committee may also establish rules limiting the frequency with which participants may withdraw and may establish a waiting period for participants wishing to re-authorize payroll deductions.

Termination of Employment

Termination of a participant's employment other than by reason of death or disability immediately cancels his or her option and participation in the ESPP. If this occurs, payroll deductions credited to the participant's account will be refunded to the participant. If a participant dies, or terminates employment due to disability, at the election of the participant (or if applicable the participant's estate), his or her accumulated payroll deductions will be used to purchase shares on the next purchase date or the accumulated payroll deductions will be refunded to the participant or his estate.

Non-transferability

Rights to purchase shares of common stock and any other rights and interests under the ESPP may not be assigned, transferred, sold or otherwise disposed of and may not be subject to the claims of creditors or liable to attachment, execution or other legal process.

Certain Transactions

In the event of any stock split, stock dividend, spin-off, reclassification, recapitalization or other similar event affecting the common stock, adjustments may be made in the number of shares of stock subject to the ESPP, the number and kind of shares of stock to be purchased pursuant to each option and the price per share of common stock covered by each option. Any such adjustment will be made by the Compensation Committee, whose determination shall be final. In the event of a proposed sale of all or substantially all of the assets of Microchip or the merger or consolidation of Microchip with another company, each option will be assumed by, or an equivalent option substituted, by the successor company or an affiliate. If the successor company or affiliate refuses to assume or substitute for the option, the next purchase date will be automatically accelerated to the date before the proposed sale or merger.

Amendment and Termination

The Compensation Committee may amend, suspend or terminate the ESPP or any part of the ESPP at any time and for any reason. If the ESPP is terminated, the Compensation Committee may determine that all outstanding rights to purchase shares under the ESPP terminate immediately, upon completion of the next purchase date (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If options are terminated prior to expiration, then all amounts credited to participants that have not been used to purchase shares of common stock will be returned, without interest (unless otherwise required by applicable law), as soon as administratively practicable. Unless terminated earlier, as amended, the ESPP will expire on August 31, 2034.

ESPP Benefits

Participation in the ESPP is voluntary and is dependent on each eligible employee’s election, level of payroll deductions and the purchase price under the ESPP. Accordingly, future purchases and benefits under the ESPP are not determinable. For illustrative purposes, the following table sets forth (i) the number of shares of our common stock purchased during the last completed fiscal year under the ESPP and, (ii) the average price per share paid for such shares.

Name and Position	Number of Shares Purchased	Weighted Average Per Share Purchase Price ($)
Ganesh Moorthy, CEO and President	385	55.19
Steve Sanghi, Executive Chair	385	55.19
Stephen V. Drehobl, Senior VP, MCU8 and MCU16 Business Units	385	55.19
Richard Simoncic, Executive VP, Analog Power and Interface Business Unit	385	55.19
J. Eric Bjornholt, Senior VP and CFO	385	55.19
All current executive officers as a group	1,925	55.19
All current directors who are not executive officers as a group	—	—
All employees of the company (excluding executive officers) as a group	933,497	55.19

Certain U.S. Federal Income Tax Information

The following briefly summarizes U.S. federal income taxation of the ESPP for participants and Microchip. The summary does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or non-U.S. jurisdiction in which the participant may reside.

The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under an employee stock purchase plan, which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to Microchip, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two (2) years after the start date of the offering period in which the shares were acquired or within one (1) year after the actual purchase date of those shares, the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and Microchip will be entitled to an income tax deduction, for the taxable year in which such disposition occurs equal in amount to such excess. The amount of ordinary income will be added to the participant’s basis in the shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss.

If the shares have been held for more than one (1) year since the date of purchase, the gain or loss will be long-term. If the participant sells or disposes of the purchased shares more than two (2) years after the start date of the offering period in which the shares were acquired and more than one (1) year after the purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid, or (b) 15% of the fair market value of the shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. Microchip will not be entitled to an income tax deduction with respect to such disposition.

Vote Required; Board Recommendation

The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the annual meeting is required to adopt the amendment and restatement of our 2001 Employee Stock Purchase Plan. Abstentions and broker "non-votes" are not counted as votes cast affirmatively or negatively for purposes of approving our amended and restated 2001 International Employee Stock Purchase Plan, and thus will not affect the outcome of the voting on such proposal.

The Board unanimously recommends a vote "FOR" Proposal Two, the approval of the amended and restated ESPP.

PROPOSAL THREE

APPROVAL OF AMENDED AND RESTATED 1994 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

At the annual meeting, stockholders are being asked to approve the amendment and restatement of our 1994 International Employee Stock Purchase Plan ("IESPP") to extend the term of the IESPP for an additional ten years through November 30, 2034. No other material changes are being made to the IESPP.

Stockholder approval of the amendment will allow us to continue to use the IESPP to assist us in recruiting, retaining and motivating qualified personnel who help us achieve our business goals, including creating long-term value for stockholders. Our IESPP is intended to offer an important incentive by allowing employees of participating foreign subsidiaries to purchase shares of our common stock. Employees are allowed to purchase our common stock under the IESPP at a price equal to 85% of the lower of the fair market value on either the opening or closing date of the respective purchase period.

Currently, our IESPP is scheduled to expire on November 30, 2024. Without stockholder approval of the amended and restated IESPP, we believe our ability to attract and retain the individuals necessary to increase long-term stockholder value will be limited. We believe that the approval of the amendment is important to our continued success. If stockholders do not approve an extension of the term of the IESPP, the IESPP's goals of recruiting, retaining and motivating talented employees will be more difficult to meet.

The Board of Directors has approved the amended IESPP, subject to the approval of our stockholders at the annual meeting.

Description of the IESPP

The following paragraphs provide a summary of the principal features of the IESPP and its operation. However, this summary is not a complete description of all the provisions of the IESPP, and is qualified in its entirety by the specific language of the IESPP. A copy of the IESPP is provided as Appendix C to this proxy statement.

Purpose and Background

The purpose of the IESPP is to provide eligible employees of Microchip's participating non-U.S. subsidiaries with the opportunity to purchase shares of common stock through payroll deductions at a discounted purchase price. The IESPP was originally adopted by the Board of Directors effective June 1, 1994. Our shareholders approved the amendment and restatement of the IESPP at the 2014 Annual Meeting.

Shares Available for Issuance

As of May 23, 2023, a total of approximately 1,483,444 shares of common stock are reserved for issuance under the IESPP plus an automatic increase each January 1 during the term of the plan of one tenth of one percent (0.1%) of the then outstanding shares of our common stock.

Administration

Each foreign subsidiary of Microchip that is authorized to participate under the IESPP has the responsibility for administering the IESPP as it relates to the eligible employees of that subsidiary. The Board of Directors appoints a committee to administer the IESPP for that foreign subsidiary. The committee is comprised of two or more members of senior management. Each committee has full power to interpret the IESPP, and make final decisions that are binding upon participants for that foreign subsidiary.

Eligibility

Generally, all non-U.S. residents employed by a participating foreign subsidiary of Microchip who work outside of the U.S. are eligible to participate in the IESPP. However, all eligible employees must meet the conditions stated in the IESPP. As of May 23, 2023, approximately 5,642 employees are participating in the IESPP. Non-employee directors are not eligible to participate in the IESPP.

Participation and Purchases

Under the IESPP a participant must authorize payroll deductions prior to the first day of the offering period in any multiple of 1%, which may not exceed 10% of their eligible compensation. The payroll deduction will be collected in the currency paid by the foreign subsidiary. Generally, when an employee terminates employment with Microchip or any designated subsidiary, the employee's right to participate in the IESPP terminates. The IESPP provides for successive six-month purchase periods until such time as (1) the maximum number of shares of common stock available for issuance under the IESPP has been purchased, or (2) the IESPP has been earlier terminated according to its terms.

Eligible employees participate in the IESPP through accumulated payroll deductions. At the end of each approximately six-month purchase period, these accumulated payroll deductions are used to purchase shares of common stock at a purchase price equal to eighty five percent (85%) of the lower of (1) the fair market value per share on the start date of that purchase period, or (2) the fair market value per share on the last U.S. business day of that purchase period. Currently, purchase dates under the IESPP are the first business day of June and the first business day of December of each year. The IESPP also provides that no participant may purchase more than 3,798 shares of common stock in any one purchase period. This limitation may be changed by the committee only upon ratification by the Board of Directors.

Termination of Employment

Termination of a participant's employment other than by reason of death or disability immediately cancels his or her option and participation in the IESPP. If this occurs, the payroll deductions credited to the participant's account will be returned without interest to him or her. If a participant dies, or terminates employment due to disability, at the election of the participant (or if applicable the participant's estate), his or her accumulated payroll deductions will be used to purchase shares on the next purchase date or the accumulated payroll deductions will be refunded to the participant or his or her estate.

Non-transferability

Rights to purchase shares of common stock and any other rights and interests under the IESPP may not be assigned, transferred, sold or otherwise disposed of and may not be subject to the claims of creditors or liable to attachment, execution or other legal process.

Certain Transactions

In the event of any stock split, stock dividend, recapitalization or other similar event affecting the common stock, adjustments may be made in the number of shares of stock subject to the IESPP, the number and kind of shares of stock to be purchased pursuant to each option and the price per share of common stock covered by each option. Any such adjustment will be made by the Board of Directors, whose determination shall be final. In the event of a proposed sale of all or substantially all of the assets of Microchip or the merger or consolidation of Microchip with another company, then all payroll deductions for the purchase period in which such acquisition occurs will automatically be converted into U.S. Dollars immediately prior to the effective date of the acquisition or merger and applied to the purchase of common stock. The purchase price for shares will be equal to 85% of the lesser of (1) the market price of the common stock on the first day of the purchase period, or (2) the market price of the common stock immediately prior to the acquisition.

Amendment and Termination

Generally, the Board of Directors may terminate or amend the IESPP with respect to one or more foreign subsidiaries following the end of any purchase period. The IESPP will continue until all of the shares authorized for the IESPP are sold, unless terminated sooner by the Board of Directors.

Withdrawal

If a participant chooses to withdraw from a purchase period, the participant may elect to have all accumulated payroll deductions refunded or have the accumulated payroll deductions used to purchase common stock on the next purchase date. The committee may also establish rules limiting the frequency with which participants may withdraw and may establish a waiting period for participants wishing to re-authorize payroll deductions.

Income Tax Consequences

Income tax implications of participation in the IESPP differ depending on the particular laws applicable in the country in which the foreign subsidiary is located.

Plan Benefits

Participation in the IESPP is voluntary. Because benefits under the IESPP depend on employees' elections to participate and the fair market value of the common stock at various future dates, it is not possible to determine the benefits that will be received by employees.

Amendment and Termination

The committee may alter, amend, suspend or discontinue the IESPP with respect to one or more foreign subsidiaries following the end of any purchase period. The committee may also terminate the IESPP in its entirety immediately following the end of any purchase period. If the IESPP is terminated, no further purchase rights will be granted or exercised, and no further payroll deductions will be collected. Unless terminated earlier, the IESPP, as amended, will expire on November 30, 2034.

Vote Required; Board Recommendation

The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the annual meeting is required to adopt the amendment and restatement of our 1994 International Employee Stock Purchase Plan. Abstentions and broker "non-votes" are not counted as votes cast affirmatively or negatively for purposes of approving our amended and restated 1994 International Employee Stock Purchase Plan, and thus will not affect the outcome of the voting on such proposal.

The Board unanimously recommends a vote "FOR" Proposal Three, the approval of the amended and restated IESPP.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2024. Ernst & Young LLP has audited our financial statements since the fiscal year ended March 31, 2002 and has served as our independent registered public accounting firm since June 2001. The partner in charge of our audit is rotated every five years. Other partners and non-partner personnel are rotated on a periodic basis as required.

We anticipate that a representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions. Stockholder ratification of the appointment of Ernst & Young LLP is not required by our Bylaws or applicable law. However, our Board chose to submit such appointment to our stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

Fees Paid to Independent Registered Public Accounting Firm

The following table lists the fees billed or to be billed by Ernst & Young LLP for the last two fiscal years.

	Fiscal Year
	2023	2022
Audit Fees (1)	$5,644,000	$5,469,000
Audit-Related Fees (2)	47,000	33,000
Tax Fees (3)	1,032,000	1,166,000
All Other Fees (4)	—	—
Total	$6,723,000	$6,668,000

(1)Represents fees associated with our annual audit, statutory audits required internationally, the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, reviews of our quarterly reports and advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits and the assistance with review of our SEC registration statements.
(2)Represents fees associated with employee benefit plan audits, internal control reviews, accounting consultations and attestation services that are not required by statute or regulation.
(3)Represents fees associated with tax return preparation, tax advice and tax planning.
(4)Represents fees for support and advisory services not related to audit services or tax services.

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget or limit. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Chair of the Audit Committee has the delegated authority from the Audit Committee to pre-approve a specified level of services, and such pre-approvals are then communicated to the full Audit Committee at its next scheduled meeting. During fiscal 2023, all audit and non-audit services rendered by Ernst & Young LLP were approved in accordance with our pre-approval policy.

Our Audit Committee has determined that the non-audit services rendered by Ernst & Young LLP during fiscal 2023 and fiscal 2022 were compatible with maintaining the independence of Ernst & Young LLP.

Vote Required; Board Recommendation

The affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting is required to approve the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2024. Abstentions and broker "non-votes" are not counted as votes cast affirmatively or negatively and thus will have no effect on this proposal. Because this is a routine proposal, we do not expect any broker "non-votes".

Upon the recommendation of our Audit Committee, our Board unanimously recommends that stockholders vote "FOR" Proposal Four, the ratification of our independent registered public accounting firm, as described in this Proxy Statement.

PROPOSAL FIVE

APPROVAL OF EXECUTIVE COMPENSATION

As contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), Section 14A of the Securities Exchange Act of 1934 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules (commonly referred to as a "Say-on-Pay").

As described in the section "Executive Compensation — Compensation Discussion and Analysis," our executive compensation program is a comprehensive package designed to motivate our executive officers to achieve our corporate objectives and is intended to be competitive and allow us to attract and retain highly qualified executive officers. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both our performance and individual performance.

Stockholders are urged to read the "Executive Compensation — Compensation Discussion and Analysis" section of this Proxy Statement, beginning on page 36 which discusses how our executive compensation policies implement our compensation philosophy, and the "Compensation of Named Executive Officers" section of this Proxy Statement, which contains tabular information and narrative discussion about the compensation of our named executive officers. These sections provide additional details about our executive compensation programs, including information about the fiscal 2023 compensation of our named executive officers. The Compensation Committee and our Board believe that these policies are effective in implementing our compensation philosophy and in achieving our goals.

We are asking our stockholders to indicate their support for our executive compensation as described in this Proxy Statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the "Executive Compensation — Compensation Discussion and Analysis," the "Summary Compensation Table" and the other related tables and disclosures.

The Say-on-Pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers each year at our annual meeting of stockholders. Thus, it is expected that the next such vote will occur at our 2024 annual meeting.

Vote Required; Board Recommendation

The affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting is required to approve the compensation of our named executive officers on an advisory (non-binding) basis. Abstentions and broker "non-votes" are not counted as votes cast affirmatively or negatively for purposes of approving the compensation of our named executive officers on an advisory (non-binding) basis and thus will not affect the outcome of the voting on such proposal.

Our Board unanimously recommends voting "FOR" Proposal Five, the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers, as described in this Proxy Statement.

PROPOSAL SIX

APPROVAL OF FREQUENCY PERIOD OF ADVISORY COMPENSATION VOTE

In connection with Proposal Five, the Dodd-Frank Act also requires that we include in this Proxy Statement a separate advisory (non-binding) stockholder vote to advise Microchip on how frequently we should seek a Say-on-Pay vote. By voting on this Proposal Six, stockholders may indicate whether they would prefer an advisory vote on executive officer compensation once every one, two, or three years.

Because an advisory vote every year allows our stockholders to provide us with timely feedback regarding our compensation policies and practices, our Board of Directors believes that Say-on-Pay votes should be conducted annually. You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting. Under SEC rules, we will be required to permit our stockholders to vote on the frequency of the Say-on-Pay vote at least once every six years.

Vote Required; Recommendation of the Board of Directors

The selection regarding the frequency of the stockholder vote on executive compensation receiving the highest number of "FOR" votes shall be treated as being the frequency approved on an advisory (non-binding) basis. However, because this vote is advisory and not binding on the Board of Directors or us in any way, the Board of Directors may decide that it is in the best interests of our stockholders and us to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. Abstentions and broker "non-votes" will be treated as having no effect with respect to this proposal.

Our Board of Directors unanimously recommends that stockholders vote to hold Say-on-Pay votes every year (as opposed to every two or three years) under Proposal Six.

PROPOSAL SEVEN

STOCKHOLDER PROPOSAL REQUESTING THAT OUR BOARD OF DIRECTORS COMMISSION AN INDEPENDENT THIRD-PARTY REPORT, AT REASONABLE EXPENSE AND EXCLUDING PROPRIETARY INFORMATION, ON OUR DUE DILIGENCE PROCESS TO DETERMINE WHETHER OUR CUSTOMERS' USE OF OUR PRODUCTS CONTRIBUTE OR ARE LINKED TO VIOLATIONS OF INTERNATIONAL LAW

Presbyterian Mission, 100 Witherspoon Street, Louisville, KY 40202, who beneficially owned as of March 13, 2023, and continuously for at least three years, shares of our common stock worth at least $2,000, is the lead proponent for this stockholder proposal. Sisters of the Presentation of the Blessed Virgin Mary, 1702 S. 7th Avenue #210, Sioux Falls, South Dakota 57105-2034, who beneficially owned as of March 14, 2023, and Portico Benefit Services, 7700 France Ave. S., Ste. 350, Minneapolis, MN 55435-2802, who beneficially owned as of March 16, 2023, each continuously for at least three years, shares of our common stock worth at least $2,000, are also proponents of this stockholder proposal. Friends Fiduciary, who beneficially owned as of March 16, 2023, and continuously for at least one year, shares of our common stock worth at least $25,000 is also a proponent of this stockholder proposal.

The proposal and the supporting statement submitted by the proponents are set forth below.

RESOLVED: Shareholders request that the Board of Directors commission an independent third-party report, at reasonable expense and excluding proprietary information, on Microchip Technology lncorporated's (Microchip) due diligence process to determine whether its customers' use of its products contribute or are linked to violations of international law.

WHEREAS: The US and EU have imposed sanctions and export controls against Russia and its affiliated businesses in response to the illegal invasion of Ukraine.(1)(2) The Biden administration launched a task force focused on enforcing export controls-regulations designed to keep sensitive technologies out of the hands of foreign adversaries and called on companies to watch out for counterparties "reluctant to detail the end use of a good."(3)

Reporting from the Royal United Services Institute (RUSI) and Ukrainian government found that Microchip's products were among the most prevalent in the 208 dual-use components recovered from 26 Russian weapons systems. RUSI notes that Microchip manufactures ECCN-classified components, which require a license for export, and the company's other EAR99-designated components create "a due-diligence obligation to make sure they were not destined for a prohibited end user, or to be used in prohibited end use."(4)

Missile systems with Microchip components have been implicated in attacks on Ukrainian civilian infrastructure, which may be considered a war crime.(5) Reporting shows that some missile systems used in Ukraine were manufactured in late 2022(6), indicating western components are still being diverted to Russian entities despite sanctions(7), and that Microchip products were sold directly to a Russian entity with known military connections or diverted from a single intermediary.(8)

The use of Microchip's products during the Russian invasion of Ukraine may result in human rights and financially material risks through potential violations of evolving American and EU sanctions and export controls, the UN Guiding Principles on Business and Human Rights (UNGPs), Microchip's human rights policies, and international law.

Because human rights risks can be particularly acute in conflict-affected and high-risk areas (CAHRA), characterized by widespread human rights abuses and violations of national or international law, the UNGPs call for heightened human rights due diligence (hHRDD). To mitigate risks associated with customer conduct in CAHRA, companies undertake hHRDD and "Know Your Customer" (KYC) due diligence, coupled with sanctions compliance programs.

SUPPORTING STATEMENT

Shareholders seek information, at board and management discretion, through a report that describes Microchip's:

•Sanctions and export control compliance process to ensure that dual-use items are not used by proscribed users or for proscribed uses in connection with Russia's invasion and across CAHRA;
•Board of Directors' role in overseeing the identification and management of risks associated with proscribed users and use;
•Determination if Microchip's hHRDD and KYC due diligence processes must be strengthened to adequately address material risks associated with proscribed users and use; and

•Assessment of legal, regulatory, and reputational risks to shareholder value posed by the use of Microchip's products in connection with the invasion and across CAHRA.

(1)     https://home.treasury.gov/news/pre.ss-releases/jy0608
(2)     https://www.theguardian.com/world/2022/sep/23/russia-has-commilted-war-crlmes-in-ukralne-sav-un-lnvestigators
(3)     https://www.wsj.com/articles/lustice-department-hirlng-dozens-of-new-prosecutors-to-enforce-russlan-sanctions-4e9b9047
(4)     https://static.rusi.org/RUSI-Silicon-Lifeline-final-updated-web 1.pdf
(5)     https://www.aa.eom.tr/en/russia-ukraine-war/iskander-mlssiles-used-against-ukrainian-milltary-lnfrastructure-says-russia/2761646#
(6)     https://www.nytlmes.com/2022/12/05/us/politics/cruise-missiles-russia-ukraine-sanctions.html
(7)     https://euromaidanpress.com/2022/09/28/how-foreign-microchlps-end-up-in-russian-tanks-despite-sanctions/
(8)     https://statlc.rusi.org/RUSI-Sllicon-Llfellne-flnal-updated-web 1.pdf

Microchip’s Board of Directors’ Statement in Opposition to Stockholder Proposal

Our Board of Directors carefully considered this proposal and concluded that its adoption is not necessary and is not in the best interests of our stockholders. We take our compliance and social responsibility obligations seriously. Microchip and its Board are committed to our trade compliance program and to operating our business with high ethical standards. We do not support or condone the use of our products for applications for which they were not authorized, including actions by Russia against the Ukraine or other military actions against civilians in conflict-affected areas.

The board of directors recommends a vote "AGAINST" this proposal for the following reasons:

We have trade controls and know your customer procedures in place.

We agree with the principles on which this proposal is based, and already have programs specifically designed to achieve the primary objective of the proposal to keep our products out of the hands of prohibited users or being used for prohibited uses. Our trade control policies and procedures address the review of our supply chain, our customers, distributors, and transactions. More information is available on our webpage. These programs are designed to prevent Microchip from engaging with sanctioned or embargoed parties who might use Microchip products in prohibited applications, such as weapons being used by Russia against the Ukrainian people.

Microchip has complied with applicable law and gone beyond its legal obligations. For example, in March 2022, Microchip voluntarily stopped sales of all products to Russia and Belarus, even those that were not restricted by law, because the actions of Russia against the Ukrainian people went against our Guiding Values. We also closed our office in Russia and ended relationships with Russian distributors. Additionally, Microchip is actively engaged with the Semiconductor Industry Association (SIA), the U.S. Departments of Justice and Commerce, and others in the industry to address the challenges of semiconductor product diversion from legitimate purchasers to unauthorized users.(1)

Complete traceability of such a complex global semiconductor supply chain is not possible.

Because we operate in an extensive, ever-changing global supply chain, an expectation of complete traceability of standard semiconductor products to every end use and 100% prevention of product misuse and diversion is unachievable. Standard semiconductor integrated circuits (ICs) of the types that we sell are used in numerous electronics products and systems. The same IC can be used in many types of end products ranging from something as advanced as a weapons system to something as simple as a toaster. Microchip produces billions of these general-purpose ICs that are sold to more than 125,000 customers every year, and these ICs are often transferred to multiple parties all over the world before being incorporated into an end product. Further, products that can be lawfully purchased almost anywhere, like car alarms and cell phones, may be deconstructed so the ICs within them can be reused in other applications such as weapons.

The fact that some ICs can last 20-30 years in an application, complicates things even more. This means that semiconductor parts found in a conflict-affected area may have been purchased years before any sanction or export control went into effect. The Semiconductor Industry Association cited one analysis of Iranian drones recovered in Ukraine that found that some components dated back to 2005. Those products could have been repackaged and resold many times all over the world before ending up in a final application.(1) This unfortunate event may not be prevented.

The proposal is contrary to the interests of Microchip’s stockholders.

Our board believes that the proposal would micro-manage Microchip’s business operations and impose an unproductive administrative burden, which is contrary to the interests of Microchip and its stockholders. The requested report probes deeply into ordinary business matters, which we are already managing appropriately and over which the board is already exercising appropriate oversight. The proposal also prescribes additional disclosures and novel diligence requirements that go beyond what is reasonable for our business operations and would be costly and time-consuming to produce. Further, our board and management are concerned that a report containing details of our diligence and compliance programs would assist third parties in determining how to divert our products so they could be used in unauthorized ways that could cause harm.

We believe that Microchip’s trade controls meet the primary objective of the proposal and adopting the proposal would not provide meaningful information not already comprehended in Microchip’s existing trade controls program.

(1)    https://www.semiconductors.org/semiconductor-industry-is-committed-to-combatting-illicit-chip-diversion/

Vote Required; Board Recommendation

The affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting is required to approve the stockholder proposal. Abstentions and broker "non-votes" are not counted as votes cast affirmatively or negatively for purposes of approving the stockholder proposal and thus will not affect the outcome of the voting on such proposal.

Our Board of Directors unanimously recommends voting "AGAINST" Proposal Seven, the adoption of the Stockholder Proposal requesting that our Board of Directors commission an independent third-party report, at reasonable expense and excluding proprietary information, on our due diligence process to determine whether our customers' use of our products contribute or are linked to violations of international law.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning the beneficial ownership of our common stock as of June 23, 2023 for: (a) each director and director nominee, (b) our CEO, our CFO and the three other most highly compensated executive officers named in the "Summary Compensation Table," (c) all directors and executive officers as a group, and (d) each person who is known to us to own beneficially more than 5% of our common stock. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws and joint tenancies, the persons named in this table have sole voting and investment power with respect to all shares of common stock held by such person:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Common Stock (1)
The Vanguard Group, Inc. (2)	66,300,914	12.18
BlackRock, Inc. (3)	43,244,463	7.94
Steve Sanghi (4)	10,113,869	1.86
Ganesh Moorthy (5)	778,562	*
Matthew W. Chapman (6)	38,430	*
Wade F. Meyercord (7)	30,817	*
Esther L. Johnson (6)	25,502	*
Karen M. Rapp (6)	6,154	*
Karlton D. Johnson (6)	3,721	*
Robert A. Rango (8)	1,747	*
Richard Simoncic (9)	127,775	*
Stephen V. Drehobl (10)	86,115	*
J. Eric Bjornholt (11)	36,140	*
All directors and executive officers as a group (11 people) (12)	11,248,832	2.07

* Represented less than 1% of the outstanding shares of common stock as of June 23, 2023. Our shares of common stock outstanding at June 23, 2023 were 544,333,965.

(1)For each individual and group included in the table, the number of shares beneficially owned includes shares of common stock issuable to the identified individual or group pursuant to RSUs that will vest within 60 days of June 23, 2023. With respect to RSUs that will vest within 60 days of June 23, 2023, the full vesting amount of shares has been included in the table, however, the actual shares issued are expected to be lower as the shares actually issued will be net of taxes. In calculating the percentage of ownership of each individual or group, share amounts that are attributable to RSUs that vest within 60 days of June 23, 2023 are deemed to be outstanding for the purpose of calculating the percentage of shares of common stock owned by such individual or group, but are not deemed to be outstanding for the purpose of calculating the percentage of shares of common stock owned by any other individual or group. Unless otherwise indicated, the address for each stockholder listed is: c/o Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.
(2)Address is 100 Vanguard Boulevard, Malvern, PA 19355. All information is based solely on the Schedule 13G/A filed by The Vanguard Group, Inc. on February 9, 2023, with the exception of the percentage of common stock held which is based on shares outstanding at June 23, 2023. Such Schedule 13G/A indicates that The Vanguard Group, Inc. (i) has sole power to dispose of or direct the disposition of 64,010,455 shares of common stock and shared power to dispose of or direct the disposition of 2,290,459 shares of common stock; and (ii) has shared power to vote or direct the vote of 813,613 shares of common stock.
(3)Address is 55 East 52nd Street, New York, NY 10055. All information is based solely on the Schedule 13G/A filed by BlackRock, Inc. on February 3, 2023, with the exception of the percentage of common stock held which is based on shares outstanding at June 23, 2023. Such Schedule 13G/A indicates that BlackRock, Inc. (i) has sole power to dispose of or direct the disposition of 43,244,463 shares of common stock; and (ii) has sole power to vote or direct the vote of 39,376,663 shares of common stock.
(4)Includes 4,182,993 shares held of record by The Sanghi Trust (the "Sanghi Trust"), 5,905,872 shares held of record by The Sanghi Family Limited Partnership (the "Family Limited Partnership"), and includes an aggregate of 25,004 shares subject to RSUs that vest within 60 days of June 23, 2023. Steve Sanghi and Maria T. Sanghi are the sole trustees of the Sanghi Trust. The Sanghi Trust is the sole member of the Sanghi LLC which is the sole general partner of the Family Limited Partnership.

(5)Includes 766,614 shares held of record by Ganesh Moorthy and Hema Moorthy as trustees, and includes an aggregate of 11,948 shares subject to RSUs that vest within 60 days of June 23, 2023.
(6)Includes an aggregate of 2,748 shares subject to RSUs that vest within 60 days of June 23, 2023.
(7)Includes 28,069 shares held of record by Wade F. Meyercord and Phyllis Meyercord as trustees, and 2,748 shares subject to RSUs that vest within 60 days of June 23, 2023.
(8)Includes an aggregate of 1,747 shares subject to RSUs that vest within 60 days of June 23, 2023.
(9)Includes an aggregate of 124,005 shares held of record by Richard Simoncic and Melody Simoncic as trustees, and 3,770 RSUs that vest within 60 days of June 23, 2023.
(10)Includes an aggregate of 5,656 shares subject to RSUs that vest within 60 days of June 23, 2023.
(11)Includes 32,004 shares held of record by J. Eric Bjornholt as trustee, and includes an aggregate of 4,136 shares subject to RSUs that vest within 60 days of June 23, 2023.
(12)Includes an aggregate of 66,001 RSUs that vest within 60 days of June 23, 2023.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Compensation Program

The Compensation Committee of our Board, presently comprised of Mr. Meyercord (Chair), Ms. Johnson, Mr. Johnson and Mr. Rango reviews the performance of our executive officers and makes compensation decisions regarding our executive officers. Our policies for setting compensation for each of our named executive officers (i.e., our CEO, our CFO, and our three other most highly paid executive officers) are the same as those for the rest of our executive officers. Our compensation program is a comprehensive package designed to motivate the executive officers to achieve our corporate objectives and is intended to be competitive and allow us to attract and retain highly qualified executive officers. In general, the types of compensation and benefits provided to our executive officers are similar to those provided to a broad base of Microchip employees, and include salary, cash bonuses, RSUs, and other benefits described below.

Our Executive Compensation Policy and Objectives

Our compensation policy for executive officers, including our named executive officers, and key employees is based on a "pay-for-performance" philosophy. This "pay-for-performance" philosophy emphasizes variable compensation, primarily by placing a large portion of pay at risk. We believe that this philosophy meets the following objectives:
•rewards performance that may contribute to increased stockholder value,
•attracts, retains, motivates and rewards individuals with competitive compensation opportunities,
•aligns an executive officer's total compensation with our business objectives,
•fosters a team environment among our management that focuses their energy on achieving our financial and business objectives consistent with Microchip's "Guiding Values,"
•balances short-term and long-term strategic goals, and
•builds and encourages ownership of our common stock.

Decisions regarding cash and equity compensation also include subjective determinations and consideration of various factors with the weight given to a particular factor varying from time to time and in various individual cases, such as an executive officer's experience in the industry and the perceived value of the executive officer's position to Microchip as a whole.

We believe that the overall compensation levels for our executive officers, including our named executive officers, in fiscal 2023 were consistent with our "pay-for-performance" philosophy and were commensurate with our fiscal 2023 performance.

Executive Compensation Process

The Compensation Committee evaluates and establishes the compensation of our executive officers, including our named executive officers. The Compensation Committee seeks input from our CEO and our Executive Chair when discussing the performance of, and compensation levels for, the executive officers other than themselves. Neither our CEO nor our Executive Chair participates in deliberations relating to his own compensation.

The Compensation Committee designs our executive compensation program to be competitive with those of other companies in the semiconductor or related industries in our market. The Compensation Committee determines appropriate levels of compensation for each executive officer based on their level of responsibility within the organization, performance, and overall contribution. After such determination, the Compensation Committee makes allocations between long-term and short-term as well as the cash and non-cash elements of compensation. Microchip's financial and business objectives, the salaries of executive officers in similar positions with comparable companies and individual performance are considered in making these determinations. To the extent compensation information is reviewed for other companies, it is obtained from published materials such as proxy statements, and information gathered from such companies directly. We do not utilize a specific peer group in our review.

In August 2022, the Compensation Committee engaged Compensia as its independent compensation consultant to provide a detailed review of Microchip’s executive compensation relative to the competitive market, including an analysis of executive compensation relative to market data, an analysis of the retention power of outstanding unvested equity awards and to review existing change of control agreements. The competitive data used for such analysis was from Compensia’s proprietary database which includes semiconductor and hardware companies with revenues between $1 billion and $40 billion and a market capitalization greater than $2 billion. Compensia did not provide any other services for us or the Compensation Committee in fiscal 2023.

The Compensation Committee evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services and the fees associated with the services provided during fiscal 2023. Based on this review, as well as consideration of the factors affecting independence set forth in the listing standards of Nasdaq and the relevant SEC rules, the Compensation Committee has determined that no conflict of interest was raised by Compensia's work and that Compensia met the independence requirements of such rules.

The Compensation Committee used the analysis from Compensia described above to assess the overall reasonableness and competitiveness of the compensation packages for our executive officers but exercised its judgment in setting compensation levels and allocating compensation among the various elements of each executive’s total compensation package. Other than the engagement of Compensia described above, we do not engage consultants to assist with executive compensation matters or utilize a specific peer group.

The executive officer compensation process begins with consideration of Microchip's overall budget for employee compensation. The Compensation Committee considers the budgeted salary data and individual executive officer salary increases are determined with the goal of keeping the executive officer salary increases within the budgeted range for other employees. In setting salaries for executive officers, the Compensation Committee may consider relevant industry data but does not target any overall industry percentage level or peer group average.

Microchip's compensation budget is created as part of its annual and quarterly operating plan processes under which business and financial objectives are initially developed by our executive officers, in conjunction with their respective business units, and then discussed with and approved by our CEO. These objectives are then reviewed by our Board and are the overall financial and business objectives on which incentive compensation is based.

The Compensation Committee sets the compensation of our Executive Chair and our CEO in the same manner as each of our other executive officers. In particular, the Compensation Committee considers such executive’s level of responsibility, performance, and overall contribution to the results of the organization. The Compensation Committee also considers the compensation of executives of other companies in the semiconductor or related industries in our market. Mr. Sanghi and Mr. Moorthy participate in the same cash incentive, equity incentive and benefit programs as our other executive officers. For example, their compensation is subject to the same performance metrics as our other executive officers under our Management Incentive Compensation Plan ("MICP").

For fiscal 2023, the Compensation Committee reviewed and approved the total compensation package of all of our executive officers, including the elements of compensation discussed below, and determined the amounts to be reasonable and competitive.

At our last annual meeting of stockholders held in August 2022, our stockholders approved an advisory (non-binding) proposal concerning our executive compensation program with approximately 91.49% of the votes cast in favor of the proposal. The Compensation Committee considered the results of this vote in establishing the compensation program for fiscal 2024.

Elements of Compensation

Our executive compensation program is currently comprised of four major elements:
•annual base salary,
•incentive cash bonuses,
•equity compensation, and
•compensation and employee benefits generally available to all of our employees.

The retirement benefits and other benefits offered to our executive officers are largely the same as those we provide to a broad base of employees. While our executive officers' level of participation in our management incentive compensation plans and equity incentive plans is typically higher than for our non-executive employees, based on the officers' level of responsibility and industry experience, the plans in which our executive officers are eligible to participate are very similar to those for many of our other employees. The Compensation Committee reviews each element of compensation separately and total compensation as a whole, other than those benefits which are available to all employees. The Compensation Committee determines the appropriate mix of elements to meet our compensation objectives and to help ensure that we remain competitive with the compensation practices in our industry and market.

Although our executive officers are entitled to certain severance and change of control benefits (as described below), the Compensation Committee does not consider such benefits to be elements of compensation for purposes of annual compensation reviews because such benefits may never be paid.

Base Salaries. When setting base salaries, we review the business and financial objectives for Microchip as a whole, as well as the objectives for each of the individual executive officers relative to their respective areas of responsibility. In particular, we consider our overall level of net sales and demand and the level of net sales and demand in our strategic business units, non-GAAP gross profit, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income per diluted share, cash flow from operating activities, expected capital expenditures and other financial considerations in setting our budgets for salaries. We also consider the individual performance of our named executive officers including the officer's level of responsibility, performance, overall contribution to the results of the organization, the officer's base salary relative to the salaries of our other officers, salary relative to comparable positions in the industry and market, the officer's overall compensation including incentive cash bonuses and equity compensation and the officer's performance relative to expectations. We do not assign any specific weight to any such factor but consider such factors as a whole for each executive. This review encompasses the objectives for both the immediately preceding fiscal year and the upcoming fiscal year. Based on the foregoing, effective April 4, 2022, the base salary of our CEO, Mr. Moorthy was increased by 10% to $641,845. There was no change in the base salary of our Executive Chair, Mr. Sanghi from fiscal 2022 to fiscal 2023. Effective April 4, 2022, the base salaries of our other executive officers were increased from 6.0% to 10.0%.

Incentive Cash Bonuses. The Compensation Committee sets performance goals which, if met, result in quarterly payments to our executive officers under the MICP. The Compensation Committee establishes performance goals which it believes are challenging, require a high level of performance and motivate participants to drive stockholder value, but which goals are expected to be achievable in the context of business conditions anticipated at the time the goals are set. When setting the performance goals, the Compensation Committee places more emphasis on the overall expected financial performance of Microchip rather than on the achievement of any one individual goal. The Compensation Committee believes that this focus on the overall payout incentivizes outstanding performance across the corporation and drives the overall financial success of the corporation. In addition to the performance metrics in the MICP, there is a discretionary component which the Compensation Committee uses to help achieve the overall objectives of the program. A portion of the discretionary component of the MICP is tied to the amount of progress achieved on our annual ESG operating plan goals.

The performance metrics under the MICP are determined by the Compensation Committee at the beginning of each quarter and may be based on GAAP financial results, non-GAAP financial results or other metrics at the discretion of the Compensation Committee. For fiscal 2023, certain of our performance metrics under the MICP such as those based on gross profit as a percentage of net sales, operating expenses as a percentage of net sales, operating income as a percentage of net sales and diluted net income per common share were based on non-GAAP financial results which are adjusted, as applicable, for the effect of share-based compensation, expenses related to our acquisition activities (including intangible asset amortization, severance, and other restructuring costs, and legal and other general and administrative expenses associated with acquisitions including legal fees and expenses for litigation and investigations related to our Microsemi acquisition), professional services associated with certain legal matters and losses on the settlement of debt.

Each of the performance metrics is reviewed each quarter but may be the same for multiple quarters. The Non-GAAP diluted net income per common share metric changes each quarter. The tables below set forth the target performance metrics under the MICP for each quarter of fiscal 2023 and our actual performance with respect to such metrics for such periods.

Performance Metric (1)	Target Quarterly Measurement
	Q1 FY23		Q2 FY23		Q3 FY23		Q4 FY23
	Target	Target % of Bonus	Target	Target % of Bonus	Target	Target % of Bonus	Target	Target % of Bonus
Sequential net sales growth	1.50%	20.00%	1.50%	20.00%	1.50%	20.00%	1.50%	20.00%
Non-GAAP gross profit percentage	63.50%	15.00%	63.50%	15.00%	64.50%	15.00%	64.50%	15.00%
Non-GAAP operating expenses as a percentage of net sales	23.50%	15.00%	23.50%	15.00%	23.00%	15.00%	23.00%	15.00%
Non-GAAP operating income as a percentage of net sales	40.00%	15.00%	40.00%	15.00%	41.50%	15.00%	41.50%	15.00%
Non-GAAP diluted net income per common share	$1.34	15.00%	$1.44	15.00%	$1.55	15.00%	$1.62	15.00%
Discretionary (non-ESG)	N/A	15.00%	N/A	15.00%	N/A	15.00%	N/A	15.00%
Discretionary based on ESG goals	N/A	5.00%	N/A	5.00%	N/A	5.00%	N/A	5.00%
MICP Total	N/A	100.00%	N/A	100.00%	N/A	100.00%	N/A	100.00%

Performance Metric (1)	Actual Results
	Q1 FY23		Q2 FY23		Q3 FY23		Q4 FY23
	Actual	Bonus Payout %	Actual	Bonus Payout %	Actual	Bonus Payout %	Actual	Bonus Payout %
Sequential net sales growth	6.47%	53.13%	5.58%	47.20%	4.63%	40.87%	2.93%	29.53%
Non-GAAP gross profit percentage	67.10%	28.50%	67.74%	30.90%	68.12%	28.58%	68.32%	29.33%
Non-GAAP operating expenses as a percentage of net sales	21.52%	24.91%	20.89%	28.04%	20.65%	26.74%	20.67%	26.65%
Non-GAAP operating income as a percentage of net sales	45.58%	28.95%	46.85%	32.13%	47.47%	29.93%	47.65%	30.38%
Non-GAAP diluted net income per common share	$1.37	16.96%	$1.46	16.30%	$1.56	15.32%	$1.64	16.15%
Discretionary (non-ESG)	N/A	117.55%	N/A	140.43%	N/A	153.56%	N/A	162.96%
Discretionary based on ESG goals	N/A	5.00%	N/A	5.00%	N/A	5.00%	N/A	5.00%
MICP Total	N/A	275.00%	N/A	300.00%	N/A	300.00%	N/A	300.00%

(1)During fiscal 2023, all of the elements of our internal performance and executive and employee compensation metrics were based on net sales and non-GAAP operating results.

The total amount payable to each executive under the MICP is based on a percentage of the executive's base salary at the beginning of the quarter. The participation percentage for each executive is determined at the beginning of the fiscal year based on the executive's base salary at that time and typically stays at the same level for each quarter of the fiscal year. However, the Compensation Committee may change the participation level of an executive each quarter to reflect changes in the performance or responsibilities of the executive or other factors. The dollar amount of the target bonus for each executive is based on assumed achievement of all performance metrics under the MICP (as disclosed in the tables above) and payment of 20% under the discretionary component of the MICP (as disclosed in the tables above). The aggregate budgeted bonus pool under the various management incentive compensation plans is calculated by multiplying each eligible executive officer's bonus target percentage by the executive's base salary.

The actual awards under the MICP are based on our actual quarterly financial performance compared to the performance metrics (or such lesser amount as determined in the discretion of our Compensation Committee) and the amount of the discretionary component under the MICP is determined in the discretion of our Compensation Committee (which can be significantly higher or lower than the 20% target). For example, due to our strong financial results, the Compensation Committee approved a discretionary amount significantly above the 20% target for each quarter of fiscal 2023. The actual awards are calculated by multiplying the overall award percentage payout for the quarter by the applicable percentage of the executive's salary at the end of the fiscal quarter that the award relates to. Thus, if an executive's salary or participation percentage changes during the year, up or down, this would affect the executive's actual bonus payment during the fiscal year. For fiscal 2023, the specific total bonus percentages under the MICP for each of our named executive officers were as follows: for Mr. Moorthy it was 150% of his salary; for Mr. Sanghi it was 120% of his salary; for Mr. Drehobl it was 46% of his salary; for Mr. Simoncic it was 46% of his salary; and for Mr. Bjornholt it was 41% of his salary. The bonus percentage for our CEO, Mr. Moorthy increased from 125% of his base salary to 150% of his base salary in fiscal 2023 compared to fiscal 2022. There was no change in the bonus percentage for our Executive Chair, Mr. Sanghi from fiscal 2022 to fiscal 2023. The bonus percentages for our executives, other than our Executive Chair and our CEO, increased from 0 to 4 percentage points for fiscal 2023 compared to fiscal 2022.

As indicated in the above table, for the first quarter of fiscal 2023, 20% of the quarterly MICP target was based on Microchip achieving sequential net sales growth of 1.5%.  Accordingly, if Microchip's sequential net sales growth for the first quarter was 1.5%, then each executive would be paid the corresponding 20% of the MICP target bonus amount for that quarter.  The net sales performance metric doubles if growth exceeds the 1.5% target by 3 percentage points, which would require 4.5% sales growth. The net sales performance metric goes to zero if growth is below the 1.5% target by 3 percentage points, which would require -1.5% sales growth. If Microchip's sequential net sales growth for the first quarter was 0.75%, then each executive would be paid a corresponding 15% of the target bonus amount for that quarter and if Microchip's sequential net sales growth for the first quarter was 3%, then each executive would be paid a corresponding 30.0% of the target bonus amount for that quarter.  A similar methodology with a different set of ranges is applied each quarter to each of the performance metrics listed in the above table.

As set forth in the above tables and the footnotes to the tables, during fiscal 2023, our CEO and our other executive officers received cash bonuses under the MICP. Applying the award percentages to each named executive officer's participation level in the plans, for fiscal 2023, the total bonus payments under the MICP for our named executive officers, other than Mr. Moorthy, ranged from $378,797 to $1,704,538. In fiscal 2023, Mr. Moorthy earned an aggregate MICP bonus payment of $2,828,128. Please see footnote 4 to the "Summary Compensation Table" on page 51 of this Proxy Statement which sets forth the actual amount of the MICP awards for each named executive officer for fiscal 2023. The differences in the levels of compensation under these programs for the various executive officers are based upon their relative contribution, performance, experience, and responsibility level within the organization.

Equity Compensation. Equity compensation, such as RSUs, constitutes a significant portion of our incentive compensation program because we believe that executive officers and key employees should hold a long-term equity stake in Microchip to align their interests with the interests of our stockholders. Accordingly, in fiscal 2023, equity grants in the form of RSUs were a significant portion of our executive officers' total compensation package.

We typically make equity compensation grants to executive officers and key employees in connection with their initial employment, and we also typically make quarterly evergreen grants of equity to incentivize employees on a continuing basis as their initial equity awards vest. In setting the amount of the equity compensation grants, the estimated value of the grants is considered, as well as the intrinsic value of the outstanding equity compensation held by the executive officer. In setting these amounts and any performance goals, the Compensation Committee uses its judgment after considering the effect of the overall RSU amounts and the percentage of RSUs granted to executive officers in connection with the overall financial results and performance of Microchip.

Beginning with the evergreen grants of RSUs for the fourth quarter of fiscal 2020, 50% of the evergreen awards were subject to performance vesting based on the relative total shareholder return of our common stock compared to a peer group of twenty companies over a two or three-year period. In October 2021, the Compensation Committee changed the performance vesting to be based on our non-GAAP operating income as a percentage of net sales over a period of twelve quarters. The performance goal was used with respect to 50% of the evergreen RSU grants ("PSUs") and the other 50% of the RSU grants are subject to time-based vesting and will only vest subject to the continued service of the officer on the vesting date which is approximately four years from the grant date. Under this performance-based criteria, Mr. Moorthy was granted 51,042 PSUs and our other executive offers were granted from 12,408 PSUs to 37,338 PSUs for fiscal 2023, and each executive was also granted time-based RSUs in an amount equal to the number of PSUs granted to such executive.

Grants of RSUs in fiscal 2023 typically were scheduled to vest approximately four years from the grant date. RSUs do not have a purchase price and therefore have immediate value to recipients upon vesting. On March 31, 2023, approximately 65% of our employees worldwide were eligible to receive RSUs under our 2004 Equity Incentive Plan. For more than ten years, RSUs have been the principal equity compensation vehicle for Microchip executive officers and key employees.

Grants of RSUs may also be made in connection with promotions, other changes in responsibilities or in recognition of other individual or Microchip developments or achievements.

In granting equity compensation awards to executive officers, we consider numerous factors, including:
•the individual's position, experience, and responsibilities,
•the individual's future potential to influence our mid- and long-term growth,
•the vesting schedule of the awards, and
•the number and value of awards previously granted.

We do not separately target the equity element of our executive officer compensation programs at a specific percentage of overall compensation. However, overall total compensation is structured to be competitive so that we can attract and retain executive officers. In setting equity award levels, we also take into consideration the impact of the equity-based awards on the dilution of our stockholders' ownership interests in our common stock. As a result of Microchip’s share repurchase program activity in fiscal 2023, the impact of ownership dilution from equity-based awards was more than offset by the number of shares of common stock repurchased.

The Compensation Committee grants RSUs to executive officers and current employees on a quarterly basis in an attempt to more evenly record stock-based compensation expense. Grants of RSUs to new employees (other than executives) are made once per month by the Employee Committee at a meeting of such committee. The Employee Committee was appointed by our Board and our Compensation Committee and is comprised of our Executive Chair, our President and CEO, and our Senior Vice President of Global Human Resources. Grants of RSUs to any new executive officer would be made at the first meeting of the Compensation Committee following the election of such officer. Microchip does not have any program, plan or practice to time grants of RSUs in coordination with the release of material non-public information. Microchip does not time, nor do we plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation.

See the table under "Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2023" at page 53 for information regarding RSUs granted during fiscal 2023 to our named executive officers.

Stock Ownership Guidelines for Key Employees and Directors. To help ensure alignment of the interests of our management and Board with those of our stockholders, we have put in place a stock holding policy that applies to each member of our management and Board. This policy was proposed by our Nominating, Governance, and Sustainability Committee and ratified by our Board in October 2003 and was amended in March 2022. The table below summarizes the specified minimum level of ownership of our stock, in an amount at least equal to the lower of the dollar value or minimum number of shares, that our directors and executive officers must hold during their tenure in their respective office or position. They must meet the ownership threshold ratably over the first four years of their appointment or promotion, and then maintain this ownership threshold for the remainder of their tenure in the position. During fiscal 2023, all of our executive officers and directors were in compliance with the terms of the policy.

Position	Minimum Dollar Value	Minimum Number of Shares
Non-Employee Members of the Board	$250,000	6,000
CEO and President	4 x Annual Salary	50,000
Executive Chair	3.5 x Annual Salary	40,000
Chief Operating Officer	3 x Annual Salary	24,000
Section 16(b) Executive Officers	2 x Annual Salary	12,000

Microchip's insider trading policy prohibits executive officers from speculating in Microchip stock, which includes a prohibition on short selling, buying and selling options (including writing covered calls) or hedging or any type of arrangement that has a similar economic effect. For more information on our minimum stock ownership and insider trading policies, please see https://www.microchip.com/en-us/about/investors/investor-information/mission-statement.

Other Compensation and Employee Benefits Generally Available to All Employees. We maintain compensation and employee benefits that are generally available to all Microchip employees, including:
•our employee stock purchase plans,
•medical, dental, vision, employee assistance program, flexible spending, and disability insurance,
•life insurance benefits,
•a 401(k) retirement savings plan,
•an employee cash bonus plan, and
•vacation and paid time off.

Since these programs are generally available to all employees, these forms of compensation are not independently evaluated by the Compensation Committee in connection with the determination of executive officer compensation.

Employee Stock Purchase Plans. Our 2001 Employee Stock Purchase Plan is a Section 423 qualified employee stock purchase plan that allows all U.S. employees the opportunity to purchase our common stock through payroll deductions at 85% of the fair market value at the lower of the price as of the opening of the two-year offering period, or at the end of any six-month purchase period. A significant portion of our international employees have the ability to participate in our 1994 International Employee Stock Purchase Plan that allows them the opportunity to purchase our common stock through payroll deductions at 85% of the fair market value at the lower of the price as of the opening or the end of any six-month offering period.

Medical, Dental, Vision, Employee Assistance Program, Flexible Spending, Disability Insurance and Accidental Death and Dismemberment. We make medical, dental, vision, employee assistance program, flexible spending, and disability insurance generally available to all of our employees through our active benefit plans. Under these generally available plans, our named executive officers are eligible to receive between $1,000 and $10,000 per month in long-term disability coverage depending on which plan they elect. Short-term disability coverage is provided which allows for 100% of base salary to be paid for six months in the event of disability. Accidental death and dismemberment insurance, which is generally available to our U.S. employees, is provided by Microchip to our executives with a benefit of one times the executive's annual salary. Since all of our U.S. employees participate in these plans on a non-discriminatory basis, the value of these benefits to our named executive officers is not required to be included in the "Summary Compensation Table" on page 51 pursuant to SEC rules and regulations.

Life Insurance. In fiscal 2023, we provided life insurance coverage to our named executive officers in the amount up to one and a half times the executive's annual salary (up to a maximum of $500,000). The named executive officers may purchase supplemental life insurance at their own expense.

401(k). We maintain a 401(k) plan for the benefit of all of our U.S. employees to allow our employees to save for retirement. We contribute to our 401(k) plan each year based on our profitability during the year, subject to maximum contributions and other rules prescribed by federal law governing such plans. Our named executive officers are permitted to participate in the plans to the same extent as our other U.S. employees. Our Compensation Committee approved discretionary matching contributions for each quarter of fiscal 2023 equal to $0.75 for each dollar contributed by the employee for the first 6% of their salary contributions.

Employee Cash Bonus Plan. All of our employees worldwide participate in our Employee Cash Bonus Plan ("ECBP"). The ECBP is a discretionary bonus plan designed to allow our full-time employees, not just our executive officers, to share in the success of the company. The target bonus under the ECBP is 2.5 days of base salary per quarter, or on an annual basis, two weeks of annual base salary which may be granted by the Compensation Committee if certain Microchip operating profitability objectives are achieved. Under the ECBP, the Compensation Committee can set the eligibility requirements and targets and has discretion to pay more or less than the stated target. Other eligibility terms also apply, such as an attendance requirement and a performance requirement.

The payout under the ECBP is approved by the Compensation Committee based on our actual quarterly operating results. For the first, second, third and fourth quarters of fiscal 2023, bonus awards were paid out to executives and other employees who participate in such plan at 275%, 300%, 300% and 300% of target, respectively. The level of payments under the ECBP for each quarter of fiscal 2023 reflects Microchip’s strong financial results for such periods. For each such quarter, an additional award was paid out to selected employees on a discretionary basis based on performance achievements by such employees during the quarter. Under the ECBP, for fiscal 2023, our named executive officers other than our CEO received total payments ranging from $36,894 to $54,633 and, Mr. Moorthy received $75,599.

Vacation and Paid Time-Off Benefits. We provide vacation and other paid holidays to all of our employees, including our named executive officers. We believe our vacation and holidays are comparable to others in the industry.

Non-Qualified Deferred Compensation Plan. We maintain a non-qualified deferred compensation plan for certain employees, including our named executive officers, who receive compensation in excess of the 401(k) contribution limits imposed under the Internal Revenue Code and desire to defer more compensation than they would otherwise be permitted under a tax-qualified retirement plan, such as our 401(k) plan. Microchip does not make contributions to this non-qualified deferred compensation plan. This plan allows our executive officers to make pre-tax contributions to this plan which would be fully taxed to the executive officers after the executive officer's termination of employment with Microchip.

We do not have pension plans or other retirement plans for our named executive officers or our other U.S. employees.

Employment Contracts, Termination of Employment and Change of Control Arrangements. We do not have employment contracts with our Executive Chair, CEO, CFO or any of our executive officers, nor agreements to pay severance on involuntary termination (other than as stated in the change of control agreements described below) or upon retirement. Our CEO, our Executive Chair, our CFO, and our other executive officers have entered into change of control agreements with us.

The change of control agreements were designed to help ensure the continued services of our key executive officers in the event that a change of control of the company is effected, and to assist our key executive officers in transitioning from Microchip if, as a result of a change of control, they lose their positions. We believe that the benefits provided by these agreements help to ensure that our management team will be incentivized to remain employed with Microchip during a change of control. Capitalized terms used herein and not defined shall have the meanings set forth in the change of control agreements. Additionally, our 2004 Equity Incentive Plan has a change of control provision which provides that any successor company shall assume each outstanding award or provide an equivalent substitute award; however, if the successor fails to do so, vesting of awards shall accelerate. The Compensation Committee considered prevalent market practices in determining the severance amounts and the basis for selecting the events triggering payment in the agreements.

With respect to our Executive Chair and CFO, if the executive officer's employment terminates for reasons other than Cause within the Change of Control Period, the executive officer will be entitled to receive severance benefits consisting of the following primary components:
•a one-time payment of the executive's base salary in effect immediately prior to the Change of Control or termination date, whichever is greater, for the following periods: (1) in the case of the Executive Chair, two years; (2) in the case of the CFO, one year;
•a one-time payment of the executive's bonuses for which the executive was or would have been eligible in the year in which the Change of Control occurred or for the year in which termination occurred, whichever is greater, for the following periods: (1) in the case of the Executive Chair, two years; (2) in the case of the CFO, one year;
•a continuation of medical and dental benefits (subject to any required employee contributions) for the following periods: (1) in the case of the Executive Chair, two years; (2) in the case of the CFO, one year; provided in each case that such benefits would cease sooner if and when the executive officer becomes covered by the plans of another employer; and
•a payment to cover any excise tax that may be due under Section 4999 of the Code, if the payments provided for in the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of such payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.

With respect to our Executive Chair and the CFO, immediately prior to a Change of Control (regardless of whether the executive officer's employment terminates), all equity compensation held by the executive officer shall become fully vested.

With respect to our executive officers other than the Executive Chair and the CFO, if the executive officer terminates his or her employment for Good Reason, or the executive's employment is terminated for reasons other than Cause within the Change of Control Period, the executive officer will be entitled to receive severance benefits consisting of the following primary components:
•a one-time payment of the executive's base salary in effect immediately prior to the Change of Control or termination date, whichever is greater, for one year;
•a one-time payment of the bonuses for which the executive was or would have been eligible in the year in which the Change of Control occurred or for the year in which termination occurred, whichever is greater, for one year;
•a continuation of medical and dental benefits (subject to any required employee contributions) for one year (provided in each case that such benefits would cease sooner if and when the executive officer becomes covered by the plans of another employer); and
•a payment to cover any excise tax that may be due under Section 4999 of the Code, if the payments provided for in the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of such payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.

With respect to our executive officers other than the Executive Chair and CFO, immediately upon termination during the Change of Control Period other than for Cause, all equity compensation held by the executive officer shall become fully vested.

The following table sets forth the aggregate dollar value of payments, to the extent calculable, in the event of a termination of a named executive officer on March 31, 2023, the last business day of our last completed fiscal year.

Name	Salary $	Bonus $	Equity Compensation Due to Accelerated Vesting $ (1)	Tax Gross-up on Change of Control $ (2)	Continuation of Certain Benefits (3)
Ganesh Moorthy, CEO and President (4)	641,845	987,454	31,562,457	—	1 year
Steve Sanghi, Executive Chair (5)	967,114	1,197,734	27,763,360	—	2 years
Stephen V. Drehobl, Senior VP, MCU8 and MCU16 Business Units (4)	334,036	166,505	10,715,909	—	1 year
Richard Simoncic, Executive VP, Analog Power and Interface Business Unit (4)	319,225	159,122	7,860,647	—	1 year
J. Eric Bjornholt, Senior VP and CFO (4)	314,518	141,049	8,438,977	—	1 year

(1)Value represents the gain that our named executive officers would receive, calculated as the amount of unvested RSUs and PSUs multiplied by our stock price on March 31, 2023.
(2)This payment covers any excise tax that may be payable under Section 4999 of the Code if the payments provided for under the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of the payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.
(3)Benefits continued under the change of control agreements are limited to company-paid medical, dental, vision and life insurance coverage at the same level of coverage the executive was provided immediately prior to termination of employment with Microchip. Amounts are not determinable at this time and are dependent on each executive officer's individual circumstances.
(4)The change of control payment includes an amount equal to one times the annual salary of the executive plus a bonus equal to the targeted annual amounts payable to such executive under our MICP and our ECBP.
(5)The change of control payment includes an amount equal to two times the annual salary of the executive plus a bonus equal to two times the targeted annual amount payable to such executive under our MICP and our ECBP.

Performance-Based Compensation and Financial Restatement

To date, Microchip has not experienced a financial restatement and has not considered or implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to its executive officers and other employees where such payments were predicated upon the achievement of certain financial results that would subsequently be the subject of a restatement.

Tax Deductibility

The Internal Revenue Code disallows a corporate income tax deduction for executive compensation in excess of $1.0 million paid to certain of our named executive officers. To maintain flexibility in compensating Microchip's executive officers in a manner designed to promote varying corporate goals, it is not the policy of the Compensation Committee that executive compensation must be tax deductible. We intend to review the deductibility of executive officer compensation from time to time to determine whether any actions are advisable to obtain deductibility.

Conclusion

We believe that our executive team provided outstanding service to Microchip in fiscal 2023. We will work to assure that the executive compensation programs continue to meet Microchip's strategic goals as well as the overall objectives of the compensation program.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION (*)

The Compensation Committee has reviewed and discussed the "Executive Compensation - Compensation Discussion and Analysis" section of this proxy statement required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to our Board that the "Executive Compensation — Compensation Discussion and Analysis" be included in this proxy statement.

By the Compensation Committee of the Board:

Wade F. Meyercord (Chair)	Esther L. Johnson	Karlton D. Johnson	Robert A. Rango
_________________________

(*) The Compensation Committee Report on executive compensation is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language contained in such filings.

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our "median employee" and that of our CEO, Ganesh Moorthy. We believe the pay ratio information provided below is a reasonable estimate calculated in a manner consistent with the pay ratio disclosure rules. However, because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, this pay ratio disclosure may not be comparable to the pay ratio reported by other companies. We are a global company with more than 69% of our employees located outside the U.S. and we have significant manufacturing operations. As a result, our employee population is different than that of many other companies.

Our median employee works in the U.S. as a full-time Production Specialist, which is a non-technology position. As of fiscal year-end, we had 22,600 worldwide employees, and approximately 92% of our U.S. employees' total direct compensation exceeded our median employee's total direct compensation.

For fiscal 2023, our last completed fiscal year:
•The annual total compensation of our CEO, as reported in the "Summary Compensation Table" presented on page 51 of this proxy statement, was $12,276,315.
•The estimated median of the annual total compensation of all our worldwide employees, excluding our CEO, was $51,229. The ratio of the annual total compensation of our CEO to the median of the annual total compensation of worldwide employees was 240 to 1.
•The estimated median of the annual total compensation of all our U.S. based employees, excluding our CEO, was $107,676. The ratio of the annual total compensation of our CEO to the median of the annual total compensation of U.S.-based employees was 114 to 1.

To identify the median of the annual total compensation of all of our worldwide employees, as well as to determine the annual total compensation of the "worldwide median employee," the methodology and the material assumptions, adjustments, and estimates that we used were as follows:
•We selected January 1, 2023 as the date upon which we identified the median employee. We compiled a list of all full-time, part-time, temporary and seasonal employees who were employed on that date, including employees working both within and outside of the U.S.
•We identified the "worldwide median employee" by taking all employees on this list (including international employees, but excluding the CEO), and ranking them based on a consistently applied compensation measure that incorporated the adjusted gross wages paid over the twelve-month period preceding the determination date (including the grant date value of equity, as opposed to realized equity values). We converted pay for international employees to U.S. Dollars using the exchange rates on January 1, 2023, and we annualized the pay for full and part time employees who were hired during the period.
•After identifying a representative "worldwide median employee," we identified and calculated the elements of such employee's compensation for fiscal 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
•With respect to the annual total compensation for our CEO, we used the amount reported in the "Total" column of our 2023 "Summary Compensation Table."

To identify the median of the annual total compensation of our employees located within the U.S., as well as to determine the annual total compensation of the "U.S.-based median employee," we followed the same methodology outlined above.

PAY VERSUS PERFORMANCE

This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and does not necessarily reflect the value of compensation actually realized by the named executive officers (NEOs) or how the Compensation Committee evaluates compensation decisions. Amounts included as "compensation actually paid" do not represent the value of cash compensation and equity awards actually received by the NEOs, but rather is an amount calculated under SEC rules that includes, among other things, the year-over-year changes in the "fair value" of unvested equity-based awards. For a discussion of how the Compensation Committee seeks to align pay with performance when making compensation decisions, please review the Compensation Discussion and Analysis beginning on page 36.

The following table shows the information for the past three fiscal years of: (i) the Summary Compensation Table total compensation (see page 51) for our principal executive officer(s) (PEOs) and, on an average basis, our Non-PEO NEOs, (ii) the "compensation actually paid" to our PEO(s) and, on an average basis, our Non-PEO NEOs (in each case, as determined in accordance with SEC rules), (iii) our total shareholder return, (iv) our peer group total shareholder return, (v) our net income, and (vi) our non-GAAP operating income.

Pay Versus Performance Table
Year	Summary Compensation Table Total			Compensation Actually Paid (1)(2)			Value of initial fixed $100 investment based on:		GAAP Net income (in millions) $	Non-GAAP Operating Income (in millions) $ (7)*
	PEO Ganesh Moorthy $ (3)(4)	PEO Steve Sanghi $ (3)	Non-PEO NEOs $ (3)	PEO Ganesh Moorthy $ (3)(4)	PEO Steve Sanghi $ (3)	Non-PEO NEOs $ (3)	TSR $ (5)	Peer group TSR $ (6)
2023	12,276,315		4,470,204	18,075,158		6,952,662	257.73	223.07	2,237.7	3,959.8
2022	12,759,667		3,861,570	9,925,324		1,781,606	227.23	233.18	1,285.5	2,965.3
2021	3,891,467	9,289,912	1,565,347	17,506,955	38,326,571	6,600,301	231.89	209.98	349.4	2,154.1

* Refer to the reconciliation of these non-GAAP operating results to the comparable GAAP financial measure in Appendix A beginning on page 69 of this proxy statement.

(1)The dollar amounts reported represent the amount of "compensation actually paid," as calculated in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid to our executives during the applicable year. In accordance with SEC rules, certain adjustments were made to the "Summary Compensation Table" total compensation to determine the amount of "compensation actually paid," including adding (i) the year-end fair value of equity awards granted during the reported year, and (ii) the change in the fair value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested or were forfeited, or through the end of the reported fiscal year. For purposes of calculating "compensation actually paid," the fair value of equity awards is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718) using the same assumption methodologies used to calculate the grant date fair value of awards for purposes of the "Summary Compensation Table" (see page 51 for additional information).

(2)The following table shows the adjustments to the Summary Compensation Table total compensation to arrive at the Compensation Actually Paid to our PEO(s) and the average Compensation Actually Paid to our Non-PEO NEOs for each of the required fiscal years.

Adjustments to Reported Summary Compensation Table Total for PEO and Non-PEO Named Executive Officers	2023		2022		2021
	PEO Ganesh Moorthy $	Non-PEO NEOs $	PEO Ganesh Moorthy $	Non-PEO NEOs $	PEO Steve Sanghi $	PEO Ganesh Moorthy $	Non-PEO NEOs $
Summary Compensation Table Total	12,276,315	4,470,204	12,759,667	3,861,570	9,289,912	3,891,467	1,565,347
Grant date fair value of equity awards reported in summary compensation table	(8,714,501)	(3,305,357)	(10,538,056)	(2,951,513)	(7,384,078)	(3,170,379)	(1,200,869)
Year-end fair value of awards granted during the year which were unvested at year-end	11,547,993	4,376,401	10,038,862	2,754,243	11,009,092	4,747,577	1,798,949
Year-over-year change in fair value of outstanding and unvested awards	2,933,878	1,389,363	(1,396,136)	(1,126,361)	19,162,790	9,156,007	3,365,905
Year-over-year change in fair value of awards granted in prior years which vested during the year	122,240	95,375	(83,697)	(67,011)	6,248,855	2,882,283	1,070,969
Value as of prior year-end for awards forfeited during the year	(90,767)	(73,324)	(855,316)	(689,322)	—	—	—
Total Adjustments	5,798,843	2,482,458	(2,834,343)	(2,079,964)	29,036,659	13,615,488	5,034,954
Compensation Actually Paid	18,075,158	6,952,662	9,925,324	1,781,606	38,326,571	17,506,955	6,600,301

(3)The following table shows the PEO(s) and Non-PEO NEOs for each of fiscal 2023, 2022 and 2021:

Year	PEO(s)	Non-PEO NEOs
2023	Ganesh Moorthy	Steve Sanghi, Eric Bjornholt, Steve Drehobl and Richard Simoncic
2022	Ganesh Moorthy	Steve Sanghi, Eric Bjornholt, Steve Drehobl and Richard Simoncic
2021	Steve Sanghi; Ganesh Moorthy (4)	Eric Bjornholt, Steve Drehobl and Richard Simoncic

(4)Effective March 1, 2021, Mr. Sanghi transitioned from PEO and Chair of the Board of Directors to an Executive Chair role, and Mr. Moorthy was appointed as PEO and continued to serve as President.
(5)Pursuant to SEC rules, the Microchip TSR and Peer Group TSR are determined based on the value of an initial fixed investment of $100 on March 31, 2020 through the end of the listed fiscal year.
(6)Our peer group is comprised of the component companies of the PHLX Semiconductor Index (the "Peer Index") for each applicable fiscal year.
(7)Our Company-Selected Measure, as required by Item 402(v) of Regulation S-K, is non-GAAP operating income, which, in our assessment, represents the most important financial performance measure linking fiscal 2023 NEO compensation actually paid to company performance.

Fiscal 2023 Performance Measures

In accordance with SEC rules, the following table lists the financial performance measures that, in our assessment, represent the unranked, but most important financial performance measures used to link "compensation actually paid" to our NEOs to company performance for fiscal 2023, as further described in our Compensation Discussion and Analysis within the sections titled "Elements of Compensation - Base Salary" and "Elements of Compensation - Equity Compensation" (see page 38).

Important Financial Performance Measures
Net Sales
Operating Income (Non-GAAP)
Gross Profit Percentage (Non-GAAP)
Operating Expenses (Non-GAAP)
Cash Flow from Operating Activities
Diluted Net Income Per Common Share (Non-GAAP)

Relationship Between "Compensation Actually Paid" and Performance Measures

In accordance with SEC rules, the chart below illustrates how "compensation actually paid" (CAP) to our NEOs aligns with our financial performance as measured by our total shareholder return, and our peer group total shareholder return.

CAP vs.TSR
$40
$30
$20
$10
$0
CAP ($M)
$400
$300
$200
$100
$0
TSR
Fiscal 2021
Fiscal 2022
Fiscal 2023
PEO - Steve Sanghi CAP
PEO - Ganesh Moorthy CAP
Non-PEO NEOs CAP
MCHP TSR
PHLX Semiconductor

In accordance with SEC rules, the chart below illustrates how "compensation actually paid" (CAP) to our NEOs aligns with our GAAP net income, and our non-GAAP operating income, which is the company selected measure.

CAP vs. GAAP Net Income and Non-GAAP Operating Income
$40
$30
$20
$10
$0
CAP ($M)
$4,000
$3,000
$2,000
$1,000
$0
GAAP Net Income and Non-GAAP Operating Income ($M)
Fiscal 2021
Fiscal 2022
Fiscal 2023
PEO - Steve Sanghi CAP
PEO - Ganesh Moorthy CAP
Non-PEO NEOs CAP
GAAP Net Income
Non-GAAP Operating Income

COMPENSATION OF NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation for our CEO and President, our CFO and our three other most highly compensated executive officers (referred to as the "named executive officers") earned in the last three fiscal years:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Ganesh Moorthy, CEO and President	2023	643,126	75,599	8,714,501	2,828,128	14,961	12,276,315
	2022	565,862	46,006	10,538,056	1,595,494	14,249	12,759,667
	2021	421,014	12,792	3,170,379	277,510	9,772	3,891,467
Steve Sanghi, Executive Chair	2023	484,886	54,633	6,374,625	1,704,538	21,813	8,640,495
	2022	484,882	38,126	3,735,961	1,269,336	18,272	5,546,577
	2021	702,087	22,086	7,384,078	1,168,596	13,065	9,289,912
Stephen V. Drehobl, Senior VP, MCU8 and MCU16 Business Units	2023	334,797	39,184	2,594,008	451,366	17,265	3,436,620
	2022	314,481	26,212	3,201,643	315,250	14,023	3,871,609
	2021	275,943	8,384	1,477,531	102,034	7,824	1,871,716
Richard Simoncic, Executive VP, Analog Power and Interface Business Unit	2023	319,862	37,599	2,126,398	431,352	15,497	2,930,708
	2022	289,384	23,799	2,312,929	263,595	11,968	2,901,675
	2021	252,891	7,684	982,099	83,346	7,126	1,333,146
J. Eric Bjornholt, Senior VP and CFO	2023	315,212	36,894	2,126,398	378,797	15,692	2,872,993
	2022	293,338	24,449	2,555,519	241,667	11,445	3,126,418
	2021	257,391	7,821	1,142,976	76,553	6,437	1,491,178

(1)Represents the base salary earned by each executive officer in the specified fiscal year.
(2)Represents bonuses earned by each executive officer in the specified fiscal year under our ECBP.
(3)Represents the aggregate grant date fair value of awards of RSUs and PSUs made in the specified fiscal year computed in accordance with ASC 718 Compensation - Stock Compensation. For information on the valuation assumptions made with respect to the grants of RSUs and PSUs in fiscal 2023, please refer to Note 13, "Share-Based Compensation" to Microchip's audited financial statements for the fiscal year ended March 31, 2023 included in our Annual Report on Form 10-K filed with the SEC on May 25, 2023.
(4)Represents the aggregate amount of cash bonuses earned by each executive officer in the specified fiscal year. For fiscal 2023 and fiscal 2022, the bonuses were under our MICP and, for fiscal 2021, the bonuses were awarded under our Executive Management Incentive Compensation Plan ("EMICP"). In fiscal 2022 and fiscal 2021, a portion of the amounts earned under the MICP and EMICP, as applicable, were paid in RSUs and not in cash. Such RSUs are not included in the "Non-Equity Incentive Plan Compensation" column in the above table; however, all of such RSU grants made during fiscal 2022 and fiscal 2021 are included in the Stock Awards column in the above table and such outstanding RSUs are also included in the "Outstanding Equity Awards at 2023 Fiscal Year End" table.

Each executive officer received the following cash payments under each of such plans in the specified fiscal year:

Named Executive Officer	Year	MICP ($)	EMICP ($)
Ganesh Moorthy, CEO and President	2023	2,828,128	—
	2022	1,595,494	—
	2021	—	277,510
Steve Sanghi, Executive Chair	2023	1,704,538	—
	2022	1,269,336	—
	2021	—	1,168,596
Stephen V. Drehobl, Senior VP, MCU8 and MCU16 Business Units	2023	451,366	—
	2022	315,250	—
	2021	—	102,034
Richard Simoncic, Executive VP, Analog Power and Interface Business Unit	2023	431,352	—
	2022	263,595	—
	2021	—	83,346
J. Eric Bjornholt, Senior VP and CFO	2023	378,797	—
	2022	241,667	—
	2021	—	76,553
(5)Consists of company-matching contributions under our 401(k) retirement savings plan and the full dollar value of premiums paid by Microchip for life insurance for the benefit of the named executive officer in the amounts shown below:

Named Executive Officer	Year	401(k) ($)	Life Insurance ($)
Ganesh Moorthy, CEO and President	2023	10,575	4,386
	2022	10,025	4,224
	2021	5,725	4,047
Steve Sanghi, Executive Chair	2023	14,006	7,807
	2022	10,754	7,518
	2021	5,725	7,340
Stephen V. Drehobl, Senior VP, MCU8 and MCU16 Business Units	2023	12,888	4,377
	2022	10,074	3,949
	2021	5,260	2,564
Richard Simoncic, Executive VP, Analog Power and Interface Business Unit	2023	12,233	3,264
	2022	9,419	2,549
	2021	5,036	2,090
J. Eric Bjornholt, Senior VP and CFO	2023	13,841	1,851
	2022	9,793	1,652
	2021	5,126	1,311

Grants of Plan-Based Awards During Fiscal 2023

The following table sets forth information with respect to our MICP and our ECBP, as well as RSUs and PSUs granted to our named executive officers under our 2004 Equity Incentive Plan, including the grant date fair value of the RSUs and PSUs. Amounts listed in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column are annual targets based on the salaries of the named executive officers at the end of fiscal 2023. Actual payments for our bonus plans in fiscal 2023 are reflected in the "Summary Compensation Table" above. Equity awards in the table below were granted in fiscal 2023.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended March 31, 2023

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
		Target ($)		Maximum ($)	Target (#)	Maximum (#)
Ganesh Moorthy, CEO and President	4/1/2022	—		—	7,286	14,572	—	813,431
	7/1/2022	—		—	9,597	19,194	—	786,762
	10/3/2022	—		—	2,540	5,080	—	309,768
	10/3/2022	—		—	2,540	5,080	—	275,156
	10/3/2022	—		—	12,699	25,398	—	1,347,618
	1/3/2023	—		—	2,340	4,680	—	310,284
	1/3/2023	—		—	2,340	4,680	—	299,408
	1/3/2023	—		—	11,700	23,400	—	1,466,373
	4/1/2022	—		—	—	—	7,286	507,761
	7/1/2022	—		—	—	—	9,596	494,770
	10/3/2022	—		—	—	—	2,540	155,194
	10/3/2022	—		—	—	—	2,540	152,019
	10/3/2022	—		—	—	—	12,699	744,542
	1/3/2023	—		—	—	—	2,340	155,142
	1/3/2023	—		—	—	—	2,340	151,983
	1/3/2023	—		—	—	—	11,699	744,290
	—	962,768	(5)	—	—	—	—	—
	—	24,686	(6)	—	—	—	—	—

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
		Target ($)		Maximum ($)	Target (#)	Maximum (#)
Steve Sanghi, Executive Chair	4/1/2022	—		—	5,330	10,660	—	595,057
	7/1/2022	—		—	7,020	14,040	—	575,500
	10/3/2022	—		—	1,858	3,716	—	226,594
	10/3/2022	—		—	1,858	3,716	—	201,275
	10/3/2022	—		—	9,290	18,580	—	985,855
	1/3/2023	—		—	1,712	3,424	—	227,011
	1/3/2023	—		—	1,712	3,424	—	219,054
	1/3/2023	—		—	8,558	17,116	—	1,072,583
	4/1/2022	—		—	—	—	5,329	371,378
	7/1/2022	—		—	—	—	7,020	361,951
	10/3/2022	—		—	—	—	1,858	113,524
	10/3/2022	—		—	—	—	1,858	111,201
	10/3/2022	—		—	—	—	9,289	544,614
	1/3/2023	—		—	—	—	1,711	113,439
	1/3/2023	—		—	—	—	1,711	111,129
	1/3/2023	—		—	—	—	8,558	544,460
	—	580,269	(5)	—	—	—	—	—
	—	18,598	(6)	—	—	—	—	—
Stephen V. Drehobl, Senior VP, MCU8 and MCU16 Business Units	4/1/2022	—		—	2,062	4,124	—	230,208
	7/1/2022	—		—	2,716	5,432	—	222,658
	10/3/2022	—		—	899	1,798	—	109,638
	10/3/2022	—		—	899	1,798	—	97,388
	10/3/2022	—		—	3,594	7,188	—	381,395
	1/3/2023	—		—	828	1,656	—	109,793
	1/3/2023	—		—	828	1,656	—	105,944
	1/3/2023	—		—	3,311	6,622	—	414,971
	4/1/2022	—		—	—	—	2,061	143,631
	7/1/2022	—		—	—	—	2,715	139,985
	10/3/2022	—		—	—	—	898	54,868
	10/3/2022	—		—	—	—	898	53,745
	10/3/2022	—			—	—	3,593	210,658
	1/3/2023	—			—	—	827	54,830
	1/3/2023	—			—	—	827	53,714
	1/3/2023	—			—	—	3,310	210,582
	—	153,656	(5)	—	—	—	—	—
	—	12,848	(6)	—	—	—	—	—

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
		Target ($)		Maximum ($)	Target (#)	Maximum (#)
Richard Simoncic, Executive VP, Analog Power and Interface Business Unit	4/1/2022	—		—	1,690	3,380	—	188,677
	7/1/2022	—		—	2,226	4,452	—	182,487
	10/3/2022	—		—	737	1,474	—	89,882
	10/3/2022	—		—	737	1,474	—	79,838
	10/3/2022	—		—	2,946	5,892	—	312,630
	1/3/2023	—		—	679	1,358	—	90,035
	1/3/2023	—		—	679	1,358	—	86,879
	1/3/2023	—		—	2,714	5,428	—	340,148
	4/1/2022	—		—	—	—	1,690	117,776
	7/1/2022	—		—	—	—	2,226	114,773
	10/3/2022	—		—	—	—	736	44,970
	10/3/2022	—		—	—	—	736	44,050
	10/3/2022	—		—	—	—	2,945	172,665
	1/3/2023	—		—	—	—	678	44,951
	1/3/2023	—		—	—	—	678	44,036
	1/3/2023	—		—	—	—	2,713	172,601
	—	146,844	(5)	—	—	—	—	—
	—	12,278	(6)	—	—	—	—	—
J. Eric Bjornholt, Senior VP and CFO	4/1/2022	—		—	1,690	3,380	—	188,677
	7/1/2022	—		—	2,226	4,452	—	182,487
	10/3/2022	—		—	737	1,474	—	89,882
	10/3/2022	—		—	737	1,474	—	79,838
	10/3/2022	—		—	2,946	5,892	—	312,630
	1/3/2023	—		—	679	1,358	—	90,035
	1/3/2023	—		—	679	1,358	—	86,879
	1/3/2023	—		—	2,714	5,428	—	340,148
	4/1/2022	—		—	—	—	1,690	117,776
	7/1/2022	—		—	—	—	2,226	114,773
	10/3/2022	—		—	—	—	736	44,970
	10/3/2022	—		—	—	—	736	44,050
	10/3/2022	—		—	—	—	2,945	172,665
	1/3/2023	—		—	—	—	678	44,951
	1/3/2023	—		—	—	—	678	44,036
	1/3/2023	—		—	—	—	2,713	172,601
	—	128,952	(5)	—	—	—	—	—
	—	12,097	(6)	—	—	—	—	—

(1)Individual awards under our MICP and ECBP are made quarterly and are not stated in terms of a threshold or maximum amount for an award period.
(2)Represents shares underlying PSU awards that will vest based on our cumulative non-GAAP operating income as a percentage of net sales results at target (100%) and maximum (200%) payout.
(3)Represents RSUs granted under Microchip's 2004 Equity Incentive Plan.
(4)Amounts reflect the grant date fair value of each stock award determined under ASC 718. For awards subject to performance conditions, the value at the grant date is based upon the probable outcome of such conditions. This amount is consistent with the estimate of aggregate compensation costs to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.
(5)This annual target represents the amount targeted for estimated future payout in fiscal 2024 under Microchip's MICP based on the executive officer's base salary at the end of fiscal 2023.
(6)This annual target represents the amount targeted for future payout in fiscal 2024 under Microchip's ECBP based on the executive officer's base salary at the end of fiscal 2023.

Summary Compensation Table and Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2023 Table Discussion

Based on the data in the "Summary Compensation Table," the level of salary, bonus, non-equity incentive plan compensation, and other compensation in proportion to total compensation ranged from approximately 24.5% to 29.0% for our named executive officers in fiscal 2023. See the "Executive Compensation - Compensation Discussion and Analysis" section of this proxy statement for further discussion of overall compensation and how compensation is determined.

We do not have employment contracts with our named executive officers, nor agreements to pay severance on involuntary termination (other than as stated in the change of control agreements discussed above under the heading "Employment Contracts, Termination of Employment and Change of Control Arrangements") or retirement.

For a discussion of the material terms of the awards listed in the "Grants of Plan-Based Awards Table for Fiscal Year Ended March 31, 2023," see our discussion of the equity awards and incentive cash bonuses in the "Executive Compensation - Compensation Discussion and Analysis" section of this proxy statement under the headings "Incentive Cash Bonuses," "Equity Compensation," and "Employee Cash Bonus Plan."

Microchip has not made any material modifications to any equity-based awards during the last fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL 2023 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Ganesh Moorthy, CEO and President				5,080	(2)	425,602
				4,680	(3)	392,090
				6,106	(4)	511,561
				13,244	(5)	1,109,582
				12,808	(6)	1,073,054
				5,080	(7)	425,602
				11,114	(8)	931,131
				4,680	(9)	392,090
				14,572	(10)	1,220,842
				51,232	(11)	4,292,217
				19,194	(12)	1,608,073
				25,398	(13)	2,127,844
				23,400	(14)	1,960,452
	3,052	(15)	255,697
	5,671	(16)	475,116
	4,239	(17)	355,143
	6,344	(18)	531,500
	12,486	(18)	1,046,077
	11,948	(19)	1,001,003
	11,752	(20)	984,583
	5,836	(21)	488,940
	8,004	(22)	670,575
	6,088	(23)	510,053
	5,864	(24)	491,286
	2,540	(24)	212,801
	4,576	(25)	383,377
	2,340	(26)	196,045
	6,104	(27)	511,393
	6,620	(28)	554,624
	6,404	(29)	536,527
	2,540	(30)	212,801
	5,556	(31)	465,482
	2,340	(32)	196,045
	7,286	(33)	610,421
	51,228	(34)	4,291,882
	9,596	(35)	803,953
	12,699	(36)	1,063,922
	11,699	(37)	980,142

OUTSTANDING EQUITY AWARDS AT FISCAL 2023 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Steve Sanghi, Executive Chair				3,716	(2)	311,326
				3,424	(3)	286,863
				4,924	(4)	412,533
				10,676	(5)	894,435
				10,328	(6)	865,280
				3,716	(7)	311,326
				8,960	(8)	750,669
				3,424	(9)	286,863
				10,660	(10)	893,095
				14,040	(12)	1,176,271
				18,580	(13)	1,556,632
				17,116	(14)	1,433,978
	6,388	(15)	535,187
	11,868	(16)	994,301
	8,871	(17)	743,212
	13,274	(18)	1,112,096
	26,132	(18)	2,189,339
	25,004	(19)	2,094,835
	24,596	(20)	2,060,653
	12,212	(21)	1,023,121
	16,750	(22)	1,403,315
	12,744	(23)	1,067,692
	12,276	(24)	1,028,483
	1,858	(24)	155,663
	9,580	(25)	802,612
	1,711	(26)	143,348
	4,922	(27)	412,365
	5,338	(28)	447,218
	5,162	(29)	432,472
	1,858	(30)	155,663
	4,480	(31)	375,334
	1,711	(32)	143,348
	5,329	(33)	446,464
	7,020	(35)	588,136
	9,289	(36)	778,232
	8,558	(37)	716,989

OUTSTANDING EQUITY AWARDS AT FISCAL 2023 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Stephen V. Drehobl, Senior VP, MCU8 and MCU16 Business Units				1,798	(2)	150,636
				1,656	(3)	138,740
				1,856	(4)	155,496
				4,028	(5)	337,466
				3,896	(6)	326,407
				1,798	(7)	150,636
				3,378	(8)	283,009
				1,656	(9)	138,740
				4,124	(10)	345,509
				15,584	(11)	1,305,628
				5,432	(12)	455,093
				7,188	(13)	602,211
				6,622	(14)	554,791
	1,445	(15)	121,062
	2,686	(16)	225,033
	2,008	(17)	168,230
	2,860	(18)	239,611
	5,912	(18)	495,307
	5,656	(19)	473,860
	5,564	(20)	466,152
	2,762	(21)	231,400
	3,788	(22)	317,359
	2,882	(23)	241,454
	2,776	(24)	232,573
	898	(24)	75,234
	2,166	(25)	181,467
	827	(26)	69,286
	1,856	(27)	155,496
	2,012	(28)	168,565
	1,946	(29)	163,036
	898	(30)	75,234
	1,689	(31)	141,504
	827	(32)	69,286
	2,061	(33)	172,671
	15,568	(34)	1,304,287
	2,715	(35)	227,463
	3,593	(36)	301,022
	3,310	(37)	277,312

OUTSTANDING EQUITY AWARDS AT FISCAL 2023 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Richard Simoncic, Executive VP, Analog Power and Interface Business Unit				1,474	(2)	123,492
				1,358	(3)	113,773
				1,340	(4)	112,265
				2,908	(5)	243,632
				2,812	(6)	235,589
				1,474	(7)	123,492
				2,438	(8)	204,256
				1,358	(9)	113,773
				3,380	(10)	283,176
				11,232	(11)	941,017
				4,452	(12)	372,989
				5,892	(13)	493,632
				5,428	(14)	454,758
	921	(15)	77,161
	1,713	(16)	143,515
	1,280	(17)	107,238
	2,002	(18)	167,728
	3,940	(18)	330,093
	3,770	(19)	315,851
	3,708	(20)	310,656
	1,762	(21)	147,620
	2,416	(22)	202,412
	1,838	(23)	153,988
	1,770	(24)	148,291
	736	(24)	61,662
	1,382	(25)	115,784
	678	(26)	56,803
	1,338	(27)	112,098
	1,452	(28)	121,649
	1,404	(29)	117,627
	736	(30)	61,662
	1,219	(31)	102,128
	678	(32)	56,803
	1,690	(33)	141,588
	11,242	(34)	941,855
	2,226	(35)	186,494
	2,945	(36)	246,732
	2,713	(37)	227,295

OUTSTANDING EQUITY AWARDS AT FISCAL 2023 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
J. Eric Bjornholt, Senior VP and CFO				1,474	(2)	123,492
				1,358	(3)	113,773
				1,482	(4)	124,162
				3,216	(5)	269,436
				3,112	(6)	260,723
				1,474	(7)	123,492
				2,698	(8)	226,038
				1,358	(9)	113,773
				3,380	(10)	283,176
				12,448	(11)	1,042,893
				4,452	(12)	372,989
				5,892	(13)	493,632
				5,428	(14)	454,758
	1,111	(15)	93,080
	2,065	(16)	173,006
	1,545	(17)	129,440
	1,816	(18)	152,144
	4,322	(18)	362,097
	4,136	(19)	346,514
	4,068	(20)	340,817
	2,020	(21)	169,236
	2,914	(22)	244,135
	2,216	(23)	185,656
	2,136	(24)	178,954
	736	(24)	61,662
	1,666	(25)	139,577
	678	(26)	56,803
	1,482	(27)	124,162
	1,606	(28)	134,551
	1,554	(29)	130,194
	736	(30)	61,662
	1,349	(31)	113,019
	678	(32)	56,803
	1,690	(33)	141,588
	12,430	(34)	1,041,385
	2,226	(35)	186,494
	2,945	(36)	246,732
	2,713	(37)	227,295

(1)	Represents the number of RSUs and PSUs multiplied by $83.78, the closing price of our common stock on March 31, 2023.
(2)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2023 (200% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the two-year period ending September 30, 2024. Vested PSUs are contingent on continuation of service through November 15, 2024. The number of shares that may be earned is between 0% and 200% of the target number of shares.

(3)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2023 (200% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the two-year period ending December 31, 2024. Vested PSUs are contingent on continuation of service through February 17, 2025. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(4)	Amount reflects estimated TSR achievement based on performance status as of March 31, 2023 (100% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending March 31, 2024. Vested PSUs based on TSR are contingent on continuation of service through May 15, 2025. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(5)	Amount reflects estimated TSR achievement based on performance status as of March 31, 2023 (200% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending June 30, 2024. Vested PSUs based on TSR are contingent on continuation of service through August 15, 2025. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(6)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2023 (200% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending September 30, 2024. Vested PSUs are contingent on continuation of service through November 15, 2025. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(7)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2023 (200% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending September 30, 2025. Vested PSUs are contingent on continuation of service through November 17, 2025. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(8)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2023 (200% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending December 31, 2024. Vested PSUs are contingent on continuation of service through February 15, 2026. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(9)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2023 (200% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending December 31, 2025. Vested PSUs are contingent on continuation of service through February 16, 2026. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(10)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2023 (200% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending March 31, 2025. Vested PSUs are contingent on continuation of service through May 15, 2026. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(11)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2023 (200% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending September 30, 2024. These awards vest in quarterly installments from November 15, 2024 through August 15, 2026, subject to continued service on such dates. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(12)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2023 (200% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending June 30, 2025. Vested PSUs are contingent on continuation of service through August 17, 2026. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(13)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2023 (200% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending September 30, 2025. Vested PSUs are contingent on continuation of service through November 16, 2026. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(14)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2023 (200% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending December 31, 2025. Vested PSUs are contingent on continuation of service through February 15, 2027. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(15)	Amount reflects TSR achievement of 38.13% of target during the two-year measurement period ended March 31, 2022, subject to continuation of service through May 15, 2024.

(16)	Amount reflects TSR achievement of 96.68% of target during the two-year measurement period ended September 30, 2022, subject to continuation of service through November 15, 2024.
(17)	Amount reflects TSR achievement of 92.60% of target during the two-year measurement period ended December 31, 2022, subject to continuation of service through February 15, 2025.
(18)	The award vested in full on May 15, 2023.
(19)	The award vests in full on August 15, 2023, subject to continued service on such date.
(20)	The award vests in full on November 15, 2023, subject to continued service on such date.
(21)	The award vests in full on February 15, 2024, subject to continued service on such date.
(22)	The award vests in full on May 15, 2024, subject to continued service on such date.
(23)	The award vests in full on August 15, 2024, subject to continued service on such date.
(24)	The award vests in full on November 15, 2024, subject to continued service on such date.
(25)	The award vests in full on February 15, 2025, subject to continued service on such date.
(26)	The award vests in full on February 17, 2025, subject to continued service on such date.
(27)	The award vests in full on May 15, 2025, subject to continued service on such date.
(28)	The award vests in full on August 15, 2025, subject to continued service on such date.
(29)	The award vests in full on November 15, 2025, subject to continued service on such date.
(30)	The award vests in full on November 17, 2025, subject to continued service on such date.
(31)	The award vests in full on February 15, 2026, subject to continued service on such date.
(32)	The award vests in full on February 16, 2026, subject to continued service on such date.
(33)	The award vests in full on May 15, 2026, subject to continued service on such date.
(34)	The award vests in quarterly installments from November 15, 2023 through August 15, 2026, subject to continued service on such dates.
(35)	The award vests in full on August 17, 2026, subject to continued service on such date.
(36)	The award vests in full on November 16, 2026, subject to continued service on such date.
(37)	The award vests in full on February 15, 2027, subject to continued service on such date.

STOCK VESTED
For Fiscal Year Ended March 31, 2023

The following table provides information, on an aggregate basis, about stock awards that vested during the fiscal year ended March 31, 2023 for each of our named executive officers.

Microchip has not granted stock options, other than options assumed in acquisitions, since 2008. No named executive officer held any Microchip stock options during fiscal 2023.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Ganesh Moorthy, CEO and President	80,832	6,153,644
Steve Sanghi, Executive Chair	169,426	12,894,462
Stephen V. Drehobl, Senior VP, MCU8 and MCU16 Business Units	37,628	2,864,641
Richard Simoncic, Executive VP, Analog Power and Interface Business Unit	25,860	1,965,738
J. Eric Bjornholt, Senior VP and CFO	25,304	1,924,327

(1)The values realized upon vesting for RSUs and PSUs are based on the closing price of our common stock on the vesting dates.

Non-Qualified Deferred Compensation for Fiscal Year 2023

All of our U.S. employees in director-level and above positions, including our executive officers, are eligible to defer a portion of their salary and cash bonuses into our Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan"). Pursuant to the Deferred Compensation Plan, eligible employees can defer up to 50% of their base salary and/or cash bonuses. In general, deferral elections are made prior to January of each year for amounts to be earned in the upcoming year. Participants may invest amounts in various funds available under the Deferred Compensation Plan (in general, any of those funds traded on a nationally recognized exchange). Plan earnings are calculated by reference to actual earnings of mutual funds or other securities chosen by individual participants.

Except for a change in control or certain unforeseeable emergencies (as defined under the Deferred Compensation Plan), benefits under the plan will not be distributed until a "distribution event" has occurred. The distribution event occurs upon termination of employment.

We incur incidental expenses for administration of the Deferred Compensation Plan, and the receipt of any tax benefit we might obtain based on payment of a participant's compensation is delayed until funds (including earnings or losses on the amounts invested pursuant to the plan) are eventually distributed. We do not pay any additional compensation or guarantee minimum returns to any participant in the Deferred Compensation Plan.

The following table shows the non-qualified deferred compensation activity for each named executive officer for the fiscal year ended March 31, 2023.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (1)
Ganesh Moorthy, CEO and President	—	—	(48,456)	—	429,283
Steve Sanghi, Executive Chair	—	—	—	—	—
Stephen V. Drehobl, Senior VP, MCU8 and MCU16 Business Units	83,327	—	(154,593)	—	1,723,858
Richard Simoncic, Executive VP, Analog Power and Interface Business Unit	—	—	—	—	—
J. Eric Bjornholt, Senior VP and CFO	—	—	(51,750)	—	533,686

(1)The executive contribution amounts shown in the table were previously reported in the "Summary Compensation Table" as salary and/or bonus for fiscal 2023 or prior fiscal years. The earnings amounts shown in the table were not previously reported for fiscal 2023 or prior years under applicable SEC rules as such earnings were not under a defined benefit or actuarial pension plan and there were no above-market or preferential earnings on such amounts made or provided by Microchip.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information about our common stock that, as of March 31, 2023, may be issued upon the vesting of RSUs, PSUs and the exercise of options and rights under the following equity compensation plans (which are all of our equity compensation plans; provided, however, that new equity awards or stock purchase rights may only be issued under the Microchip 2004 Equity Incentive Plan, the Microchip 1994 International Employee Stock Purchase Plan and the Microchip 2001 Employee Stock Purchase Plan):

•	Microchip 1994 International Employee Stock Purchase Plan (the "IESPP"),
•	Microchip 2001 Employee Stock Purchase Plan (the "ESPP"),
•	Microchip 2004 Equity Incentive Plan,
•	Supertex 2009 Equity Plan,
•	Micrel 2012 Equity Incentive Award Plan, and
•	Vitesse 2013 Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options and vesting of RSUs (a)		Weighted average exercise price of outstanding options (1) (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Stockholders (2)	9,048,472	(3)	$23.33		18,781,695	(4)
Equity Compensation Plans Not Approved by Stockholders	17,016	(5)	$18.14		—
Total	9,065,488		$19.13	(6)	18,781,695

(1)The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.
(2)The shares authorized for issuance under our ESPP are subject to an annual automatic increase equal to the lesser of (i) 3,000,000 shares, (ii) one-half of one percent (0.5%) of the then outstanding shares of our common stock, or (iii) such lesser amount as is approved by our Board. Upon the approval of our Board, no additional shares of common stock were reserved under the ESPP on January 1, 2023 based on the automatic increase provision. The shares authorized for issuance under our IESPP are subject to an annual automatic increase of equal to one-tenth of one percent (0.1%) of the then outstanding shares of our common stock. Upon the approval of our Board, 547,792 additional shares of common stock were reserved under the IESPP effective January 1, 2023 based on the automatic increase provision.
(3)As of March 31, 2023, includes 9,044,472 shares issuable upon the vesting of RSUs and PSUs granted under our 2004 Equity Incentive Plan, and 4,000 shares issuable upon the exercise of outstanding options granted under our 2004 Equity Incentive Plan.
(4)As of March 31, 2023, includes 8,728,867 shares remaining available for future issuance under our 2004 Equity Incentive Plan. The remaining balance represents shares available for purchase under the IESPP and the ESPP.
(5)Consists of the aggregate amount of options, warrants and other equity rights assumed by us in connection with mergers and acquisitions at the weighted-average exercise price in the table above. No additional awards may be granted under those assumed arrangements. As of March 31, 2023, the foregoing consists of: 13,282 shares subject to outstanding options under the 2009 Equity Plan that Supertex adopted prior to our acquisition of Supertex in April 2014; 3,150 shares issuable upon the exercise of outstanding options granted under the Micrel 2012 Equity Incentive Award Plan; and 584 shares subject to outstanding options under the Vitesse 2013 Incentive Plan.
(6)As of March 31, 2023, there were a total of 21,016 shares subject to outstanding options, with a weighted average exercise price of $19.13 per share and a weighted average term of 0.81 years.

CODE OF BUSINESS CONDUCT AND ETHICS

In May 2004, our Board adopted a Code of Business Conduct and Ethics for our directors, officers (including our chief executive officer and chief financial officer), and employees. A copy of the Code of Business Conduct and Ethics, as amended to date, is available on our website at https://www.microchip.com/en-us/about/investors/investor-information/mission-statement.

We intend to post on our website any amendment to, or waiver from, a provision of our code of ethics within four business days following the date of such amendment or waiver or such other time period required by SEC rules.

OTHER MATTERS

Other Matters to be Presented at the Annual Meeting

At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.

Requirements, Including Deadlines, for Receipt of Stockholder Proposals for the 2024 Annual Meeting of Stockholders; Discretionary Authority to Vote on Stockholder Proposals

Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for our 2024 annual meeting, our Secretary must receive the proposal at our principal executive offices by March 16, 2024. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws, including Rule 14a-8 of the Securities Exchange Act of 1934. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

Under our Bylaws, stockholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at our annual meeting. Under these procedures, stockholders must submit the proposed nominee or item of business by delivering a notice addressed to our Secretary at our principal executive offices. We must receive notice as follows:
•Normally we must receive notice of a stockholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days before the first anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year's annual meeting of stockholders. Accordingly, a stockholder who intends to submit a nomination or proposal for our 2024 annual meeting must do so no later than April 15, 2024.
•However, if we hold our 2024 annual meeting on a date that is not within 30 days before or after the anniversary date of our 2023 annual meeting, we must receive the notice no later than the close of business on the later of the 90th day prior to our 2024 annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.
•A stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of our common stock. Proposals or nominations not meeting these requirements will not be considered at our 2024 annual meeting. In addition to the requirements in our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees (other than our nominees) in connection with our 2024 Annual Meeting of Stockholders must provide the additional information required by Rule 14a-19(b) of the Securities Exchange Act of 1934.
•If a stockholder does not comply with the requirements of this advance notice provision, the proxies may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder. The chair of the annual meeting shall, if the facts warrant, determine and declare at the meeting that a stockholder business proposal or nomination was not made in accordance with the procedures prescribed by the Bylaws, and if they should so determine, in the case of a nomination, they shall so declare at the meeting, and the defective nomination shall be disregarded, and in the case of a business proposal, they shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

Proxy Access

Under our Bylaws, a stockholder (or a group of not more than 20 stockholders) that has held at least 3% of our outstanding common stock continuously for at least three years may nominate and include in our proxy materials for our 2024 annual meeting (i) one director nominee if the number of directors to be elected at the annual meeting is seven or less, and (ii) if the number of directors to be elected at the annual meeting is greater than seven, director nominees constituting up to the greater of 20% of the Board or two directors, provided in each case that the requirements set forth in the Bylaws are satisfied. To utilize such "proxy access" nomination process, among other things, the electing stockholder(s) and proposed nominee(s) must comply with the detailed requirements set forth in our Bylaws, including the provision of the proposing stockholder information, various other required information, representations, undertakings, agreements and other requirements as set forth in the Bylaws and as required by law. One such requirement is that the nomination(s) must be received in a timely manner between 120 days and 150 days prior to the anniversary of the date our proxy statement was first released to stockholders in connection with the last annual meeting, which for our proxy materials for the 2024 annual meeting would be no earlier than February 15, 2024 and no later than March 16, 2024.

The description of certain provisions of the Bylaws above is intended as a summary and is qualified in its entirety by reference to the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. To make any submission or to obtain additional information as to the proper form and content of submissions, stockholders should contact our Secretary in writing at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in a stockholder's household. Additionally, you may have notified us that multiple stockholders share an address and thus you requested to receive only one copy of our proxy statement and annual report. While our proxy statement and 2023 Annual Report are available online (please see under the heading "Electronic Access to Proxy Statement and Annual Report" on page 4), we will promptly deliver a separate copy of either document to any stockholder who contacts our investor relations department at 480-792-7761 or by mail addressed to Investor Relations, Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, requesting such copies. If a stockholder is receiving multiple copies of our proxy statement and annual report at the stockholder's household and would like to receive a single copy of the proxy statement and annual report for a stockholder's household in the future, stockholders should contact their broker, or other nominee record holder to request mailing of a single copy of the proxy statement and annual report. Stockholders receiving multiple copies of these documents directly from us, and who would like to receive single copies in the future, should contact our investor relations department to make such a request.

Date of Proxy Statement

The date of this proxy statement is July 7, 2023.

APPENDIX A
NON-GAAP FINANCIAL MEASURES

Our non-GAAP adjustments, where applicable, include the effect of share-based compensation, expenses related to our acquisition activities (including intangible asset amortization, severance, and other restructuring costs, and legal and other general and administrative expenses associated with acquisitions including legal fees and expenses for litigation and investigations related to our Microsemi acquisition), professional services associated with certain legal matters and losses on the settlement of debt. For fiscal 2023, our non-GAAP income tax expense is presented based on projected cash taxes for the fiscal year, excluding transition tax payments under the Tax Cuts and Jobs Act.

Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods. Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash and other charges that many investors feel may obscure our underlying operating results. Management uses non-GAAP measures to manage and assess the profitability of our business and for compensation purposes. We also use our non-GAAP results when developing and monitoring our budgets and spending. Our determination of these non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for amounts determined in accordance with GAAP. There are limitations associated with using these non-GAAP measures, including that they exclude financial information that some may consider important in evaluating our performance. Management compensates for this by presenting information on both a GAAP and non-GAAP basis for investors and providing reconciliations of the GAAP and non-GAAP results.

RECONCILIATION OF GAAP GROSS PROFIT TO NON-GAAP GROSS PROFIT (in millions)

Fiscal Year
2023
Gross profit, as reported	$5,697.9
Share-based compensation expense	27.2
Non-GAAP gross profit	$5,725.1
GAAP gross profit percentage	67.5%
Non-GAAP gross profit percentage	67.8%

RECONCILIATION OF GAAP OPERATING INCOME TO NON-GAAP OPERATING INCOME (in millions)

Fiscal Year
2023
Operating income, as reported	$3,116.0
Share-based compensation expense	170.4
Acquisition-related	2.8
Professional services associated with certain legal matters	4.7
Amortization of acquired intangible assets	669.9
Special charges (income) and other, net	(4.0)
Non-GAAP operating income	$3,959.8
GAAP operating income as a percentage of net sales	36.9%
Non-GAAP operating income as a percentage of net sales	46.9%

RECONCILIATION OF GAAP NET INCOME AND GAAP DILUTED NET INCOME PER COMMON SHARE TO NON-GAAP NET INCOME AND NON-GAAP DILUTED NET INCOME PER COMMON SHARE (in millions, except per share amounts)

Fiscal Year
2023
Net income, as reported	$2,237.7
Share-based compensation expense	170.4
Acquisition-related	2.8
Professional services associated with certain legal matters	4.7
Amortization of acquired intangible assets	669.9
Special charges (income) and other, net	(4.0)
Loss on settlement of debt	8.3
Non-cash other expense, net	0.1
Other non-GAAP tax adjustment	263.2
Non-GAAP net income	$3,353.1
GAAP net income as a percentage of net sales	26.5%
Non-GAAP net income as a percentage of net sales	39.7%
Diluted net income per common share, as reported	$4.02
Non-GAAP diluted net income per common share	$6.02
Diluted common shares outstanding, as reported	557.3
Diluted common shares outstanding non-GAAP	557.3

APPENDIX B

MICROCHIP TECHNOLOGY INCORPORATED
2001 EMPLOYEE STOCK PURCHASE PLAN
AS AMENDED AND RESTATED THROUGH MAY 23, 2023, SUBJECT TO STOCKHOLDER APPROVAL 1

The following constitute the provisions of the 2001 Employee Stock Purchase Plan of Microchip Technology Incorporated, as amended through May 23, 2023.

1.Purpose. The purpose of the Plan is to provide employees of the Company and one or more of its Corporate Affiliates an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan have two components: a component that is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code (the "423 Component") and a component that is not intended to qualify as an "employee stock purchase plan" under Section 423 of the Code (the "Non-423 Component"). The provisions of the Plan with respect the 423 Component, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423. An option to purchase shares of Common Stock under the Non-423 Component will be granted pursuant to rules, procedures, or sub-plans adopted by the Administrator designed to achieve tax, securities laws, or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2. Definitions.

(a)    "Administrator" shall mean the Committee designated by the Board to administer the Plan pursuant to Section 14.

(b)    "Board" shall mean the Board of Directors of the Company.

(c)    "Change of Control" shall mean the occurrence of any of the following events:

(i)    a merger or other reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated); or

(ii)    the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)    a reverse merger in which the Company is the surviving corporation but in which more than fifty percent (50%) of the Company’s outstanding voting stock is transferred to a person or persons different from those who held the stock immediately prior to such merger.

(d)    "Code" shall mean the Internal Revenue Code of 1986, as amended.

(e)    "Committee" means a committee of the Board appointed by the Board in accordance with Section 14 hereof.

(f)    "Common Stock" shall mean the common stock of the Company, par value $0.001.

(g)    "Company" shall mean Microchip Technology Incorporated, a Delaware corporation.

(h)    "Compensation" shall mean the following items paid to an Eligible Employee by the Company and/ or one or more Corporate Affiliates during such individual’s period of participation in the Plan: (i) regular base salary, and (ii) any pre-tax contributions made by the Eligible Employees to any Code Section 401(k) plan, any Code Section 125 Plan, any unfunded non-qualified deferred compensation plan described in Sections 201(2), 301(a)(3) or 401(a)(1) of ERISA, and (iii) all overtime payments, bonuses, commissions, profit-sharing distributions and other incentive type payments. There shall be excluded any contributions (except 401(k) and 125 contributions) made on the Eligible Employee’s behalf by the Company or Corporate Affiliate.

1 Adjusted to reflect all prior stock splits.

(i)    "Corporate Affiliate" shall mean any parent or subsidiary of the Company (as defined in Section 424 of the Code) which is incorporated in the United States, including any parent or subsidiary corporation which becomes such after the Effective Date.

(j)    "Effective Date" shall mean March 1, 2002.

(k)    "Eligible Employee" shall mean any individual who is a common law employee of any Participating Company and whose customary employment with the Participating Company or group of Participating Companies is at least 20 hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or in writing signed by a duly authorized officer of the Company, the employment relationship shall be deemed to have terminated on the 91st day of such leave. Unless otherwise determined by the Administrator, with respect to the Non-423 Component, any individual otherwise meeting the requirements to be an “Eligible Employee” will only qualify as an Eligible Employee if such individual is tax resident in the United States as of the first Trading Day of any Offering Period.

(l)    "Entry Date" shall mean the first Trading Day of any Offering Period. An Entry Date occurs on the first Trading Day in March or September.

(m)    "ERISA" shall mean the Employee Retirement Income Security of 1974, as amended.

(n)    "Exercise Date" shall mean the first Trading Day of March and September.

(o)    "Fair Market Value" shall mean the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; provided, however, that if there is no closing sales price (or closing bid price, if applicable) for such date, then the closing sales price (or closing bid price, if applicable) for the next day for which such quotation exists.

(p)    "Offering Periods" shall mean a period of time during which an option granted pursuant to the Plan may be exercised. The Plan shall be implemented by a series of Offering Periods ("Series of Offering Periods"). Each Series of Offering Periods shall contain four (4) Offering Periods. The first Offering Period in the Series shall commence on the first Trading Day on or after March 1, 2002, and shall end on the first Trading Day on or after March 1, 2004 (the "Last Day of the Series"). The second Offering Period in the Series shall commence on the next following Entry Date, shall last approximately 18 months and shall end on the Last Day of the Series. The third Offering Period in the Series shall commence on the next following Entry Date, shall last approximately 12 months and shall end on the Last Day of the Series. The fourth Offering Period in the Series shall commence on the next following Entry Date, shall last approximately six (6) months and shall end on the Last Day of the Series. A new Series of Offering Periods shall commence on the Last Day of the Series. The duration and timing of Offering Periods may be changed pursuant to Section 20 of this Plan.

(q)    "Participating Company" shall mean the Company and such Corporate Affiliates as may be designated from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Companies participating in the Plan are listed on the attached Schedule A.

(r)    "Plan" shall mean this Employee Stock Purchase Plan.

(s)    "Purchase Period" shall mean the approximately six (6) month period commencing on one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the first Entry Date and end with the next Exercise Date.

(t)    "Purchase Price" shall mean 85% of the Fair Market Value of a share of Common Stock on the Entry Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.

(u)    "Trading Day" shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

3. Eligibility.

(a)    Generally. Any Eligible Employee on a given Entry Date shall be eligible to participate in the Plan.

(b)    Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds $25,000.00 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.    Offering Periods. The Plan shall be implemented by a series of Offering Periods (“Series of Offering Periods”). Each Series of Offering Periods shall contain four (4) Offering Periods. The first Offering Period in the Series shall commence on the first Trading Day on or after March 1, 2002, and shall end on the first Trading Day on or after March 1, 2004 (the “Last Day of the Series”). The second Offering Period in the Series shall commence on the next following Entry Date, shall last approximately 18 months and shall end on the Last Day of the Series. The third Offering Period in the Series shall commence on the next following Entry Date, shall last approximately 12 months and shall end on the Last Day of the Series. The fourth Offering Period in the Series shall commence on the next following Entry Date, shall last approximately six (6) months and shall end on the Last Day of the Series. A new Series of Offering Periods shall commence on the Last Day of the Series. The duration and timing of Offering Periods may be changed pursuant to Section 20 of this Plan.

5.    Participation. An Eligible Employee may become a participant in the Plan by enrolling via E*Trade or completing a subscription agreement authorizing payroll deductions in the form approved by the Administrator and filing it with the Company's stock plan administrator, on a date determined by such administrator, which shall be no later than five (5) Trading Days prior to the applicable Entry Date.

6.    Payroll Deductions.

(a)    At the time a participant enrolls via E*Trade or files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in any multiple of one-percent (1%), but not exceeding ten-percent (10%) of the Compensation which he or she receives during each Purchase Period; provided, however, that should a payday occur on an Exercise Date, a participant shall have the payroll deductions made on such day applied to his or her account under the new Offering Period or Purchase Period, as the case may be. A participant's elections via E*Trade enrollment or a subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b)    Payroll deductions for a participant shall commence on the first payday following the Entry Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof. All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

(c)    A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may decrease (but not increase) the rate of his or her payroll deductions during the Offering Period by changing deductions via E*Trade or completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. No more than one (1) such reduction shall be allowed in any Purchase Period. A participant may only increase the rate of his or her payroll deductions beginning with the next Offering Period which lasts 24 months. The change in rate shall be effective as soon as administratively practicable.

(d)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period. Payroll deductions shall recommence at the rate provided in such participant's E*Trade elections or subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

(e)    At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.

7.    Grant of Option. On the Entry Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company's Common Stock determined by dividing such Eligible Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Eligible Employee be permitted to purchase during each Purchase Period more than 15,000 shares of the Company's Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 6 hereof. The Eligible Employee may accept the grant of such option by enrolling via E*Trade or turning in a completed Subscription Agreement (attached hereto as Exhibit A) to the stock plan administrator, on a date determined by such administrator, which shall be no later than five (5) Trading Days prior to an applicable Entry Date. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company's Common Stock an Eligible Employee may purchase during each Purchase Period of such Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

8.    Exercise of Option.

(a)    Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full share shall be retained in the participant's account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other funds left over in a participant's account after the Exercise Date shall be returned to the participant. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

(b)    If the Administrator determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Entry Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Entry Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Entry Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make pro rata allocation of the shares available on the Entry Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company's shareholders subsequent to such Entry Date.

9.    Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant the shares purchased upon exercise of his or her option in a form determined by the Administrator.

10.    Withdrawal.

(a)    At any time prior to the last five (5) Trading Days of a Purchase Period, a participant may withdraw from the Plan by giving written notice to the Company in the form approved by the Administrator. The participant shall elect to either have (i) all of the participant's payroll deductions credited to his or her account used to purchase shares at the next Exercise Date or (ii) all payroll deductions credited to his or her account refunded. In neither event will any further payroll deductions for the purchase of shares be made for such Offering Period. If a participant withdraws from an Offering Period, the participant may not re-enroll in the Plan until the next Offering Period which lasts 24 months, and payroll deductions shall not resume at the beginning of such Offering Period unless the participant re-enrolls in the Plan via E*Trade or delivers to the Company a new subscription agreement in a manner provided for in Section 5.

(b)    A participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company.

11.    Termination of Employment. In the event a participant ceases to be an Eligible Employee of the Company or any Participating Company (other than as a result of death or Permanent Disability), any payroll deductions credited to such participant's account during the Offering Period but not yet used to purchase shares under the Plan shall be returned to such participant and such participant's option shall be automatically terminated. In the event a participant ceases to be an Employee of the Company or any Participating Company as a result of death or Permanent Disability, then such participant (or personal representative of the estate of the deceased participant) may elect at any time prior to the last five (5) Trading Days of a Purchase Period in which such termination occurs, to (i) have all of such participant’s payroll deductions for such Purchase Period refunded to the Participant or (ii) have all such payroll deductions used to purchase the Company’s common stock on the Exercise Date following such termination. Further, if a Participant transfers from an offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Section 423 of the Code, unless otherwise provided by the Administrator.

12.    Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

13.    Stock.

(a)    Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, as of August 15, 2003, the number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 6,550,000 shares, plus up to 300,000 remaining unissued shares available as of the Effective Date under the Company’s previous ESPP, and plus beginning January 1, 2005, and each January 1 thereafter during the term of the Plan, an automatic annual increase in shares reserved of the lesser of (i) 3,000,000 shares, (ii) one half of one percent (0.5%) of the then outstanding shares of our common stock, or (iii) such lesser amount as is approved by our Board of Directors; provided, however, that the shares under the Company’s previous ESPP shall not be available for issuance under the Plan to the extent that such reservation would, in the opinion of the Company’s independent auditors, result in a compensation expense to the Company under either EITF 97-12 or ASC 718.

(b)    Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant shall only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares.

(c)    Shares to be delivered to a participant under the Plan shall be held in a brokerage account in street name.

14.    Administration. The Administrator shall administer the Plan and shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

15.    Designation of Beneficiary.

(a)    A participant may file a written designation of a beneficiary who is to receive any payroll deductions, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such payroll deductions. In addition, a participant may file a written designation of a beneficiary who is to receive any payroll deductions from the participant's account under the Plan in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b)    Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such payroll deductions to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such payroll deductions to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c)    All beneficiary designations shall be in such form and manner as the Administrator may designate from time to time.

16.    Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.    Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions except under any offering under the Plan or for participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party. Until shares are issued, participants shall only have the rights of an unsecured creditor.

18.    Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Eligible Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19.    Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan, the maximum number of shares each participant may purchase each Purchase Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) Change in Control. In the event of a Change of Control, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Purchase Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company's proposed Change of Control. The Administrator shall notify each participant in writing, at least 10 business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20. Amendment or Termination.

(a)    The Administrator may at any time and for any reason terminate or amend the Plan. Except as otherwise provided in the Plan, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

(b)    Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c)    In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)    increasing the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii)    shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

(iii)    allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

21.    Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.    Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.    Term of Plan. The Plan, as amended through May 23, 2023, shall continue in effect until August 31, 2034, unless sooner terminated under Section 20 hereof.

24.    Automatic Transfer to Low Price Offering Period. To the extent permitted by any applicable laws, regulations, or stock exchange rules if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Entry Date of such Offering Period, then all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period.

APPENDIX C

MICROCHIP TECHNOLOGY INCORPORATED
1994 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
AS AMENDED AND RESTATED THROUGH JUNE 22, 2023, SUBJECT TO STOCKHOLDER APPROVAL 1

I.    PURPOSE

    This 1994 International Employee Stock Purchase Plan ("Plan") is hereby established by Microchip Technology Incorporated, a Delaware corporation ("Microchip"), in order to provide eligible employees of foreign Microchip subsidiaries with the opportunity to acquire a proprietary interest in Microchip through the purchase of shares of Microchip common stock at periodic intervals with their accumulated payroll deductions. The Plan authorizes the grant of purchase rights which do not qualify under Code Section 423 pursuant to any rules, procedures, agreements, appendices, or sub-plans adopted by the Plan Administrator for such purpose.

II.    DEFINITIONS

    For purposes of administration of the Plan, the following terms shall have the meanings indicated:

    "Common Stock" means shares of Microchip common stock, par value $0.001 per share.

    "Earnings" means regular base salary plus such additional items of compensation as the Plan Administrator may deem appropriate.

    "Effective Date" means June 1, 1994. A list of the participating Foreign Subsidiaries is hereto attached as Schedule A. For any other Foreign Subsidiary, the effective date shall be determined by the Microchip Board of Directors or the Employee Committee of the Board of Directors prior to the time such Foreign Subsidiary is to become a participating company in the Plan.

    "Eligible Employee" means any person who is engaged, on a regularly-scheduled basis, in the rendition of personal services outside the U.S. as an employee of a Foreign Subsidiary subject to the control and direction of that Foreign Subsidiary as to both the work to be performed and the manner and method of performance and has been designated as having the right to be granted purchase rights under the Plan.

    "Entry Date" shall mean the first Trading Day of any Purchase Period. An Entry Date occurs on the first Trading Day in December or June.

    "Foreign Subsidiary" means any non-U.S. Microchip subsidiary which elects, with the approval of the Microchip Board of Directors or the Employee Committee of the Board of Directors, to extend the benefits of this Plan to its Eligible Employees. The Foreign Subsidiaries participating in the Plan are listed on attached Schedule A.

    "Participant" means any Eligible Employee of a Foreign Subsidiary who is actively participating in the Plan.

    "Purchase Period" means the first U.S. business day of December to the last U.S. business day of May and from the first U.S. business day of June to the last U.S. business day of November; provided that Purchase Periods commencing after June, 2014 shall run from the first U.S. business day of December to the first U.S. business day of June and from the first U.S. business day in June to the first U.S. business day of December.

    "Service" means the period during which an individual performs services as an Eligible Employee and shall be measured from his or her hire date, whether that date is before or after the Effective Date of the Plan.

    "Trading Day" shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

III.    ADMINISTRATION

    Each Foreign Subsidiary shall have responsibility for the administration of the Plan with respect to its Eligible Employees. Accordingly, the Plan shall, as to each Foreign Subsidiary, be separately administered by a plan administrator
1 Adjusted to reflect all prior stock splits.

comprised of two or more Members of the Board of Directors, the Employee Committee of the Board of Directors, or a designee as may be appointed by either of them from time to time ("Plan Administrator"). The Plan Administrator shall have full authority to administer the Plan, including the authority to designate Eligible Employees that are granted purchase rights and the authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Plan Administrator shall be subject to ratification by the Microchip Board of Directors and, when so ratified, shall be final and binding on all parties who have an interest in the Plan.

IV.    PURCHASE PERIODS

    A.    Shares of Common Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with Article VIII.

    B.    The Plan shall be implemented in a series of successive purchase periods, each to be of a duration of six (6) months. The initial purchase period will begin on June 1, 1994 and end on the last U.S. business day in November 1994. Subsequent purchase periods shall run from the first U.S. business day of December to the last U.S. business day of May and from the first U.S. business day of June to the last U.S. business day of November; provided that purchase periods commencing after June, 2014 shall run from the first U.S. business day of December to the first U.S. business day of June and from the first U.S. business day of June to the first U.S. business day of December.

    C.    No purchase period shall commence under the Plan, nor shall any shares of Common Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Microchip Board of Directors and (ii) Microchip shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which shares of the Common Stock are listed and all other applicable statutory and regulatory requirements.

    D.    The Participant shall be granted a separate purchase right for each purchase period in which he/she participates. The purchase right shall be granted on the start date of the purchase period and shall be automatically exercised on the last U.S. business day of that purchase period.

    E.    The acquisition of Common Stock through plan participation for any purchase period shall neither limit nor require the acquisition of Common Stock by the Participant in any subsequent purchase period.

V.    ELIGIBILITY AND PARTICIPATION

    A.    Any Eligible Employee that has been designated as having the right to be granted purchase rights on a given Entry Date shall be eligible to participate in the Plan. Unless otherwise determined by the Plan Administrator, all Eligible Employees meeting the conditions under this Section V are eligible for the grant of purchase rights under the Plan.

    B.    Each Eligible Employee of each Foreign Subsidiary participating in the Plan may join the Plan in accordance with the following provisions:

        -    An individual who is an Eligible Employee on a given Entry Date may enter that purchase period on such Entry Date, provided he/she enrolls in the purchase period on or before such Entry Date in accordance with Section V.C below. Should any such Eligible Employee not enter the purchase period on or before the given Entry Date, then he/she may not subsequently join that particular purchase period on any later date.

        -    An individual who is an Eligible Employee but was not employed on a given Entry Date may not participate in that purchase period but will be eligible to join the Plan on the next Entry Date thereafter provided that he or she is then an Eligible Employee.

    C.    To participate for a particular purchase period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) at least five U.S. business days before the start date of that purchase period.

    D.    The payroll deduction authorized by the Participant shall be collected under the Plan in the currency in which paid by the Foreign Subsidiary and may be any multiple of one percent (1%) of the Earnings paid to the Participant during each purchase period, up to a maximum of ten percent (10%). Any changes or fluctuations in the exchange rate at which the currency collected from the Participant through such payroll deductions is converted into U.S. Dollars on each purchase date under the Plan shall be borne solely by the Participant. The deduction rate so authorized shall continue in effect for the entire purchase period and for each successive purchase period, except to the extent such rate is changed in accordance with the following guidelines:

-    The Participant may, at any time during the purchase period, reduce his/her rate of payroll deduction. Such reduction shall become effective as soon as possible after filing of the requisite reduction form with the Plan Administrator (or its designate), but the Participant may not effect more than one such reduction during the same purchase period.

-    The Participant may, prior to the start date of any subsequent purchase period, increase or decrease the rate of his/her payroll deduction by filing the appropriate form with the Plan Administrator (or its designate). The new rate (which may not exceed the ten percent (10%) maximum) shall become effective as of the start date of the new six (6)-month purchase period.

        Payroll deductions will automatically cease upon the termination of the Participant's purchase right in accordance with the applicable provisions of Section VII below.

VI.    STOCK SUBJECT TO PLAN

    A.    The Common Stock purchasable under the Plan shall, solely in the discretion of the Microchip Board, be made available from authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by Microchip, including shares of Common Stock purchased on the open market. The total number of shares reserved under the Plan prior to January 2007 is 697,186 shares, plus beginning January 1, 2007, and each January 1 thereafter during the term of the Plan, an automatic annual increase in shares reserved of one tenth of one percent (0.1%) of the then outstanding shares of Microchip Common Stock. The total number of shares which may be issued under the Plan shall not exceed the number reserved.

    B.    In the event any change is made to the outstanding Common Stock by reason of any stock dividend, stock split, combination of shares or other change affecting such outstanding Common Stock as a class without Microchip's receipt of consideration, appropriate adjustments shall be made by the Microchip Board of Directors to (i) the class and maximum number of securities issuable over the term of the Plan, (ii) the class and maximum number of securities purchasable per Participant during any one purchase period and (iii) the class and number of securities and the price per share in effect under each purchase right at the time outstanding under the Plan. Such adjustments shall be designed to preclude the dilution or enlargement of rights and benefits under the Plan.

VII.    PURCHASE RIGHTS

    An Eligible Employee who participates in the Plan for a particular purchase period shall have the right to purchase shares of Common Stock upon the terms and conditions set forth below and shall execute a purchase agreement incorporating such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

    Purchase Price. Common Stock shall be issuable at the end of each purchase period at a purchase price equal to eighty-five percent (85%) of the lower of (i) the fair market value per share on the start date of that purchase period or (ii) the market price per share of Common Stock on the purchase date.

    Valuation. The fair market value per share of Common Stock on any relevant date under the Plan shall be the closing selling price per share of Common Stock on that date, as officially quoted on the Nasdaq Global Select Market. If there is no quoted selling price for such date, then the closing selling price per share of Common Stock on the next day for which there does exist such a quotation shall be determinative of fair market value.

    Number of Purchasable Shares.

-    The number of shares purchasable per Participant during each purchase period shall be determined as follows: first, the payroll deductions in the currency in which collected from the Participant during that purchase period shall be converted into U.S. Dollars on the last U.S. business day of the purchase period at the exchange rate in effect on that day; then, the U.S. Dollar amount calculated for the Participant on the basis of such exchange rate shall be divided by the purchase price in effect for such period to determine the number of whole shares of Common Stock purchasable on the Participant's behalf for that purchase period.

    -    However, no Participant may, during any one purchase period, purchase more than three thousand seven hundred ninety-eight (3,798) shares of Common Stock.

    -    And any provisions of the Plan to the contrary notwithstanding, no Participant shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Participant (or any other person whose stock would be attributed to such Participant) would own capital stock of Microchip and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of Microchip or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of Microchip and its subsidiaries accrues at a rate which exceeds $25,000.00 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

    Payment. Payment for the Common Stock purchased under the Plan shall be effected by means of the Participant's authorized payroll deductions in the currency in which paid by the Foreign Subsidiary. Such deductions shall begin with the first full payroll period beginning with or immediately following the start date of the purchase period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of such purchase period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from a Participant may be commingled with the general assets of the Foreign Subsidiary or Microchip and may be used for general corporate purposes. However, all purchases of Common Stock under the Plan shall be made in U.S. Dollars on the basis of the exchange rate in effect on the last day of each purchase period.

    Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

-    A Participant may, at any time prior to the last five (5) business days of the Foreign Subsidiary falling within the purchase period, terminate his/her outstanding purchase right by filing the prescribed notification form with the Plan Administrator. No further payroll deductions shall be collected from the Participant with respect to the terminated purchase right, and any payroll deductions collected for the purchase period in which such termination occurs shall, at the Participant's election, be immediately refunded in the currency in which paid by the Foreign Subsidiary or held for the purchase of shares at the end of such purchase period. If no such election is made at the time the termination notice is filed, then the Participant's payroll deductions shall be refunded as soon as possible after the termination date of his/her purchase right.

-    The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the purchase period for which the terminated purchase right was granted. In order to resume participation in any subsequent purchase period, such individual must re-enroll in the Plan (by making a timely filing of a new purchase agreement and payroll deduction authorization) on or before the date he/she is first eligible to join the new purchase period.

-    If the Participant ceases to remain an Eligible Employee while his/her purchase right is outstanding, then such purchase right shall immediately terminate, and the payroll deductions collected from such Participant for the purchase period shall be promptly refunded in the currency in which paid by the Foreign Subsidiary to the Participant. However, should the Participant's cessation of Eligible Employee status occur by reason of death or permanent disability, then such individual (or the personal representative of a deceased Participant) shall have the following election, exercisable up until the last day of the purchase period:

-    to withdraw all of the Participant's payroll deductions for such purchase period, in the currency in which paid by the Foreign Subsidiary, or

-    to have such funds held for the purchase of shares at the end of the purchase period.

        If no such election is made, then such funds shall be refunded as soon as possible after the end of the purchase period. In no event, however, may any payroll deductions be made on the Participant's behalf following his/her cessation of Eligible Employee status.

    Stock Purchase. Shares of Common Stock shall automatically be purchased on behalf of each Participant (other than Participants whose payroll deductions have previously been refunded in accordance with the Termination of Purchase Right provisions above) on the last U.S. business day of each purchase period. The purchase shall be effected as follows: first, each Participant's payroll deductions for that purchase period (together with any carryover deductions from the preceding purchase period) shall be converted from the currency in which paid by the Foreign Subsidiary into U.S. Dollars at the exchange rate in effect on the purchase date, and then the amount of U.S. Dollars calculated for each Participant on the basis of such exchange rate shall be applied to the purchase of whole shares of Common Stock (subject to the limitation on the maximum number of purchasable shares set forth above) at the purchase price in effect for such purchase period. At the discretion of the Plan Administrator, any payroll deductions not applied to such purchase because they are not sufficient to purchase a whole share shall either be (1) held for the purchase of Common Stock in the next purchase period; or (2) refunded to the Participant as soon as practicable. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant during the purchase period shall be promptly refunded to the Participant in the currency in which paid by the Foreign Subsidiary.

    Proration of Purchase Rights. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded to such Participant in the currency in which paid by the Foreign Subsidiary.

    Rights as Stockholder. A Participant shall have no stockholder rights with respect to the shares subject to his/her outstanding purchase right until the shares are actually purchased on the Participant's behalf in accordance with the applicable provisions of the Plan. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

        A Participant shall be entitled to receive, as soon as practicable after the end of each purchase period, a stock certificate (as evidenced by the appropriate entry on the books of Microchip or of a duly authorized transfer agent of Microchip) for the number of shares purchased on the Participant's behalf. Such certificate will be issued in "street name" for immediate deposit in a designated brokerage account. Until the stock certificate evidencing such Shares is issued no right to vote or receive dividends or any other rights as a stockholder shall exist. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued.

    Assignability. No purchase right granted under the Plan shall be assignable or transferable by the Participant other than by will or by the laws of descent and distribution following the Participant's death, and during the Participant's lifetime the purchase right shall be exercisable only by the Participant.

    Change in Ownership. Should any of the following transactions (a "Corporate Transaction") occur during the purchase period:

        (i)    a merger or other reorganization in which Microchip will not be the surviving corporation (other than a reorganization effected primarily to change the State in which Microchip is incorporated), or

        (ii)    a sale of all or substantially all of Microchip's assets in liquidation or dissolution of Microchip, or

        (iii)    a reverse merger in which Microchip is the surviving corporation but in which more than fifty percent (50%) of Microchip's outstanding voting stock is transferred to person or persons different from those who held the stock immediately prior to such merger, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to the effective date of such Corporate Transaction by applying the payroll deductions of each Participant for the purchase period in which such Corporate Transaction occurs to the purchase of whole shares of Common Stock at eighty-five percent (85%) of the lower of (i) the fair market value of the Common Stock on the start date of the purchase period in which such Corporate Transaction occurs or (ii) the fair market value of the Common Stock immediately prior to the effective date of such Corporate Transaction. Payroll deductions shall be converted from the currency in which paid by the Foreign Subsidiary into U.S. Dollars on the basis of the exchange rate in effect on the purchase date, and the applicable share limitation of Article VII shall continue to apply to each such purchase. Should Microchip sell or otherwise dispose of its ownership interest in any Foreign Subsidiary participating in the Plan, whether through merger or sale of all or substantially all of the assets or outstanding capital stock of that Foreign Subsidiary, then a similar exercise of outstanding purchase rights shall be effected immediately prior to the effective date of such disposition, but only to the extent those purchase rights are attributable to the employees of such Foreign Subsidiary.

    Microchip shall use its best efforts to provide at least ten (10) days advance written notice of the occurrence of any such Corporate Transaction, and the Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights in accordance with the applicable provisions of this Article VII.

VIII.    AMENDMENT AND TERMINATION

    The Plan has been established voluntarily by Microchip. The Microchip Board of Directors may alter, amend, suspend or discontinue the Plan with respect to one or more Foreign Subsidiaries following the end of any purchase period. The Microchip Board may also terminate the Plan in its entirety immediately following the end of any purchase period. In such event, no further purchase rights shall thereafter be granted or exercised, and no further payroll deductions shall thereafter be collected, under the Plan.

IX.    GENERAL PROVISIONS

    A.    The Plan shall become effective on the designated effective date for each Foreign Subsidiary, provided Microchip shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which shares of the Common Stock are listed and all other applicable requirements established by law or regulation.

    B.    The Plan shall terminate upon the earlier of (i) November 30, 2034 or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan.

    C.    All costs and expenses incurred in the administration of the Plan shall be paid by the Foreign Subsidiary.

    D.    Neither the action of Microchip or the Foreign Subsidiary in establishing the Plan, nor any action taken under the Plan by the Microchip Board or the Plan Administrator, nor any provision of the Plan itself shall constitute any form of employment contract, be construed so as to grant any person the right to remain in the employ of the Foreign Subsidiary for any period of specific duration, and except where expressly prohibited by applicable law such person's employment may be terminated at any time, with or without cause.

    E.    Participation in the Plan is voluntary and occasional and does not create any contractual or other right to participate in the Plan in the future, or benefits in lieu of participation in the Plan, even if the Participant has continually participated in the Plan in the past.

    F.    Participation in the Plan does not constitute normal or expected salary or compensation for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to past services for Microchip or the Foreign Subsidiary.

    G.    Microchip, Foreign Subsidiaries and the Plan Administrator must collect, use, and transfer personal data of Participants as described in this subsection in order to administer the Plan. By participating in the Plan, the Participant is consenting to the collection, transfer and use of personal data as generally described in this subsection except where requiring such consent is expressly prohibited by local law.

(i)Microchip and its Foreign Subsidiaries hold certain personal information about the Participant, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any Shares of Common Stock or directorships held in Microchip, details of all participation in the Plan or other entitlement to Shares, for the purpose of managing and administering the Plan (“Data”).

(ii)Microchip and/or its Foreign Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration, and management of Participant’s participation in the Plan, and that Microchip and/or its Foreign Subsidiaries may each further transfer Data to identified third parties assisting them in the implementation, administration, and management of the Plan (“Data Recipients”).

(iii)These Data Recipients may be located in Participant’s country of residence or elsewhere, such as the United States. By participating under this Plan, the Participant authorizes the Data Recipients to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing Participant’s participation in the Plan, including any transfer of such Data, as may be required for Plan administration and/or the subsequent holding of Shares on Participant’s behalf, to a broker or third party with whom the Shares acquired on purchase may be deposited.

(iv)Participant may, at any time, review the Data, request that any necessary amendments be made to it, or withdraw Participant’s consent herein in writing by contacting Microchip. Withdrawing consent may affect Participant’s ability to participate in the Plan.

MICROCHIP TECHNOLOGY INCORPORATED
2023 ANNUAL MEETING OF STOCKHOLDERS
Tuesday, August 22, 2023
9:00 a.m. Mountain Standard Time / Pacific Daylight Time

This Proxy is solicited on behalf of the Board of Directors 2023 ANNUAL MEETING OF STOCKHOLDERS
I (whether one or more of us) appoint Ganesh Moorthy and J. Eric Bjornholt, and each of them, each with full power of substitution and re-substitution, to be my Proxies. The Proxies may vote on my behalf, in accordance with my instructions, all of my shares entitled to vote at the 2023 Annual Meeting of Stockholders of Microchip Technology Incorporated and any adjournment(s) and postponement(s) of that meeting. The meeting is scheduled for Tuesday, August 22, 2023, at 9:00 a.m., Mountain Standard Time / Pacific Daylight Time, at Microchip's Chandler, Arizona facility at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199. The Proxies may vote on my behalf as if I were personally present at the meeting.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted (1) FOR the election of each of the director nominees; (2) FOR the approval of the amendment and restatement of our 2001 Employee Stock Purchase Plan; (3) FOR the approval of the amendment and restatement of our 1994 International Employee Stock Purchase Plan; (4) FOR the ratification of Ernst & Young LLP as Microchip's independent registered public accounting firm for the fiscal year ending March 31, 2024; (5) FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executives; (6) FOR the approval, on an advisory (non-binding) basis, of a frequency period of ONE YEAR regarding the frequency of holding an advisory vote on the compensation of our named executives; and (7) AGAINST the stockholder proposal requesting that our Board of Directors commission an independent third-party report, at reasonable expense and excluding proprietary information, on our due diligence process to determine whether our customers' use of our products contribute or are linked to violations of international law; and as my Proxies deem advisable on such other matters as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. The proposals described in the accompanying proxy statement, other than Proposal Seven, have been proposed by the Board of Directors.
IF VOTING BY MAIL, PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT!
Thank you in advance for participating in our 2023 Annual Meeting.
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

: INTERNET/MOBILE www.proxypush.com/mchp	( PHONE 1-866-883-3382	* MAIL
Use the internet to vote your proxy until 11:59 p.m. Eastern Time on August 21, 2023.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. Eastern Time on August 21, 2023.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors:
	01 Matthew W. Chapman	☐	For	☐	Against	☐	Abstain
	02 Karlton D. Johnson	☐	For	☐	Against	☐	Abstain
	03 Wade F. Meyercord	☐	For	☐	Against	☐	Abstain
	04 Ganesh Moorthy	☐	For	☐	Against	☐	Abstain
	05 Robert A. Rango	☐	For	☐	Against	☐	Abstain
	06 Karen M. Rapp	☐	For	☐	Against	☐	Abstain
	07 Steve Sanghi	☐	For	☐	Against	☐	Abstain

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5, and for a frequency period of ONE YEAR on proposal 6.

2.	Proposal to approve an amendment and restatement of our 2001 Employee Stock Purchase Plan to extend the term of the Plan by ten years to August 31, 2034.			☐	For	☐	Against	☐	Abstain
3.	Proposal to approve an amendment and restatement of our 1994 International Employee Stock Purchase Plan to extend the term of the Plan by ten years to November 30, 2034.			☐	For	☐	Against	☐	Abstain
4.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2024.			☐	For	☐	Against	☐	Abstain
5.	Proposal to approve, on an advisory (non-binding) basis, the compensation of our named executives.			☐	For	☐	Against	☐	Abstain
6.	Proposal to approve, on an advisory (non-binding) basis, the frequency period of the advisory executive compensation vote to be held every one, two, or three years.	☐	1 Year	☐	2 Years	☐	3 Years	☐	Abstain
The Board of Directors recommends you vote AGAINST proposal 7.

7.
Stockholder proposal requesting that our Board of Directors commission an independent third-party report, at reasonable expense and excluding proprietary information, on our due diligence process to determine whether our customers' use of our products contribute or are linked to violations of international law.
				☐	For	☐	Against	☐	Abstain

Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations must provide full name of corporation and title of authorized officer signing the Proxy.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.microchip.com/annual_reports